SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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THE KROGER CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

AND

2004 ANNUAL REPORT

FINANCIAL HIGHLIGHTS

(in millions except per share data and percentages)

Fiscal Year	2004 (1)	2003 (1)	Percent Change (2)
Sales	$56,434	$53,791	4.9%
Operating Profit	$847	$1,370	(38.2)%
Net earnings (loss) per share	$(0.14)	$0.41	N/A
Average shares used in calculation	736	754	(2.4)%
Net cash provided by operating activities	$2,330	$2,215	5.2%
Capital expenditures, excluding acquisitions and lease transactions	$1,615	$2,000	(19.3)%
Identical sales excluding strike effect (3)	$43,462	$42,338	2.7%
Identical sales excluding supermarket fuel and strike effect (3)	$41,428	$40,921	1.2%
Comparable store sales excluding strike effect (4)	$44,796	$43,428	3.2%
Comparable food store sales excluding supermarket fuel and strike effect (4)	$42,687	$41,993	1.7%

(1)	The results as presented were affected by certain income and expense items that fluctuated between periods, including the asset and goodwill impairment charges and the effect of labor disputes (Refer to our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the accompanying annual report beginning at page A-5).
(2)	The percent change calculations were based on the rounded numbers as presented.
(3)	The Company defines a food store as an identical store when the store has been in operation and has not been expanded or relocated for five full quarters. Annualized identical food store sales are calculated as a summation of four quarters of identical sales. The results exclude stores affected by labor disputes in southern California and West Virginia.
(4)	The Company defines a food store as a comparable store when the store has been in operation for five full quarters, including expansions and relocations. Annualized comparable food store sales are calculated as a summation of four quarters of comparable sales. The results exclude stores affected by labor disputes in southern California and West Virginia.

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(recycle graphic)  COVER PRINTED ON RECYCLED PAPER

Kroger

Kroger

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King Soopers
City Market
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Fry's Food & Drug Stores
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CALA Foods
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Owen's* "Where Fresh is Best!"
JayC Food Stores
Hilander

Gerbes Super Markets
Pay Less Super Markets
Food 4 Less
Foods Co.

FredMeyer
Fry's Marketplace
Kroger Marketplace
Smith's Marketplace

TurkeyHill
KwikShop
Loaf 'N Jug
QuikStop

TomThumb
Fred Meyer Jewelers "For All Those Special Times"
Littman Jewelers
Littman Jewelers · Barclay Jewelers
Barclay Jewelers

TO OUR FELLOW SHAREHOLDERS:

Fiscal 2004 was a year of mixed results for Kroger. Our Company confronted a variety of challenges that included intense price competition, aggressive supercenter expansion, the increasing fragmentation of retail formats, and rising health care and pension costs.

Kroger and our associates are meeting these challenges by working harder than ever to provide our customers with consistently high levels of service, selection and value. Whether it’s speeding up the checkout process, making sure our stores have the right products always in stock, or rewarding our best customers with special savings, we’re committed to making sure that everything we do, every decision we make, positively influences the way our customers feel about Kroger.

Our focus on placing the “customer first” resulted in identical food-store sales growth of 1.2%, excluding the effect of fuel and stores in southern California recovering from a labor dispute. This is well ahead of the results posted by many of our traditional supermarket competitors last year. More importantly, Kroger’s identical food-store sales have shown sequential improvement for seven of the past eight quarters. This performance is a clear sign that Kroger’s strategic focus on fulfilling the needs of our customers is generating positive results and helping to set Kroger apart from our competitors. Our outlook for 2005 reflects our confidence in this plan.

We were also pleased with Kroger’s improving trends in operating, general and administrative (OG&A) costs last year. This improvement resulted from our ongoing cost containment efforts and the leverage from our sales growth. We expect a reduction in our OG&A rate in 2005, particularly as we leverage increasing sales and cost reductions in key areas of our business.

Kroger’s strong sales performance, however, came at a cost as gross margin declined 97 basis points in 2004. Higher fuel sales that carry a low gross profit rate contributed to the decline. Other factors included Kroger’s continued investment in lower retail prices for our customers and our recovery efforts in southern California.

In 2005, Kroger is determined to maintain our sales momentum while improving earnings. We have taken a number of internal steps to better balance our gross profit investments with cost reductions. Our strategy contains many non-price elements, and our incentive plan for 2005 strongly motivates our divisions to execute broadly on these non-price elements.

One aspect of our gross margin that does please us is the continued progress we are making on shrink reduction—particularly in Grocery and Drug/General Merchandise. Across the Company, our associates are attacking shrink with a renewed focus and seeing meaningful improvement. We’re giving our department heads and other associates the tools they need to make good business decisions to reduce shrink and improve sales. We expect to deliver additional shrink savings in 2005.

SOUTHERN CALIFORNIA

In southern California, we continue working to rebuild our business following the 141-day labor dispute that ended in February 2004. Ralphs and Food 4 Less have faced one of the most challenging periods in their proud history. They have confronted a variety of obstacles—including promotional battles, personnel changes and morale issues—that would overwhelm many retailers. Yet our Ralphs and Food 4 Less teams have tackled every issue head-on.

Admittedly, our recovery in southern California has been slower than expected. Our identical food-store sales have not yet returned to pre-strike levels. However, we are making progress. We believe southern California is a great market for us and we have very strong franchises there. We have great confidence in both our associates in southern California and our business plan for that region. Both are keys to our success.

OPERATING REVIEW

For fiscal 2004, sales increased 4.9% to $56.4 billion. Kroger reported a net loss of $100.4 million, or $0.14 per share, compared to net earnings of $312.0 million, or $0.41 per diluted share, in fiscal 2003. Results for both years include certain items and the effect of labor disputes. Additional information is provided in the Notes to Consolidated Financial Statements contained in the accompanying annual report.

Despite the net loss in 2004, Kroger produced strong cash flow, enabling the Company to continue our “financial triple play” of reducing total debt by $392.6 million, repurchasing $318.7 million in stock, and investing $1.6 billion in capital projects.

During 2004, Kroger opened, expanded, relocated or acquired 111 food stores; remodeled 135 stores; and closed 79 stores, including 56 operational closings. Net square footage at food stores increased 1.2%. At the end of fiscal 2004, Kroger operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 2,532 supermarkets and multi-department stores under nearly two dozen banners; 795 convenience stores; 436 fine jewelry stores; 536 supermarket fuel centers; and 42 food processing plants.

PROGRESS IN LABOR RELATIONS

In 2004, Kroger and the United Food & Commercial Workers Union (UFCW) reached agreement on major contracts covering more than 97,000 associates. In each case, Kroger continued to make progress toward our goal of labor cost competitiveness. These new agreements contained a variety of measures—including modest cost sharing by our associates for health care benefits and limits on cost increases in health care plans—to bring our labor costs more in line with our competition.

We continue to be committed to achieving a cost structure that enables us to grow our business and create good jobs, while providing our associates with competitive wages and benefits. Challenges remain in this area, and we will continue to address those issues during negotiations on a market-by-market basis.

FOCUS ON OUR CUSTOMERS

Kroger’s growth strategy is squarely focused on consistently meeting the needs of our customers through improved value, selection and service. We are targeting the areas of our business that our customers have told us are most important to them.

One way Kroger is delivering additional value is through our customer loyalty program. Over several years, we have accumulated a substantial volume of consumer data through our loyalty cards. In fact, with 40% of all U.S. households holding one of our shopper cards, Kroger today boasts one of the largest retail customer databases in America. This data provides us with valuable insight into our customers’ shopping behaviors. Our partnership with dunnhumby, the data analysis firm from the United Kingdom, is the key to unlocking that insight and creating value for our customers and our Company. This unique partnership allows Kroger to segment our customer base and design customized offerings that speak to the individual needs of each segment. It also gives us the tools to target our promotional dollars and pricing investments toward our most profitable customers. Although we are in the early stages of utilizing this partnership to enhance both the volume and profitability of our business, it is clear that customer data analysis is enormously important to Kroger’s future.

But valuable savings and low prices are just one of the key components to Kroger’s strategy. Our customers also tell us that having a wide selection of products in stock—ranging from organics and natural foods to kitchen gadgets and seasonal merchandise—is an important reason they shop with us. In response to customers’ growing appetite for innovative foods sold under our own brands, Kroger last year introduced 765 new items ranging from our Private Selection® specialty meats and cheeses to diet colas under the “Big K” brand. Today we offer approximately 8,000 private-label products, most of which are made in one of our own 42 manufacturing facilities. Customers are increasingly recognizing the quality and value of our private-label lineup. At year-end, Kroger’s private-label brands comprised 24.6% of all grocery dollar sales.

Our entire team—buyers, category managers, store associates, information systems, logistics, manufacturers and direct-store delivery vendors—is working together to ensure our stores are in stock every day on the items our customers buy most.

At a time when competition among food retailers is tougher than ever, great customer service—another key element of Kroger’s strategy—has never been more important. That’s why we’re investing in additional training and development for associates, especially the team leaders in our stores. We’re giving associates at every level of the organization the tools and support they need to be successful.

BUSINESS OUTLOOK FOR 2005

Kroger enters 2005 with improving sales momentum and a clear strategic vision. We are improving customer traffic in our stores, and selling more to the customers who already are there. Our innovative merchandising programs and industry-leading corporate brands are gaining momentum. Our entire organization is doing a better job of managing costs and improving productivity. These cost savings can be reinvested in our business in ways that will benefit our customers. And we have the financial resources necessary to continue building our business for the future.

In 2005, the successful execution of our strategy will be clearly evident in Kroger’s financial performance. We expect net earnings for 2005 to exceed $1.21 per fully diluted share. Our projected earnings growth will be fueled by substantial improvement in our southern California operations, growth in the balance of the Company, share repurchase, and lower interest expense. We also expect identical food-store sales, excluding fuel, to grow more than 2.0%.

COMMUNITY ACTIVITIES

Kroger understands the importance of investing in the communities where our customers and associates live and work. In 2004, the Company—through its associates, customers, foundations and operating divisions— contributed nearly $126 million to local communities and non-profits as part of our “Neighbor to Neighbor” charitable giving program.

Kroger’s charitable giving focuses on five key areas: hunger relief; K-12 education; advancement of women and minorities; women’s health; and grassroots service organizations. Among the programs that Kroger sponsored last year:

•	Our divisions work closely with more than 40 regional food banks affiliated with America’s Second Harvest, the nation’s largest domestic hunger relief organization. Last year, the Company donated 28 million pounds of food valued at $43 million. This ranks as the largest donation in Kroger’s history.

•	Our divisions contributed more than $17 million to local schools and educational initiatives through cash and product donations, foundation grants, and discounted gift certificates and rebate programs. This fundraising program is Kroger’s largest community activity, with more than 25,000 schools and other organizations in Kroger markets participating.

•	Employee donations and in-store fundraising generated $24 million in contributions to support local campaigns that included breast cancer research, the United Negro College Fund, disaster relief agencies and children’s hospitals.

•	Approximately 1,800 grants totaling $5.0 million were awarded in 2004 by The Kroger Co. Foundation, Ralphs/Food 4 Less Foundation and the Fred Meyer Foundation. Grants are made to organizations located in communities where the Company has operations.

•	Kroger raised $1.7 million from customers and associates to help victims of the tsunami in southern Asia and eastern Africa. Customer donations were accepted at more than 3,300 stores. The Company’s three foundations matched our associates’ contributions, bringing Kroger’s total support to nearly $2 million. All of the money collected was contributed to the American Red Cross International Response Fund in support of tsunami relief efforts.

Each year Kroger recognizes associates who have made outstanding contributions to their communities. We congratulate the winners of the Kroger Community Service Award for 2004:

Felix Turner, Atlanta Division

Stacy Burris, Central Division

Yvonne Steinhauer, Cincinnati/Dayton Division

T.J. Reece, City Market

Natasha Yancey, Delta Division

Anne Scuitte, Dillon Stores

Robin Wiley, Food 4 Less

Darrell Murphy, Fred Meyer

Jaime Conkel, Fry’s

Karen Henry, Great Lakes Division

John Burt, Jay C Food Stores

JoAnn Kidd, King Soopers

Paul Marretti, Mid-Atlantic Division

Becky Thomas, Mid-South Division

Ron Buell, QFC

Erin Alberty, Ralphs

Betty Lou Lawson, Smith’s

Store 747 in Sulphur, Louisiana, Southwest Division

Margaret Beatty, Winchester Farms Dairy

Kenetha Bryant, Country Oven Bakery

Gary Dryer, State Ave.

Vicky Ledford, Layton Dairy

Garry Cutright, General Office

PROMOTIONS & RETIREMENTS

Over the past year, Kroger announced several executive promotions at the corporate and divisional levels. Donald E. Becker was promoted to Executive Vice President, with responsibility for Kroger’s overall merchandising. He previously served as Senior Vice President, overseeing six retail operating divisions. John Burgon was promoted to Senior Vice President, overseeing five operating divisions. He previously led our Ralphs Grocery Company and King Soopers divisions. Jon C. Flora was promoted to Senior Vice President, with responsibility for several retail operating divisions. Mr. Flora previously served as President of Kroger’s Great Lakes division. Paul Scutt was promoted to

Senior Vice President of the Company. Mr. Scutt, who had served as Group Vice President of retail operations, continues to be responsible for identifying and coordinating “best practices” at the Company’s 2,532 food stores. Mike Ellis was promoted to Group Vice President of Grocery, Drug/General Merchandise and Pharmacy Merchandising and Procurement. He previously served as Senior Vice President, Food Group, for Fred Meyer Stores.

Dave Hirz was promoted to President of Ralphs after having served for six years as President of Food 4 Less, the Company’s price-impact warehouse division. Jay A. Cummins was promoted to President of Food 4 Less. Prior to his promotion, he served as Group Vice President and General Manager of Food 4 Less’ Midwest division in the Chicago area. Bruce A. Macaulay was promoted to President of the Great Lakes division, based in Columbus. Mr. Macaulay previously served as Group Vice President of Grocery/Drug/General Merchandise/Pharmacy Merchandising and Procurement at Kroger’s corporate office in Cincinnati. Geoffrey J. Covert was promoted to President of the Cincinnati/Dayton division. He has held several positions with Kroger, including Vice President of Grocery Products, Group Vice President and President of Kroger manufacturing, and Senior Vice President.

Joseph A. Pichler, who helped guide Kroger through a financial restructuring in 1988 and a decade later engineered the largest merger in our history, retired last June as Chairman after 24 years of service. Mr. Pichler devoted his career at Kroger to building on the organization’s strengths and positioning the Company for a bright, successful future.

On behalf of the entire Company, we also extend our thanks and congratulations to: Bob Zincke, Executive Vice President, who retired last fall after a distinguished 40-year career with the Company; Robert J. Hodge, President of the Cincinnati/Dayton division, who retired in January after 40 years; and Cleve Gorman, Vice President of Enterprise Systems, who retired in February after 46 years with Kroger. We are grateful to these executives for their dedication, expertise and integrity.

DELIVERING IMPROVED SERVICE, SELECTION AND VALUE

We are delighted with the progress we have made and the plan we have in place for 2005. Kroger enters this year with the strongest sales momentum in several years. Our identical food-store sales are growing faster than many of our traditional supermarket competitors’—an indication that we are improving the service, selection, and value experiences that our associates deliver to our customers. As a result, Kroger will drive sustainable, profitable sales growth and create value for our shareholders in 2005 and beyond.

None of this would be possible without the unwavering commitment of our 289,000 associates. They are the key to our future, and we are thankful for their continued support.

Chairman of the Board and Chief Executive Officer

NOTICE oF ANNUAL MEETING oF SHAREHOLDERS

Cincinnati, Ohio, May 16, 2005

To All Shareholders

of The Kroger Co.:

The annual meeting of shareholders of The Kroger Co. will be held at the MUSIC HALL BALLROOM, MUSIC HALL, 1243 Elm Street, Cincinnati, Ohio, on June 23, 2005, at 11 A.M., E.D.T., for the following purposes:

1.	To elect five directors to serve until the annual meeting of shareholders in 2008, or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to approve the 2005 Long-Term Incentive Plan;

3.	To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 2005;

4.	To act upon three shareholder proposals, if properly presented at the annual meeting; and

5.	To transact such other business as may properly be brought before the meeting;

all as set forth in the Proxy Statement accompanying this Notice. Holders of common shares of record at the close of business on April 25, 2005 will be entitled to vote at the meeting.

ATTENDANCE

Only shareholders and persons holding proxies from shareholders may attend the meeting. Please bring to the meeting the admission ticket that is attached to the proxy card.

If your shares are held in the name of a broker, trust, bank, or other nominee, please bring a proxy or letter from that broker, trust, bank or nominee confirming that you are the beneficial owner of those shares. The left side portion of the voting instruction form that you receive from your broker will serve as your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR TELEPHONE, OR SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website (www.kroger.com) at 11 a.m., E.D.T.

By order of the Board of Directors,

Paul W. Heldman, Secretary

PROXY STATEMENT

Cincinnati, Ohio, May 16, 2005

The accompanying proxy is solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $10,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails and electronic media including the Internet.

David B. Dillon, Steven R. Rogel, and John T. LaMacchia, all of whom are directors of the Company, have been named members of the Proxy Committee.

The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on May 16, 2005.

As of the close of business on April 25, 2005, the Company’s outstanding voting securities consisted of 727,823,227 shares of common stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company, not less than 48 hours before the time fixed for the meeting, that the shareholder intends to cumulate votes for the election of directors, and if an announcement of the giving of that notice is made by or on behalf of the shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder will have the right to cumulate votes at the election. If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to the number of directors being elected times the number of shares held on the record date for a single nominee or divide them among nominees in full votes in any manner. Any vote ‘‘FOR’’ the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes, as the Proxy Committee determines, if cumulative voting is requested.

The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows:

•	The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on that proposal.

•	The 2005 Long-Term Incentive Plan is to be approved by a majority of the shares participating in the voting. Therefore, broker non-votes and abstentions will have no effect on that proposal.

•	Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on the proposal.

•	The affirmative vote of at least 75% of shares outstanding is required to adopt the shareholder proposal seeking to amend the Company’s Regulations. Proxies will be voted AGAINST the resolution unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have the same effect as votes against the proposal.

•	The affirmative vote of a majority of shares participating in the voting on the other shareholder proposals is required for adoption. Proxies will be voted AGAINST the proposals unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned. Abstentions and broker non-votes will have no effect on these proposals.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS

(ITEM NO. 1)

The Board of Directors, as now authorized, consists of 14 members divided into three classes. Five directors are to be elected at the annual meeting to serve until the annual meeting in 2008, or until their successors have been elected by the shareholders or by the Board of Directors pursuant to the Company’s Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following persons:

Name	Professional Occupation (1)	Age	Director Since

NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 2008
Robert D. Beyer	Mr. Beyer is President of Trust Company of the West, an investment management firm, where he has been employed since 1995. From 1991 to 1995, he was the co-Chief Executive Officer of Crescent Capital Corporation, which was acquired by TCW in 1995. Mr. Beyer is also a member of the Board of Directors of Trust Company of the West, and its ultimate parent, Société Générale Asset Management. He is chair of the Financial Policy Committee and a member of the Audit Committee.	45	1999

John T. LaMacchia	Mr. LaMacchia is Chairman of the Board of Tellme Networks, Inc., a provider of voice application networks. From September 2001 through December 2004 he was also Chief Executive Officer of Tellme Networks. From October 1993 through February 1999, Mr. LaMacchia was President and Chief Executive Officer of Cincinnati Bell Inc. From May 1999 to May 2000 he was Chief Executive Officer of CellNet Data Systems, Inc., a provider of wireless data communications. Mr. LaMacchia is a director of Tellme Networks, Inc. and Burlington Resources, Inc. He is chair of the Compensation Committee and a member of the Corporate Governance Committee.	63	1990

Edward M. Liddy	Mr. Liddy is Chairman of the Board, President and Chief Executive Officer of The Allstate Corporation, the parent of Allstate Insurance Company, a personal lines insurance company. Prior to this, he was President and Chief Operating Officer of The Allstate Corporation from 1995-1998 and Senior Vice President and Chief Financial Officer of Sears, Roebuck and Co., where he held a variety of senior operating and financial positions since 1988. Mr. Liddy is a director of The Allstate Corporation, 3M Company, and The Goldman Sachs Group Inc. He is vice chair of the Corporate Governance Committee and a member of the Financial Policy Committee.	59	1996

Name	Professional Occupation (1)	Age	Director Since

Katherine D. Ortega	Ms. Ortega served as an Alternate Representative of the United States to the 45th General Assembly of the United Nations in 1990-1991. Prior to that, she served as Treasurer of the United States. Ms. Ortega is a director of Rayonier Inc., Washington Mutual Investors Fund and JPMorgan Value Opportunities Fund, and Trustee of the American Funds Tax Exempt Series I. She is chair of the Social Responsibility Committee and a member of the Corporate Governance Committee.	70	1992

Bobby S. Shackouls	Mr. Shackouls has been Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He has been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is vice chair of the Audit and Compensation Committees.	54	1999

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2007
John L. Clendenin	Mr. Clendenin is Chairman Emeritus of BellSouth Corporation, a holding company with subsidiaries in the telecommunications business. From January 1984 through December 1996 he was its Chairman of the Board and Chief Executive Officer. Mr. Clendenin is a director of Equifax Incorporated, Coca Cola Enterprises, Inc., The Home Depot, Inc., Powerwave Technologies, Inc., and Acuity Brands, Inc. He is a member of the Compensation and Corporate Governance Committees.	70	1986

David B. Dillon	Mr. Dillon was elected Chairman of the Board of Kroger in 2004, Chief Executive Officer in 2003, and President and Chief Operating Officer in 2000. He served as President in 1999, and as President and Chief Operating Officer from 1995-1999. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and President of Dillon Companies, Inc. in 1986. He is a director of Convergys Corporation.	54	1995

David B. Lewis	Mr. Lewis is Chairman, President and Chief Executive Officer of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C. and Seattle. He is a director of H&R Block and Lewis & Thompson Agency, Inc. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc. and Comerica, Inc. He is chair of the Audit Committee and vice chair of the Social Responsibility Committee.	60	2002

Name	Professional Occupation (1)	Age	Director Since
Susan M. Phillips	Dr. Phillips is Dean and Professor of Finance at The George Washington University School of Business, a position she has held since 1998. She was a member of the Board of Governors of the Federal Reserve System from December 1991 though June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange and the Chicago Futures Exchange. Dr. Phillips is a member of the Financial Policy and Social Responsibility Committees.	60	2003

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 2006
Reuben V. Anderson	Mr. Anderson is a member in the Jackson, Mississippi, office of Phelps Dunbar, a regional law firm based in New Orleans. Prior to joining this law firm, he was a justice of the Supreme Court of Mississippi. Mr. Anderson is a director of Trustmark National Bank, BellSouth Corporation, and Burlington Resources Inc. He is a member of the Audit and Social Responsibility Committees.	62	1991

Don W. McGeorge	Mr. McGeorge was elected President and Chief Operating Officer of Kroger in 2003. Before that he was elected Executive Vice President in 2000 and Senior Vice President in 1997.	50	2003

W. Rodney McMullen	Mr. McMullen was elected Vice Chairman of Kroger in 2003. Before that he was elected Executive Vice President in 1999 and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.	44	2003

Clyde R. Moore	Mr. Moore is the Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services. Prior to that, he served as President and Chief Executive Officer of Thomas & Betts Corporation, a manufacturer of electrical and electronic components from 1997-2000. Mr. Moore is a director of First Service Networks. He is a member of the Audit and Social Responsibility Committees.	51	1997

Name	Professional Occupation (1)	Age	Director Since
Steven R. Rogel	Mr. Rogel was elected Chairman of the Board of Weyerhaeuser Company in 1999 and has been President and Chief Executive Officer and a director thereof since December 1997. Before that time he was Chief Executive Officer, President and a director of Willamette Industries, Inc. Mr. Rogel served as Chief Operating Officer of Willamette Industries, Inc. until October 1995 and, before that time, as an executive and group vice president for more than five years. He is a director of Weyerhaeuser Company and Union Pacific Corporation. Mr. Rogel has been appointed by the Board to serve as Lead Director. He is chair of the Corporate Governance Committee and a member of the Financial Policy Committee.	62	1999

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS’ COMPENSATION

Each non-employee member of the Board receives an annual retainer of $75,000; the chair of each committee receives an additional annual retainer of $12,000; and the members of the audit committee and the director who is designated as “Lead Director” receive an additional annual retainer of $10,000. Each director also receives annually an award of 2,500 shares of restricted stock and 5,000 non-qualified stock options.

Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for outside directors at a cost to the Company in 2004 of $114 per director. The Company also provided a major medical plan for outside directors first elected to the Board prior to July 17, 1997. No medical benefits are provided to outside directors first elected after that date.

The Company has an unfunded retirement program for outside directors first elected to the Board prior to July 17, 1997. Under that plan, the retirement benefit is the average compensation for the five calendar years preceding retirement. Covered directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter, up to a maximum 100%. Benefits for covered directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later. The Board has adopted no retirement plan for directors newly elected after July 17, 1997.

The Company maintains a non-qualified deferred compensation plan in which all outside directors are eligible to participate. Participants may defer up to 100% of their cash compensation each year, and may elect from one or both of two different alternatives. In the first alternative, compensation deferred during a deferral year bears interest at the per annum rate determined by the Board prior to the beginning of the deferral year to equal the Company’s cost of ten year debt. In the second alternative, deferred compensation is deemed to be credited in “phantom” stock accounts and the amounts in such accounts fluctuate with the price of Kroger common stock. In both cases, deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time a deferral election is made.

COMMITTEES OF THE BOARD

The Board of Directors has a number of standing committees including Audit, Compensation, and Corporate Governance Committees. All standing committees are composed exclusively of independent directors. During 2004, the Audit Committee met eight times, the Compensation Committee met four times, and the Corporate Governance Committee met two times. Committee memberships are shown on pages 8 through 11 of this Proxy Statement. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter set forth as Appendix 1 to this Proxy Statement and selects the Company’s independent accountants. The Compensation Committee recommends for determination by the Board the compensation of the Chief Executive Officer and determines the compensation of the Company’s other senior management and administers certain stock option programs. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board.

The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations relating to the Company’s annual meeting in June 2006, together with a description of the proposed nominee’s qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company’s executive offices not later than January 16, 2006. Shareholders who desire to submit a candidate for director should send the name of the proposed candidate, along with information regarding the proposed candidate’s background and experience, to the attention of the Company’s Secretary at the Company’s executive offices. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

•	Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law and government;

•	Highest standards of personal character and conduct;

•	Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings including review of all meeting materials provided in advance of the meeting; and

•	Ability to understand the perspectives of the Company’s customers, taking into consideration the diversity of the Company’s customers including regional and geographic differences.

The Corporate Governance Committee typically recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. The Committee has retained an outside search firm to assist in identifying and recruiting Board candidates who meet the criteria established by the Committee.

CORPORATE GOVERNANCE

The Board of Directors has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation and Corporate Governance Committees and the other committees of the Board of Directors, are available on the Company’s website at www.kroger.com. Shareholders may obtain a copy of the Guidelines by making a written request to the Company’s Secretary at the Company’s executive offices.

INDEPENDENCE

The Board of Directors has determined that all of the directors, with the exception of Messrs. Dillon, McGeorge and McMullen, have no material relationships with the Company and therefore are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with the Company. After reviewing the information, the Board determined that all of the non-employee directors were independent because (i) they all satisfied the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, (ii) they all satisfied the criteria for independence set forth in Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual, and (iii) other than business transactions between the Company and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the New York Stock Exchange listing standards, none had any relationships with the Company except for those arising directly from their performance of services as a director for the Company.

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AUDIT COMMITTEE EXPERTISE

The Board of Directors has determined that Robert D. Beyer and David B. Lewis, both independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards.

CODE OF ETHICS

The Board of Directors has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and members of the Board of Directors, including its principal executive, financial and accounting officers. The Policy is available on the Company’s website at www.kroger.com. Shareholders may obtain a copy of the Policy by making a written request to the Company’s Secretary at the Company’s executive offices.

SHAREHOLDER COMMUNICATIONS WITH BOARD

The Board has established two separate mechanisms for shareholders to communicate with the Board. Any shareholder who has concerns regarding accounting, improper use of Company assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee.

Shareholders also may communicate with the Board in writing directed to the Company’s Secretary at the Company’s executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or the ordinary business operations of the Company or seeking to do business with the Company, will be forwarded to the business unit of the Company that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the Corporate Governance Committee or the entire Board.

ATTENDANCE

The Board of Directors met seven times in 2004. During 2004, all incumbent directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which that director was a member. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All members of the Board attended last year’s annual meeting.

COMPENSATION oF EXECUTIVE OFFICERS

SUMMARY COMPENSATION

The following table shows the compensation for the past three years of the Chief Executive Officer, each of the Company’s four most highly compensated executive officers excluding the Chief Executive Officer, and one additional former executive officer (the “named executive officers”):

SUMMARY COMPENSATION TABLE
		Annual Compensation						Long-Term Compensation
								Awards			Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options/ SARs (#)	LTIP Payouts ($)		All Other Compensation ($)
						(1)		(2)		(3)	(4)		(5)
David B. Dillon Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	1,083,974 880,062 675,385	$ $ $	736,361 244,962 71,280	$ $ $	33,900 21,622 19,303	$ $	— 2,517,000 666,768	300,000 — 315,000	$	— — 449,200	$ $ $	52,256 28,575 24,479

W. Rodney McMullen Vice Chairman	2004 2003 2002	$ $ $	772,647 704,077 618,846	$ $ $	468,979 181,865 59,400	$ $ $	10,469 8,614 7,661	$ $	— 1,678,000 2,610,880	75,000 — 225,000	$	— — 449,200	$ $ $	18,341 14,333 12,096

Don W. McGeorge President and Chief Operating Officer	2004 2003 2002	$ $ $	772,647 681,462 561,539	$ $ $	468,979 176,298 53,460	$ $ $	24,834 16,480 15,385	$ $	— 1,678,000 553,996	75,000 — 225,000	$	— — 449,200	$ $ $	35,155 23,509 20,754

Michael S. Heschel Executive Vice President and Chief Information Officer	2004 2003 2002	$ $ $	599,692 578,077 561,539	$ $ $	297,940 130,275 53,460	$ $ $	55,401 44,244 43,486	$ $	— 419,500 953,996	45,000 — 135,000	$	— — 449,200	$ $ $	84,310 68,183 54,585

Paul W. Heldman Senior Vice President, Secretary and General Counsel	2004 2003 2002	$ $ $	617,808 567,739 506,538	$ $ $	275,870 116,913 44,626	$ $ $	19,577 14,934 13,377	$ $	— 671,200 1,001,220	40,000 — 120,000	$	— — 336,900	$ $ $	27,698 21,007 17,690

Joseph A. Pichler Former Chairman	2004 2003 2002	$ $ $	775,000 1,300,000 1,288,462	$ $ $	464,204 422,188 173,250	$ $ $	97,159 63,404 97,771	$	— 2,256,000 —	— — 600,000	$	— — 2,246,000	$ $ $	289,578 93,245 136,723

(1)	These amounts include reimbursement for the tax effects of the payment of certain premiums on a policy of life insurance, reimbursement for the tax effects of participation in a non-qualified retirement plan, and the value of financial planning services. Although historically the above totals have not included the amount of financial planning services since such amount does not reach the threshold level for disclosure provided in the SEC’s rules, this year the Company included the amount of financial planning services and recalculated the above totals for 2002 and 2003 to add such amount in the interest of disclosing all perquisites of any meaningful value. For 2004, the amounts included for financial planning services were $3,400, $0, $1,900, $4,500, $2,739 and $4,500, respectively, for Messrs. Dillon, McMullen, McGeorge, Heschel, Heldman and Pichler. Excluded from these totals is income imputed to the named executive officer when accompanied on Company aircraft during business travel by non-business travelers. These amounts for 2004, calculated using the applicable terminal charge and Standard Industry Fare Level (SIFL) mileage rates, were $6,340 and $1,353 for Mr. Dillon and Mr. Heschel, respectively. Separately, the Company requires that officers who make personal use of Company aircraft must reimburse the Company for the full amount of the variable cost associated with the operation of the aircraft on such flights.

(2)	Messrs. Dillon, McMullen, McGeorge, Heschel, Heldman and Pichler had 157,370, 116,109, 112,281, 0, 87,000 and 0 shares outstanding, respectively, at January 29, 2005. These shares had an aggregate value of $2,713,059, $2,001,719, $1,935,724, $0, $1,499,880 and $0, respectively, based on the market price of the Company’s common stock on January 29, 2005. The restrictions on the shares awarded to Mr. Dillon lapse as to 82,370 shares in 2005, and 75,000 shares in 2006. The restrictions on the shares awarded to Mr. McMullen lapse as to 66,109 shares in 2005, and 50,000 shares in 2006. The restrictions on the shares awarded to Mr. McGeorge lapse as to 62,281 shares in 2005, and 50,000 shares in 2006. The restrictions on the shares awarded to Mr. Heldman lapse as to 67,000 shares in 2005, and 20,000 shares in 2006. Dividends, as and when declared, are payable on these shares.

(3)	Represents options granted during the respective fiscal year. As to 2002 and 2004, these options vest over five years. No options were granted to the named executive officers during 2003. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights (‘‘SARs’’) were granted in any of the three years presented.

(4)	These amounts represent the value of restricted stock that vested during the period presented, previously reported as Long-Term Compensation Awards. All amounts reflect awards earned because the synergy savings budgeted for the year to be obtained from the Fred Meyer merger were achieved.

(5)	For 2004, these amounts include the Company’s matching contribution under The Kroger Co. Savings Plan in the amount of $1,323, $1,326, $0, $572, $1,430, and $323, respectively, for Messrs. Dillon, McMullen, McGeorge, Heschel, Heldman and Pichler, and reimbursement of certain premiums for policies of life insurance in the amounts of $50,993, $17,015, $35,155, $83,738, $26,268, and $157,771, respectively, for Messrs. Dillon, McMullen, McGeorge, Heschel, Heldman and Pichler. For 2004, this amount for Mr. Pichler includes a consulting fee in the amount of $131,484 for consulting services provided to the Company after his retirement effective as of September 4, 2004 until January 29, 2005 pursuant to a consulting arrangement described on page 25 of this Proxy Statement. The matching contribution and the insurance reimbursements described above were recalculated for 2002 and 2003 to reflect these amounts on a fiscal year basis.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS

The Company has in effect employee stock option plans pursuant to which options to purchase common stock of the Company are granted to officers and other employees of the Company and its subsidiaries. The following table shows option grants in fiscal year 2004 to the named executive officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options/SAR Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	0%	5%	10%
David B. Dillon	300,000	4.49%	$17.31	5/6/2014	$0	$3,265,850	$8,276,305
W. Rodney McMullen	75,000	1.12%	$17.31	5/6/2014	$0	$816,462	$2,069,076
Don McGeorge	75,000	1.12%	$17.31	5/6/2014	$0	$816,462	$2,069,076
Michael S. Heschel	45,000	0.67%	$17.31	5/6/2014	$0	$489,877	$1,241,446
Paul W. Heldman	40,000	0.60%	$17.31	5/6/2014	$0	$435,447	$1,103,507
Joseph A. Pichler	0	—	—	—	$0	—	—

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES

The following table shows information concerning the exercise of stock options during fiscal year 2004 by each of the named executive officers and the fiscal year-end value of unexercised options:

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES TABLE
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at F/Y End (1) (#)	Value of Unexercised In-the-Money Options/SARs at F/Y End (1) ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
David B. Dillon	0	$0	590,000/707,000	$2,074,073/$336,924
W. Rodney McMullen	0	$0	405,000/365,000	$1,218,183/$240,660
Don McGeorge	0	$0	385,500/357,500	$901,750/$240,660
Michael S. Heschel	0	$0	534,000/0	$641,096/$0
Paul W. Heldman	50,000	$523,750	320,666/219,834	$1,209,743/$136,968
Joseph A. Pichler	108,000	$1,222,020	1,140,000/650,000	$2,802,473/$594,372

(1)	No SARs were granted or outstanding during the fiscal year.

COMPENSATION COMMITTEE REPORT

This report is furnished by the Compensation Committee, which is composed exclusively of directors who meet the independence standards adopted by the New York Stock Exchange. The Compensation Committee is responsible for the approval and administration of the base salary level and annual bonus compensation programs, as well as the equity incentive program for executive officers.

The Company’s compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to:

•	be competitive in total compensation;

•	include, as part of total compensation, opportunities for equity ownership;

•	use incentives that offer more than competitive compensation when the Company achieves superior results; and

•	base incentive payments, or annual bonus, on adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”); on sales results; on achievement of strategic initiatives and on the extent to which the sales and EBITDA results of designated capital projects exceed a minimum threshold established for those projects.

The Company’s cash compensation package for its executive, management, and some hourly employees, consists of two components: (1) base salary, and (2) annual performance-based bonuses. The Company also provides stock based equity incentive grants to executives, management, and some hourly employees as a means to drive long-term performance and promote ownership in the Company.

In determining compensation levels the Committee considers salary and bonus levels that will attract and retain qualified executives when combined with the other components of the Company’s compensation programs including long-term stock based equity grants. In addition to the bonus program, the Committee also considers other programs that incorporate performance objectives, the achievement of which should contribute to long-term shareholder value. The Committee establishes salaries for executive officers that generally are at or above the median compensation paid by competitors for comparable positions (where data for comparable positions are available) with a bonus potential that, if the bonus plan goals are realized, would cause their total cash compensation to be above the median, in the third quartile.

The Company’s philosophy for granting equity incentive awards is based on the principles of encouraging key employees to remain with the Company and to encourage ownership in the Company. Stock based equity grants reinforce a long-term interest in the Company’s overall performance and incentify those executive officers to manage with a view toward maximizing long-term shareholder value.

In each of the last several years the Committee has engaged a compensation consultant from Mercer Human Resource Consulting, an executive compensation consulting firm, to perform competitive peer analysis and to determine whether the compensation of the executive officers actually met the Company’s compensation philosophy. In conjunction with the Company, Mercer Human Resource Consulting identified a group of peer retail companies, based primarily on similarity of lines of business, against which officer compensation is measured. Mercer Human Resource Consulting concluded that the total compensation of the executive officers was at or near the median of the peer companies.

BASE SALARY

The salaries of the executive officers are determined by evaluating both the most recent comparative peer data available and each officer’s role and responsibilities. Individual salaries are reviewed annually and salary increases are based on the Company’s overall performance and the executive’s performance, role and contribution.

ANNUAL BONUSES

A large percentage of employees at all levels of the Company, including the executive officers, are eligible to receive a performance-based bonus based on Company or unit performance. The Board establishes a bonus potential for the Chief Executive Officer, and the Committee establishes bonus potentials for the other officers based on the level within the organization. Actual payouts, which can exceed 100% of the potential amounts, represent the extent to which performance exceeds the thresholds established by the Committee.

At the Committee’s March 15, 2005 meeting, the Committee discussed bonus payments to the executive officers and considered the performance of the Company as compared to the goals that the Committee established for the 2004 plan year. Based on the Company’s performance, the Committee determined that the Company (i) had not achieved its EBITDA objective, (ii) had partially achieved its sales objective, and (iii) had substantially achieved its objective for development of strategic plans. As a result, the Committee determined that the officers had earned 55.174% of their bonus potentials, the same percentage applicable to all other eligible employees participating in the corporate bonus plan, based on the extent to which the Company achieved the 2004 bonus objectives established by the Committee.

EQUITY BASED COMPENSATION GRANTS

Awards based on the Company’s common stock are granted annually to the officers and a large number of employees throughout the Company. In 2004, the Company granted 6,678,052 stock options to approximately 13,719 employees, including the executive officers, under the 2002 Long-Term Incentive Plan. The options permit the holder to purchase Kroger common stock at an option price equal to the trading price of Kroger common stock on the date of the grant. The 2002 Plan also provides for the award of restricted stock, and during fiscal year 2004 the Company awarded 236,975 shares to 179 employees, including some of the executive officers, none of whom were the named executive officers.

The Committee’s philosophy in granting stock-based compensation is to increase ownership in the Company and to give executive officers an incentive to manage with a view toward maximizing long-term shareholder value. These grants provide incentive for the creation of shareholder value since the full benefit of the grant to each executive officer can only be realized with an appreciation in the price of the Company’s common stock.

In determining the total amount to be granted annually to the executive officers, the Committee considers the amount of equity compensation grants already held by the recipient, dilution, the number of shares of common stock outstanding, the level within the organization, the size of equity grants made to the recipient in prior years, practices at peer companies for comparable positions, and the performance of the Company during the immediately preceding year. The grants in 2004 to all employees represented approximately 0.9% of shares outstanding at fiscal year end.

CHIEF EXECUTIVE OFFICER’S COMPENSATION

The Chief Executive Officer’s compensation is determined annually by the Board of Directors after a review and recommendation by the Committee. In making its recommendation, the Committee considered internal equity and competitor salary data, including data for most of the companies identified in the peer group shown on the performance graph (See p. 22). Based on these factors, the Board established Mr. Dillon’s 2004 base salary effective April 24, 2004, at $1,100,000, which represents an increase of ten percent from his 2003 salary level. This placed Mr. Dillon’s salary below the median of competitor companies of similar size and complexity as Kroger, as reviewed by Mercer Human Resource Consulting. A substantial portion of Mr. Dillon’s increase in 2004 was due to his assumption of additional responsibilities as Chairman of the Board.

The Board established Mr. Dillon’s bonus potential effective April 24, 2004, at $1,375,000. His actual payout for the fiscal year was based on a potential of $1,334,616, taking into account his lower bonus potential in effect prior to April 24. As indicated above, at the Committee’s March 15, 2005 meeting, the Committee discussed bonus payments to executive officers, including Mr. Dillon, and considered the performance of the entire Company as compared to the bonus criteria established by the Committee for the 2004 plan year. Based on the Company’s performance, the Committee determined that the Company (i) had not achieved its EBITDA objective, (ii) had partially achieved its sales objective, and (iii) had substantially achieved its objective for development of strategic plans. As a result, the Committee determined that based on the Company’s performance Mr. Dillon earned a bonus of $736,361, which represented 55.174% of his bonus potential for fiscal year 2004.

On May 6, 2004, Mr. Dillon was granted options to purchase 300,000 shares of Kroger common stock at an option price equal to the trading price of Kroger common stock on the date of grant. That grant was made under the Company’s broad-based 2002 Long-Term Incentive Plan in accordance with the guidelines of the Committee referenced above, and at the same time that options were granted to a large number of other Kroger associates, including some hourly employees.

Mr. Dillon is party to an employment contract with the Company that is more particularly described elsewhere in the proxy statement under the section titled “Employment Contracts” (See p. 25). That agreement establishes minimum compensation at a level below his total compensation determined in consideration of the factors identified above.

REVIEW OF ALL COMPONENTS OF EXECUTIVE COMPENSATION

The Committee has reviewed all components of compensation of the Company’s Chief Executive Officer and the other executive officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option gains and restricted stock values, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, benefits under the Company’s pension plans, severance benefits under the Kroger Employee Protection Plan, and the earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation program. A tally sheet setting forth all the above components was prepared for and reviewed by the Committee in connection with the Committee’s consideration of compensation for the executive officers.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 2002 Long-Term Incentive Plan, under which stock options were granted to the executive officers, complies with the Internal Revenue Service’s regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder related to the options should be deductible. The Company continues to consider modifications to its other compensation programs based on the regulations. The Company’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is tax deductible by the Company.

CONCLUSION

Based on the Committee’s review of executive officer compensation, the Committee finds the total compensation of the Company’s Chief Executive Officer and the other executive officers, in the aggregate, to be reasonable. As discussed above, the Committee utilized the services of Mercer Human Resource Consulting to perform competitive peer analysis.

When the Committee considers any component of the total compensation of the Company’s executive officers, and when it makes recommendations to the Board regarding the Chief Executive Officer’s compensation, the aggregate amounts and mix of all of the components, including accumulated (realized and unrealized) option and restricted stock gains, are taken into consideration in the Committee’s decisions.

The Committee and the Board of Directors believe that the caliber and motivation of all of our employees, including our executive leadership, are essential to the Company’s performance. We believe our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. We will continue to administer our compensation program in a manner that we believe will be in shareholders’ interests and worthy of shareholder support.

Compensation Committee:

John T. LaMacchia, Chair

Bobby S. Shackouls, Vice Chair

John L. Clendenin

P E R F O R M A N C E    G R A P H

Set forth below is a line graph comparing the five-year cumulative total shareholder return on the Company’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and the Peer Group composed of food and drug companies.

Historically, the Company’s peer group has consisted of the major food store companies. In recent years there have been significant changes in the industry, including consolidation and increased competition from supercenters and drug chains. As a result, in 2003 the Company changed its peer group (the “Peer Group”) to include companies operating supermarkets, supercenters and warehouse clubs in the United States as well as the major drug chains with which the Company competes.

	Base Period 1999	INDEXED RETURNS Years Ending
Company Name / Index		2000	2001	2002	2003	2004
KROGER CO	100	148.59	122.75	91.11	111.88	104.09
S&P 500 INDEX	100	99.82	83.84	66.65	89.69	94.48
PEER GROUP	100	109.74	110.49	84.03	98.03	104.96

The Company’s fiscal year ends on the Saturday closest to January 31.

*	Total assumes $100 invested on January 30, 2000, in The Kroger Co., S&P 500 Index and the Peer Group, with reinvestment of dividends.

**	The Peer Group consists of Albertson’s, Inc., Costco Wholesale Corp., CVS Corp, Delhaize Group SA (ADR), Great Atlantic & Pacific Tea Company, Inc., Koninklijke Ahold NV (ADR), Marsh Supermarkets Inc. (Class A), Safeway Inc., Supervalu Inc., Target Corp., Wal-Mart Stores Inc., Walgreen Co., Whole Foods Market Inc. and Winn-Dixie Stores, Inc.

Data supplied by Standard & Poor’s.

Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph will be deemed incorporated by reference into any other filing, absent an express reference thereto.

COMPENSATION PURSUANT TO PLANS

The Company maintains various benefit plans that are available to management and certain other employees. The Company derives the benefit of tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN

The Company adopted The Kroger Co. Employee Protection Plan (‘‘KEPP’’) during fiscal 1988 and renewed the plan in 1993, in 1998 and in 2003. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company-paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons 40 years of age or older with more than six years of service, severance pay ranges from approximately 9 to 18 months’ salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 2008 unless renewed by the Board of Directors.

PENSION PLAN

The Company maintains The Kroger Consolidated Retirement Benefit Plan (the ‘‘Plan’’) that is the surviving defined benefit plan upon the merger of its other defined benefit plans, including the Dillon Companies, Inc. Pension Plan. The Plan generally provides for pension benefits under several formulas, including a cash balance formula covering most participants under which the Company credits five percent of eligible compensation (up to the limit provided under the Internal Revenue Code) with interest, to the accounts of recent and future participants. For some participants, the Plan provides for unreduced benefits, beginning at age 62, equal to 1 1/2% times the years of service, after attaining age 21 (or, for participants prior to January 1, 1986, after attaining age 25), times the highest average earnings for any five years during the 10 calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains The Kroger Co. Consolidated Retirement Excess Benefit Plan, the surviving excess benefit plan upon the merger of its other excess benefit plans. The following table gives an example of annual retirement benefits payable on a single-life basis under the Plan combined with the excess benefit plan applicable to the named executive officers.

	Years of Service
Five Year Average Remuneration	15	20	25	30	35	40
$ 150,000	$33,750	$45,000	$56,250	$67,500	$78,750	$90,000
250,000	56,250	75,000	93,750	112,500	131,250	150,000
450,000	101,250	135,000	168,750	202,500	236,250	270,000
650,000	146,250	195,000	243,750	292,500	341,250	390,000
850,000	191,250	255,000	318,750	382,500	446,250	510,000
900,000	202,500	270,000	337,500	405,000	472,500	540,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	337,500	450,000	562,500	675,000	787,500	900,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000

No deductions have been made in the above table for offsets tied to Social Security benefits.

Remuneration earned by Messrs. Dillon, McMullen, McGeorge, Heschel, Heldman and Pichler in 2004, which was covered by the Plans, was $1,314,192.38, $947,788.48, $942,221.17, $724,736.61, $729,375.10, and $1,297,187.50, respectively. As of January 29, 2005, they had 29, 19, 25, 13, 22 and 24 years of credited service, respectively, under the Plans’ formulas. Pursuant to his employment agreement, which has expired, Mr. Heschel will receive an additional 15 years of credited service.

DILLON PROFIT SHARING PLAN

Dillon Companies, Inc. maintains the Dillon Employees’ Profit Sharing Plan. Joseph A. Pichler and David B. Dillon, respectively, have seven and 20 years of credited service in the Profit Sharing Plan, but no further service will be accrued for them under this plan.

Under the Dillon Employees’ Profit Sharing Plan, Dillon Companies, Inc. and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent that the participating employee’s total compensation bears to the total compensation of all participating employees employed by the particular Dillon division or subsidiary. Benefits payable under the Dillon Employees’ Profit Sharing Plan reduce amounts otherwise payable to participants under the Dillon Companies, Inc. Pension Plan formula described on the preceding page.

The amounts contributed by Dillon Companies, Inc. and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above. Recent participants in these plans now participate instead in the cash balance formula discussed in the previous section.

EMPLOYMENT CONTRACTS

The Company entered into an employment agreement with Mr. Dillon dated as of November 30, 2001. During the five-year period of the agreement, the Company agrees to pay Mr. Dillon no less than a base salary equal to that existing on the date of the contract, with a bonus potential of not less than that existing on the date of the contract. The Compensation Committee of the Board may reduce these amounts during periods of adverse business conditions. In the event that Mr. Dillon’s employment actually or constructively is terminated by the Company during the term of the agreement, other than for cause, in exchange for providing consulting services to the Company Mr. Dillon will receive annually for a period of three years an amount equal to the sum of his then current base salary plus 50% of his then current bonus target. In addition, his stock options will become immediately exercisable, restrictions on any outstanding restricted stock will lapse, his health care benefits will be continued during that period, he will receive credited service under the Company’s pension plans, and he will be reimbursed for any taxes due because of any excess parachute payment received as well as reimbursement for the tax effect of the reimbursement. Mr. Dillon’s employment agreement contains a covenant not to compete with the Company.

The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. Mr. Pichler retired effective as of September 4, 2004. As a result of his retirement after the age of 62, the contract provides that Mr. Pichler, in exchange for his availability to provide certain consulting services, will receive each year until his death an amount equal to 25% of the highest base salary paid him before his retirement. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement until the policy is paid in full, and to continue to provide health care coverage for Mr. Pichler, his spouse, and his dependents.

EXECUTIVE DEFERRED COMPENSATION PLAN

The Company maintains a non-qualified deferred compensation plan in which all Kroger executives, including the named executive officers, are eligible to participate. Participants may defer up to 100% of their cash compensation each year. Compensation deferred during a deferral year bears interest at the per annum rate determined by the Board prior to the beginning of the deferral year to equal the Company’s cost of ten year debt. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time a deferral election is made.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of March 7, 2005, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company’s common stock as follows:

Name	Amount and Nature of Beneficial Ownership
Reuben V. Anderson	49,800	(1)
Robert D. Beyer	41,612	(2)
John L. Clendenin	49,800	(3)
David B. Dillon	1,586,413	(4)(6)(7)
Paul W. Heldman	570,219	(4)(7)(8)
Michael S. Heschel	653,463	(4)(7)
John T. LaMacchia	54,800	(1)
David B. Lewis	8,500	(5)
Edward M. Liddy	39,400	(9)
Don W. McGeorge	716,279	(4)(7)(10)
W. Rodney McMullen	849,579	(4)(7)
Clyde R. Moore	26,800	(3)
Katherine D. Ortega	52,156	(9)
Susan M. Phillips	9,000
Joseph A. Pichler	2,255,370	(4)(7)(11)
Steven R. Rogel	28,828	(2)
Bobby S. Shackouls	15,800	(2)
Directors and Executive Officers as a group (including those named above)	9,318,315(4)(7)(12)(13)
(1)	This amount includes 32,800 shares that represent options that are or become exercisable on or before May 6, 2005.

(2)	This amount includes 8,800 shares that represent options that are or become exercisable on or before May 6, 2005.

(3)	This amount includes 16,800 shares that represent options that are or become exercisable on or before May 6, 2005.

(4)	This amount includes shares that represent options that are or become exercisable on or before May 6, 2005, in the following amounts: Mr. Dillon, 685,000; Mr. Heldman, 348,666; Mr. Heschel, 534,000; Mr. McGeorge, 425,500; Mr. McMullen, 445,000; Mr. Pichler, 1,140,000; and all directors and executive officers as a group, 5,444,984.

(5)	This amount includes 2,000 shares that represent options that are or become exercisable on or before May 6, 2005.

(6)	This amount includes 225,100 shares owned by Mr. Dillon’s wife and children, and 54,024 shares in his children’s trust. Mr. Dillon disclaims beneficial ownership of these shares.

(7)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(8)	This amount includes 320 shares owned by Mr. Heldman’s children. Mr. Heldman disclaims beneficial ownership of these shares.

(9)	This amount includes 24,800 shares that represent options that are or become exercisable on or before May 6, 2005.

(10)	This amount includes 10,062 shares owned by Mr. McGeorge’s wife. Mr. McGeorge disclaims beneficial ownership of these shares.

(11)	This amount includes 6,360 shares owned by Mr. Pichler’s wife. Mr. Pichler disclaims beneficial ownership of these shares.

(12)	The figure shown includes an aggregate of 32,711 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not listed above. In each case the director or executive officer disclaims beneficial ownership of those shares.

(13)	No director or officer owned as much as 1% of the common stock of the Company. The directors and executive officers as a group beneficially owned 1% of the common stock of the Company.

As of March 7, 2005, the following persons reported beneficial ownership of the Company’s common stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

Name	Address of Beneficial Owner	Amount and Nature of Ownership		Percentage of Class
Brandes Investment Partners, L.P.	11988 El Camino Real, Suite 500 San Diego, CA 92130	62,923,093		8.6%

AXA Financial, Inc.	1290 Avenue of the Americas New York, NY 10104	50,277,292		6.9%

The Kroger Co. Savings Plan	1014 Vine Street Cincinnati, OH 45202	57,636,543	(1)	7.9%

(1)	Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Those officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 2004 all filing requirements applicable to its officers, directors and 10% beneficial owners were timely satisfied, with two exceptions. Mr. Michael S. Heschel filed a Form 4 twenty-two days late reporting a transaction with the Company in which shares were used to pay a tax liability associated with restricted stock. Mr. J. Michael Schlotman filed a Form 5 reporting a stock gift that inadvertently was not reported in 2003.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditors; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work under the guidance of a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2005. The complete text of the revised charter is reproduced in Appendix 1 to this proxy statement. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that is necessary or appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held eight meetings during fiscal year 2004. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer and General Counsel. Following these separate discussions, the Audit Committee meets in executive session.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to their conformity with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition the independent public accountants will express their own opinion on the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company’s independent public accountants, PricewaterhouseCoopers LLP, the audited financial statements for the year ended January 29, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers’ evaluation of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, ‘‘Communication With Audit Committees.’’

With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, ‘‘Independence Discussions with Audit Committees.’’ The Audit Committee has reviewed and approved all services provided to the Company by PricewaterhouseCoopers LLP. The Company’s independent public accountants did not perform any internal audit service or participate in the design or implementation of any financial information system. The Audit Committee conducted a review of services provided by PricewaterhouseCoopers LLP which included an evaluation by management and members of the Audit Committee.

Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 29, 2005, as filed with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

David B. Lewis, Chair

Bobby S. Shackouls, Vice Chair

Reuben V. Anderson

Robert D. Beyer

Clyde R. Moore

Neither the foregoing Audit Committee Report nor the attached Audit Committee charter will be deemed incorporated by reference into any other filing, absent an express reference thereto.

APPROVAL OF THE 2005 LONG-TERM INCENTIVE PLAN

(ITEM NO. 2)

The Board of Directors has adopted, subject to shareholder approval, The Kroger Co. 2005 Long-Term Incentive Plan (“Plan”) for which a maximum of 20,000,000 shares were reserved. The purpose of the Plan is to assist in attracting and retaining employees and directors of outstanding ability and to align their interests with those of the shareholders of the Company. If approved, the Plan will be effective as of June 23, 2005.

DESCRIPTION OF THE PLAN

General. The Plan consists of two separate programs; the Insider Program and the Non-Insider Program. Officers and directors of the Company subject to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) are eligible for grants or awards under the Insider Program while all other employees of the Company are eligible for grants or awards under the Non-Insider Program. Currently, 31 employees and directors are eligible to participate in the Insider Program and the remaining approximately 289,000 employees of the Company are eligible to participate in the Non-Insider Program.

Administration. The Insider Program will be administered by a committee of the Board of Directors that meets the standards of Rule 16b-3(d)(1) under the Exchange Act and initially will be the Compensation Committee of the Board of Directors, made up exclusively of independent directors. The Non-Insider Program will be administered by a committee of three officers appointed by the Chief Executive Officer, the members of which are ineligible to receive grants or awards under the Non-Insider Program. The administering committee in each case is referred to as the “Committee.” The Plan is drafted to maintain the maximum amount of flexibility with the Committee determining the ultimate provisions of each grant or award.

The Committee is authorized to award or grant nonstatutory stock options, stock appreciation rights, performance units, restricted stock and incentive shares to participants under the Insider Program and the Non-Insider Program. The Committee will determine the types and amounts of awards or grants, the recipients of awards or grants, vesting schedules, restrictions, performance criteria, and other provisions of the grants or awards. All of these provisions will be set forth in a written agreement with the participant.

In addition to other rights of indemnification they may have as directors or employees of the Company, members of the Committee will be indemnified by the Company for reasonable expenses incurred in connection with defense of any action brought against them by reason of action taken or failure to act under or in connection with the Plan or any grant or award thereunder, if the members acted in good faith and in a manner that they believed to be in the best interest of the Company.

The Board of Directors may terminate or amend the Plan at any time without shareholder approval, except that it may not amend the Plan without shareholder approval if required by applicable law, regulations, or rules of the principal exchange or interdealer quotation system on which the common stock is listed or quoted. Unless earlier terminated by the Board of Directors, the Plan will terminate on April 8, 2015. Termination of the Plan will have no effect on the validity of any options, stock appreciation rights, performance units, restricted stock or incentive shares outstanding on the date of termination. Unless otherwise provided in the agreement, awards and grants will not be transferable other than by will or the laws of descent and distribution.

Shares Subject to Grant. Under the Plan up to 20,000,000 authorized but unissued or reacquired shares of common stock may be issued upon the exercise of stock options, stock appreciation rights, performance units, restricted stock or incentive shares under the Plan. In no event may any participant receive awards and grants totaling more than 3,000,000 shares of common stock in the aggregate under the Plan. The maximum number of shares that may be issued as restricted stock or incentive shares under the Plan is 8,000,000 in the aggregate. However, the Committee under the Insider Program may increase this number but for each share issued for such purpose in excess of 8,000,000, the number of shares that may be issued under the Plan will be reduced by four shares.

If an option, stock appreciation right, or performance unit expires or terminates without having been fully issued, or if restricted stock or incentive shares are not issued or are forfeited prior to the payment of a dividend on those shares to a participant, the shares not exercised, unissued or forfeited, as the case may be, will generally become available for other grants or awards under the Plan.

Stock Options. Nonstatutory stock options granted under the Plan will have exercise prices not less than the greater of the fair market value per share of the optioned stock or the par value of a share of common stock, a term of not more than 10 years after the date of grant, and may not be exercised before six months from the date of grant. The Plan prohibits the “repricing” of stock options. Subject to the terms of the Plan, the Committee determines the vesting schedule and other terms and conditions applicable to stock options granted to employees. In recent years, option grants generally have not become exercisable earlier than one year from the date of grant. An eligible participant may receive more than one grant of options.

The Committee may in its discretion provide for the payment of the option exercise price otherwise than in cash, including by delivery of common stock, valued at its fair market value on the date of exercise, or by a combination of both cash and common stock.

Stock Appreciation Rights. Stock appreciation rights may be granted in connection with the grant of a nonstatutory option under the Plan, or by amendment of an outstanding nonstatutory stock option granted under the Plan (“related rights”). In the Committee’s sole discretion, a related right may apply to all or a portion of the shares of common stock subject to the related option. Stock appreciation rights may also be granted independently of any option granted under the Plan. A stock appreciation right entitles the grantee upon exercise to elect to receive in cash, common stock or a combination thereof, the excess of the fair market value of a specified number of shares of common stock at the time of exercise over the fair market value of such number of shares of common stock at the time of grant, or, in the case of a related right, the exercise price provided in the related option. To the extent required to comply with the requirements of Rule 16b-3 under the Exchange Act or otherwise provided in an agreement under the Plan, the Committee will have sole discretion to consent to or disapprove the election of any grantee to receive cash in full or partial settlement of a right. A stock appreciation right generally will not be exercisable until at least six months from the date of grant and will have a term of not more than ten years from the date of grant (or, in the case of a related right, not beyond the expiration of the related option).

Performance Units. Performance units may be granted in connection with the grant of a nonstatutory stock option under the Plan, or by amendment of an outstanding nonstatutory stock option granted under the Plan (“related performance unit”). In the Committee’s sole discretion, a related performance unit may apply to all or a portion of the shares of common stock subject to the related option. Performance units may also be granted independently of any option granted under the Plan. In connection with the grant of performance units, the Committee will establish Performance Goals (as defined below) for a specified period.

Upon the exercise of performance units, a grantee will be entitled to receive the payment of such units in accordance with the terms of the award in shares of common stock, cash, or a combination thereof, as the Committee may determine. The values generally will depend upon the extent to which the performance goals for the specified period have been satisfied, as determined by the Committee. Performance goals may be particular to a grantee or the department, branch, subsidiary or other unit in which the grantee works, or may be based on the performance of the Company generally and may cover such periods as may be specified by the Committee. For purposes of the Plan, “Performance Goals” means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet, income statement or other financial objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance units may be exercised only upon the achievement of minimum Performance Goals during the period as determined by the Committee. The Committee will determine the period during which performance units are exercisable and specifically set forth such period in any agreement granting performance units to a participant in the Plan, provided, however, that a performance unit generally may not be exercised until the expiration of at least six months from the date of grant. Performance units will expire no later than ten years from the date of grant (or in the case of a related performance unit, the expiration of the related option). Any performance units paid in the form of cash are deemed to be paid in shares of common stock, with the number of shares being deemed paid equal to the amount of cash paid to the employee divided by the fair market value of a share of common stock on the date of payment.

Restricted Stock. The Committee may award restricted stock to participants. The stock will be subject to forfeiture, restrictions on transferability, and other restrictions as specified in the agreement. The Committee has authority to impose other terms and conditions as it may determine in its discretion including making the vesting of awards contingent on the achievement of Performance Goals. During the period that a restricted stock award is subject to restrictions, an employee has the right to vote the shares and receive dividends.

Incentive Shares. The Committee may grant incentive shares to participants. Incentive share awards will consist of shares of common stock issued or to be issued at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee deems appropriate and specifies in an agreement relating thereto.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Nonstatutory Stock Options, Stock Appreciation Rights, and Performance Units. A grantee will not recognize income on the grant of a nonstatutory stock option, stock appreciation right or performance unit, but generally will recognize ordinary income upon the exercise thereof. The amount of income recognized upon the exercise of a nonstatutory stock option generally will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized upon the exercise of a stock appreciation right or a performance unit, in general, will be equal to the amount of cash received and the fair market value of any shares received at the time of exercise, provided the shares issued are either transferable or not subject to a substantial risk of forfeiture, plus the amount of any taxes withheld. Under certain circumstances, income on the exercise of a performance unit will be deferred if the grantee makes a proper election to defer such income. In some cases the recognition of income by a grantee from the exercise of a performance unit may be delayed for up to six months if a sale of the shares would subject the grantee to suit under Section 16(b) of the Exchange Act unless the grantee elects to recognize income at the time of receipt of such shares. In either case, the amount of income recognized is measured with respect to the fair market value of the common stock at the time the income is recognized.

In the case of ordinary income recognized by a grantee as described above in connection with the exercise of a nonstatutory stock option, a stock appreciation right, or a performance unit, the Company will be entitled to a deduction in the amount of ordinary income so recognized by the grantee, provided the Company satisfies certain federal income tax withholding requirements.

Incentive Shares and Restricted Stock. A grantee of incentive shares or restricted stock is not required to include the value of such shares in ordinary income until the first time the grantee’s rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, unless the grantee elects to be taxed on receipt of the shares. In either case, the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount paid for the stock. The Company will be entitled to a deduction in the amount of the ordinary income recognized by the grantee for the Company’s taxable year which includes the last day of the grantee’s taxable year in which such grantee recognizes the income, provided the Company satisfies certain federal income tax withholding requirements.

General. The rules governing the tax treatment of options, stock appreciation rights, performance units, incentive shares and restricted stock and stock acquired upon the exercise of options, stock appreciation rights and performance units are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

Tax Deductibility Cap. Section 162(m) of the Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” To the extent practicable under the circumstances, the Committee currently intends to structure grants and awards made under the Plan to “covered employees” as performance-based compensation that is exempt from Section 162(m).

This summary of the 2005 Long-Term Incentive Plan is qualified in its entirety by the complete text of the Plan that is set forth in Appendix 2 of this Proxy Statement.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

NEW PLAN BENEFITS
Name and Position(1)	2005 Long-Term Incentive Plan
	Dollar Value	Number of Units
All Groups	(1)	(1)

(1)	Awards, values and benefits are not determinable for any Group.

2004 EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding shares outstanding and available for issuance under existing stock option plans.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	65,649,738	(1)	$17.8049	8,072,418
Equity compensation plans not approved by security holders	1,200		$6.4850	0
Total	65,650,938	(1)	$17.8047	8,072,418

The Securities to be issued under plans not approved by shareholders relate to options issued under the Company’s 1987 Stock Option Plan and 1988 Stock Option Plan. These plans provided for the issuance of nonqualified stock options and restricted stock to employees of the Company. Both plans expired 10 years after adoption. Although outstanding options continue to be exercisable in accordance with their terms, no additional options may be issued from those plans.

(1)	This amount includes 4,163,863 warrants outstanding and originally issued to The Yucaipa Companies pursuant to a Warrant Agreement dated as of May 23, 1996, between Smith’s Food & Drug Centers, Inc. and The Yucaipa Companies, as Consultant.

SELECTION OF AUDITORS

(ITEM NO. 3)

The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of the Company’s independent auditor, as required by law and by applicable NYSE rules. On April 6, 2005, the Audit Committee appointed PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending January 28, 2006. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Company’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.

Disclosure of Auditor Fees

The following describes the fees billed to the Company by PricewaterhouseCoopers LLP related to the fiscal years ended January 29, 2005 and January 31, 2004:

	Fiscal 2004	Fiscal 2003
Audit Fees	$6,052,828	$1,716,174
Audit-Related Fees	247,624	510,217
Tax Fees	264,023	451,128
All Other Fees	—	—

Total	$6,564,475	$2,677,519

Audit Fees for the years ended January 29, 2005 and January 31, 2004, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company, the issuance of comfort letters to underwriters, consents, income tax provision procedures and assistance with the review of documents filed with the SEC. Approximately $3,977,000 of the Audit Fees incurred in 2004 represent recurring and non-recurring services associated with the annual audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees for the years ended January 29, 2005 and January 31, 2004, respectively, were for assurance and related services pertaining to employee benefit plan audits, captive insurance company audits, accounting consultations in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended January 29, 2005 and January 31, 2004, respectively, were for services related to tax compliance, including the preparation of claims for refund; and tax planning and tax advice, including assistance with representation in tax audits and appeals, tax services for employee benefit plans and requests for rulings or technical advice from tax authorities.

All Other Fees. The Company did not engage PricewaterhouseCoopers LLP for other services for the years ended January 29, 2005 and January 31, 2004.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On April 6, 2005, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of 2005 that are related to the audit of the Company or involve the audit itself including work to be performed relating to Section 404 of the Sarbanes-Oxley Act of 2002. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

The Audit Committee has determined that the non-audit services performed by PricewaterhouseCoopers LLP in 2004 were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

SHAREHOLDER PROPOSAL

(ITEM NO. 4)

The Company has been notified by the Amalgamated Bank LongView Collective Investment Fund, 15 Union Square, New York, NY 10003, the beneficial owner of 296,084 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

RESOLVED, that the shareholders of The Kroger Co. (“Kroger” or the “Company”), pursuant to Title XVII, section 1701.11 of the Ohio Revised Code and Article VII of the bylaws, hereby amend the Regulations of The Kroger Co. by striking out the words “except that the affirmative vote of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal shall be required to amend, alter, change of repeal Sections 1 or 5 of Article II, Article IV, this Article VII, or to amend, alter, change or repeal these regulations in any way inconsistent with the intent of the foregoing provisions”, so that Article VII would now read in its entirety:

“ARTICLE VII

AMENDMENTS”

“These regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal.”

SUPPORTING STATEMENT

This proposal would amend the Company’s bylaws or “regulations” to eliminate a super-majority provision that requires approval by 75% of the outstanding shares [to] amend Kroger’s bylaws governing the number of directors, their removal from office and vacancies, their election in staggered, three-year terms and other specified matters (i.e., indemnifying directors, officers and employees; amending the bylaws). This proposal, if adopted, would permit shareholders to amend Kroger’s bylaws on all matters by a vote of a majority of the voting power.

We believe that this 75% super-majority requirement should be deleted because it sets an unreasonably high standard for implementing corporate governance changes that may be favored by Kroger shareholders.

One governance change being implemented at a growing number of companies is the annual election of all directors, rather than electing only some directors each year to staggered, multi-year terms. Proponents argue that such “declassification” of the board is a way to hold all directors more directly accountable to shareholders. Over 40 companies have declassified their boards in this fashion in recent years, including Safeway, Aetna, BellSouth, Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Sprint, Great Lakes Chemical and Dow Jones.

Last year, Kroger shareholders voted on a bylaw amendment to elect all Kroger directors annually, rather than electing one-third of them each year to three-year terms. That declassification proposal received 72.2% of the yes-and-no votes cast, representing 57.4% of the outstanding shares. Despite that strong support, the bylaw change failed because it was not supported by 75% of the outstanding shares.

We believe that Kroger’s super-majority provision is unwise because it allows holders of a small minority of the outstanding shares to thwart reforms favored by the majority. We believe that Kroger shareholders are competent to decide for themselves, by a majority vote, those issues affecting the election of the board and other matters that currently cannot be changed without attaining a 75% approval level.

We urge you to vote for this resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Kroger’s Regulations, as adopted by shareholders, require an affirmative vote representing at least 75% of the voting power in order to:

•	change the number of directors;

•	modify the classified nature of the Board;

•	remove members from the Board;

•	change the method of filling vacancies on the Board;

•	modify indemnification provisions that protect all employees and members of the Board; and

•	change the provision permitting the Regulations to be amended.

The shareholders added the 75% voting requirement to the Regulations in response to a proposal intending to prevent the frustration of the classified Board structure that previously was implemented by shareholders, and to prevent the holder of a majority of the Company’s shares from taking actions that could be inequitable to or undesired by minority shareholders. While the proponent’s primary motivation is to permit the Regulations to be amended so that all directors will be elected annually, the proposal has additional undesirable ramifications that give a majority shareholder greater control over the Company. A majority shareholder could modify each of the provisions identified above if shareholders adopt the proposal.

The Board continues to believe that the Regulations, as approved by the shareholders, continue to serve the best interests of the shareholders. If the Regulations are amended in the manner proposed, the protections against a majority shareholder taking control of the Board, and thus the Company, will be eliminated. Other shareholders, employees and other affected constituencies, may not support those actions. The Board opposes the proposal for the following reasons:

Continuity and Experience. The Board of Directors believes that the current Regulations provide for a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This should permit more effective long-term strategic planning in the use of Company resources. The Board believes that continuity and quality of leadership can create long-term value for the shareholders.

Order. The Regulations, as written, reduce the possibility of a sudden or surprise change in majority control of the Board. They also have the effect, in tandem with the warrant dividend plan, of impeding disruptive and inequitable tactics that have become relatively common corporate takeover practices. If the Regulations are amended as proposed, a third party could circumvent the beneficial effects of the warrant dividend plan.

Value Protection. In the event of a hostile takeover attempt, the fact that approximately two-thirds of the Board members have tenure for more than a year would encourage initiation of arms-length discussions with the Board. The Board is in the best position to evaluate and negotiate a potential transaction that is in the best interests of shareholders and other affected constituencies.

Independence. Classified boards often are challenged based on the perceived adverse impact they have on director independence. The three-year term afforded by Kroger’s classified structure can enhance the independence of non-management directors. The longer term reduces management’s ability to pressure directors.

Accountability. Directors elected for staggered terms are no less accountable or responsive to shareholders than they would be if all were elected annually or every three years. The same standards of performance apply to all directors regardless of the term of service. The shareholders always retain the ability to replace directors or propose and elect alternate nominees for the class of directors to be elected each year. Therefore, shareholders continue to enjoy a significant opportunity to express their views regarding the Board’s performance and to influence the Board’s composition.

Indemnification. The indemnification provision is of critical importance to the Company’s ability to attract and retain qualified employees and Board members. If the proposal is adopted, a majority shareholder could eliminate or modify the indemnification provision in a way that would encourage incumbent directors or employees to resign. Such a tactic may not be in the best interests of shareholders.

SHAREHOLDER PROPOSAL

(ITEM NO. 5)

The Company has been notified by the People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, VA 23510, the beneficial owner of 244 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

SUPPORTING STATEMENT

Our company has shown its commitment to the important consumer issue of animal welfare by adopting the animal welfare guidelines of the Food Marketing Institute (FMI) and by being one of the first major grocery chains to adopt meaningful animal welfare guidelines. Kroger should be commended for these steps. However, the facilities that supply our restaurants with animal products are still home to abuses that most decent people would deem unacceptable. Our company has taken some laudable first steps to address these issues, but there is much work left to be done.

One area in which much improvement is needed is that of chicken slaughter. Currently, chickens raised for Kroger are hung upside-down by their often-injured legs in painful metal shackles and run through an electrified stun bath that often gives them painful shocks without rendering them insensible to pain. Many are still fully conscious when their throats are slit or when they are dunked into tanks of scalding-hot water for feather removal. Clearly, there are major animal welfare concerns with this outdated process.

Other companies are starting to explore a new slaughter technology known as controlled-atmosphere killing (CAK), which eliminates most-if not all-of these concerns. When using CAK, chickens are placed into a controlled environment where the oxygen they are breathing is slowly replaced with an inert gas, such as argon or nitrogen, putting the birds to sleep quickly and painlessly. CAK is a USDA-approved method of slaughtering chickens and has been described by animal welfare experts as “the most stress-free, humane method of killing poultry ever developed.” The technology also has positive worker and food safety implications, and it has been shown that the resulting savings would recoup the initial investment in a year and a half or less.

Our company has expressed a desire to be an industry leader in animal welfare and as such, has a responsibility to explore this new technology. CAK is perhaps the single most important scientific advance in the field of chicken slaughter, and our company has acknowledged its responsibility to fully explore advances that can improve animal welfare.

RESOLVED: Shareholders request that the board of directors issue a report to shareholders by January 2006, prepared at reasonable cost and omitting proprietary information, on the feasibility of requiring its chicken suppliers to phase in controlled-atmosphere killing within a reasonable timeframe, with a focus on the animal welfare and economic benefits that this technology could eventually bring to all our company’s slaughter facilities.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

As noted by the proponent in its proposal, the Company has shown its commitment to animal welfare by adopting the animal welfare guidelines of the Food Marketing Institute. The proponent also notes that Kroger is one of the first major supermarket companies to adopt meaningful animal welfare guidelines. Certain of the Company’s suppliers have evaluated, and continue to evaluate, controlled-atmosphere stunning. These evaluations considered a number of factors, including: animal welfare; scientific research and studies; production methods used commercially both in the U.S. and internationally; food safety and product quality; the safety of humans involved in the slaughter process; technical difficulties in operating equipment and procedures; environmental factors and expected costs. The research is incomplete and inconclusive as to whether controlled-atmosphere stunning is a better and more humane method than conventional stunning methods.

Moreover, the Company’s suppliers believe that further research should be conducted to evaluate controlled-atmosphere stunning and its effects on food safety and product quality issues. The Company’s first priority has always been the safety and quality of its products. The Company also is committed to the humane treatment of animals. The Company does not own, raise, transport or process livestock. However, it contracts with suppliers who perform these functions and the Company requires that its suppliers comply with government regulations pertaining to the humane treatment of animals. The Company believes that handling animals in a humane manner, and preventing neglect or abuse, is the right thing to do.

The Company’s commitment, leadership and results with respect to animal welfare matters are well established, and recognized, within the industry. The Company works hard to be a good corporate citizen and believes in good animal handling practices. Its policies are designed to help to achieve humane treatment of animals. It has been, and will continue to be, committed to upholding and abiding by its established policies and principles. In addition, the Company monitors its suppliers for compliance with the policies it establishes. The Company believes that the proposed animal welfare report is unnecessary and would not result in any additional benefit to shareholders. The proposed report would be costly and time-intensive, and is duplicative of existing policies, initiatives and efforts.

SHAREHOLDER PROPOSAL

(ITEM NO. 6)

The Company has been notified by the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, DC 20006, the beneficial owner of 500 shares of Kroger common stock, that it intends to propose the following resolution at the annual meeting:

Resolved: the shareholders of The Kroger Company (the “Company”) urge the Board of Directors to seek shareholder approval for severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s average W-2 compensation over the preceding five years. This policy shall apply to existing severance agreements only if they can be legally modified by the Company, and will otherwise apply to all new severance agreements and renewals of existing agreements.

SUPPORTING STATEMENT

We believe our Company should adopt a policy either limiting the use of executive severance agreements or else submit these agreements for shareholder approval.

For example, according to the 2004 proxy statement, the Company’s employment agreement with the Chairman of the Board and former CEO Joseph Pichler provided that if Mr. Pichler was involuntarily terminated, the Company would pay Mr. Pichler’s salary for five years or until October 4, 2005 (whichever comes first), and would also provide lifetime health care coverage for Mr. Pichler, his spouse, and his dependents.

All management employees, including executive officers, are already covered by The Kroger Co. Employee Protection Plan, which provides severance benefits and the extension of Company-paid health care to employees terminated without cause within two years following a change of control of the Company. For persons over 40 with over six years of service, severance pay ranges from approximately 9 to 18 months’ salary and bonus.

We are concerned that golden parachutes can encourage senior executives to support a takeover that may not be in the best interests of long-term shareholders because executives will be generously rewarded if a takeover occurs. Moreover, we believe that golden parachute payments may reward under performance leading up to a change in control and their cost may reduce the value ultimately received by shareholders.

Large golden parachutes can also have negative tax implications. Internal Revenue Code Section 280G limits the tax deductibility of golden parachutes if the severance payments generally exceed three times the executive’s average W-2 compensation over the preceding five years. In addition, under Internal Revenue Code Section 4999, golden parachute payments that exceed this level are subject to an “excess parachute payment” excise tax.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon. Many investors including the California Public Employees Retirement System, the Council of Institutional Investors, and Institutional Shareholders Services generally favor requiring shareholder approval of these types of severance agreements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board concurs with the proponent that unreasonably large severance arrangements are not appropriate. Moreover, under current circumstances, the limitations on severance arrangements proposed in this resolution appear to be sensible. Nonetheless, adoption of this proposal would arbitrarily limit Kroger’s flexibility to design employment arrangements as needed, based on future circumstances that cannot be predicted, to attract and retain qualified executives.

Because of the market competition for qualified executives, we must have the flexibility to offer competitive employment packages to retain our own executives, as well as to motivate other valuable executives to join Kroger. In addition, when negotiating business acquisitions, it may become necessary to provide competitive incentives to retain key executives of businesses acquired. Moreover, executives at acquired companies frequently have employment agreements containing severance provisions, and our ability to complete an acquisition could be impaired if the proposal were implemented.

The Compensation Committee of the Board of Directors, made up exclusively of independent directors, determines whether the Company should enter into employment arrangements with top executive officers. The Compensation Committee, with the help of its advisors, has the expertise and familiarity with the market necessary to make prudent decisions about compensation. If the Compensation Committee believes that an employment agreement is in the best interest of Kroger and its shareholders, it needs the flexibility to offer an unconditional agreement without delay. This flexibility would be substantially undermined by a requirement for shareholder approval.

Kroger must compete for talented executives with other organizations and would be at a competitive disadvantage in attracting qualified executives who do not want to be subject to the uncertainty or delay created by the shareholder approval requirement.

SHAREHOLDER PROPOSALS — 2006 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company’s proxy material relating to the Company’s annual meeting in June 2006 should be addressed to the Secretary of the Company and must be received at the Company’s executive offices not later than January 16, 2006. These proposals must comply with the proxy rules established by the Securities and Exchange Commission. In addition, the proxy solicited by the Board of Directors for the 2006 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting unless the Company is provided with notice of the proposal before April 1, 2006.

Attached to this Proxy Statement is the Company’s 2004 Annual Report which includes a brief description of the Company’s business indicating its general scope and nature during 2004, together with the audited financial information contained in the Company’s 2004 report to the Securities and Exchange Commission on Form 10-K. A copy of that report is available to shareholders on request by writing to: Scott M. Henderson, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 1-513-762-1220. The Company’s SEC filings are available to the public from the SEC’s web site at http://www.sec.gov.

The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,

Paul W. Heldman, Secretary

APPENDICES

Appendix 1

AUDIT COMMITTEE CHARTER

I.	Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding The Kroger Co.’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditors; and the preparation of the report that SEC rules require be included in the Company’s annual proxy statement.

II.	Composition

The Audit Committee will be composed of three or more directors, as determined by the Board of Directors, each of whom must be “independent” directors (as defined by the NYSE listing requirements and Rule 10A-3) and free from any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a member of the Audit Committee. The Corporate Governance Committee of the Board will establish committee membership and will be empowered to remove Audit Committee members at any time. Audit Committee members may not serve on the audit committee of more than three public companies, unless approved in advance by the entire Board of Directors.

All members of the Audit Committee must have a working knowledge of financial and accounting practices and must be “financially literate” as determined by the Board of Directors in its business judgment. At least one member of the Audit Committee must be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

All members of the Audit Committee must comply with all requirements of the NYSE, SEC and all other applicable regulatory authorities.

III.	Meetings

The Audit Committee will meet four times each year, or more frequently as circumstances dictate, and will report to the full Board after each meeting. To foster open communications, the Audit Committee will meet separately and at least quarterly with management, the independent auditors and the Vice President of Auditing to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. The Audit Committee will meet with its independent counsel as necessary.

IV.	Responsibilities and Duties

The Audit Committee will:

1.	Review and assess, annually or more frequently as circumstances dictate, the adequacy of this Charter. Make recommendations to the Corporate Governance Committee to amend this Charter.

2.	Meet to review and discuss with management and the independent auditors the Company’s annual audited financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any certification, report or opinion rendered by the Company’s independent auditors or the Company’s Principal Executive or Financial Officers in connection with those financial statements prior to filing with a regulatory agency.

3.	Meet to review and discuss with management and the independent auditors the quarterly financial statements, including the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any certification, report or opinion rendered by the Company’s independent auditors or the Company’s Principal Executive or Financial Officers in connection with those financial statements prior to filing with a regulatory agency.

4.	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Review material changes in accounting policies, financial reporting practices and material developments in financial reporting standards brought to the attention of the Audit Committee by the Company’s management or independent auditors.

6.	Review material questions of choice with respect to the appropriate accounting principles and practices to be used in the preparation of the Company’s financial statements and brought to the attention of the Audit Committee by the Company’s management or independent auditors.

7.	Review the performance of the independent auditors. The Audit Committee has the authority and responsibility to select; evaluate; compensate; oversee; and, where appropriate, replace the independent auditors, which will report directly to the Audit Committee. The Audit Committee will oversee compliance by the independent auditors with the applicable requirements respecting the rotation of audit partners.

8.	Consider the independence of the independent auditors at least annually, and review an annual written statement, prepared by the independent auditors, delineating all relationships between the independent auditors and the Company, consistent with the Independence Standards Board Standard No. 1, regarding relationships and services, which may affect the independence of the independent auditors.

9.	Obtain and review an annual written report, prepared by the independent auditors, describing: their internal quality control procedures and any material issues raised by the most recent internal quality control review or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

10.	In consultation with management, the independent auditors and the internal auditors, review the reliability and integrity of the Company’s financial accounting policies and financial reporting processes and disclosure practices.

11.	Discuss with management the major areas of risk exposure and management’s efforts to monitor and control such exposure, and discuss policies with respect to risk assessment and risk management.

12.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

13.	Review annually the audit plans of both the internal auditor and the independent auditors.

14.	Review periodically with the independent and internal auditors any audit problems or difficulties and management’s responses.

15.	Review with the Company’s counsel any legal matter that could have a significant effect on the Company.

16.	Approve in advance all audit and non-audit services to be performed by the independent auditors.

17.	Establish and oversee procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters.

18.	Establish procedures for compliance with and reporting violations of The Kroger Co. Policy on Business Ethics, applicable to all employees and members of the Board of Directors.

19.	Annually evaluate the Audit Committee’s performance and discuss the evaluation with the full Board of Directors.

20.	Set clear hiring policies for employees or former employees of the independent auditors.

V.	Outside Advisors

The Audit Committee may retain at the Company’s expense independent counsel, accountants or other advisors for such purposes as the Audit Committee, in its sole discretion, determines to be appropriate, and will receive appropriate funding from the Company, as determined by the Audit Committee, for the payment of compensation to any such advisors.

Appendix 2

THE KROGER CO.

2005 LONG-TERM INCENTIVE PLAN

1.	Definitions

In this Plan the following definitions will apply:

1.1 “Agreement” means a written agreement implementing a grant of an Option, Right or Performance Unit or an award of Restricted Stock or Incentive Shares.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Committee” means the committee appointed to administer each of the Programs under the Plan. For purposes of the Insider Program the Committee will be a committee of the Board meeting the standards of Rule 16b-3(d)(1) under the Exchange Act, or any similar successor rule, appointed by the Board to administer the Insider Program, which initially will be composed of those members of the Compensation Committee of the Board who qualify as “outside directors” under Section 162(m) of the Code. For purposes of the Non-Insider Program, the Committee will be the Stock Option Committee.

1.5 “Common Stock” means the common stock, par value $1.00 per Share, of the Company.

1.6 “Company” means THE KROGER CO.

1.7 “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option, Right or Performance Unit in accordance with the terms of Article 9.

1.8 “Date of Grant” means the date on which an Option, Right or Performance Unit is granted or Restricted Stock or Incentive Shares are awarded by the Committee.

1.9 “Director” means a member of the Board of the Company.

1.10 “Employee” means any person determined by the Committee to be an employee of the Company or a Subsidiary.

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.12 “Fair Market Value” of a Share of Common Stock means the amount equal to the fair market value of a Share of Common Stock determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose. Unless otherwise provided in an Agreement to the contrary, the Fair Market Value of a Share will be the mean between the highest and lowest selling price on the date of determination on the New York Stock Exchange--Composite Transactions, or if no sales are made on such date, on the most recent prior date for which sales are reported.

1.13 “Grantee” means an Employee or a Director to whom Restricted Stock has been awarded pursuant to Article 11 or to whom Incentive Shares have been awarded pursuant to Article 12.

1.14 “Incentive Share” means a Share awarded pursuant to Article 12.

1.15 “Insider” means an officer of the Company subject to Section 16(a) of the Exchange Act.

1.16 “Insider Program” means that portion of the Plan under which grants or awards are made to Insiders and Directors.

1.17 “Non-Insider Program” means that portion of the Plan under which grants or awards are made to Employees, excluding Insiders.

1.18 “Option” means a nonstatutory stock option granted under the Plan that does not qualify as an incentive stock option under Section 422 of the Code.

1.19 “Option Period” means the period during which an Option may be exercised.

1.20 “Option Price” means the price per Share at which an Option may be exercised. The Option Price will be determined by the Committee, but in no event will the Option Price of an Option be less than the Fair Market Value per Share determined as of the Date of Grant, and, except as otherwise permitted pursuant to Article 13 or Article 15, the Option Price of an Option as set forth on the Date of Grant will not be reduced during the term of the Option (i.e., Options will not be “repriced”).

1.21 “Optionee” means an Employee or Director to whom an Option, Right or Performance Unit has been granted.

1.22 “Performance Goals” means performance goals established by the Committee that may be based on earnings or earnings growth, sales, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet, income statement or other financial statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance goals may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover such period as may be specified by the Committee.

1.23 “Performance Unit” means a performance unit granted under the Plan in accordance with Article 8.

1.24 “Performance Unit Period” means the period during which a Performance Unit may be exercised.

1.25 “Plan” means THE KROGER CO. 2005 Long-Term Incentive Plan.

1.26 “Related Option” means the Option in connection with which, or by amendment to which, a specified Right or Performance Unit is granted.

1.27 “Related Performance Unit” means the Performance Unit granted in connection with, or by amendment to, a specified Option.

1.28 “Related Right” means the Right granted in connection with, or by amendment to, a specified Option.

1.29 “Restricted Stock” means Shares awarded pursuant to Article 11.

1.30 “Right” means a stock appreciation right granted under the Plan pursuant to Article 7.

1.31 “Right Period” means the period during which a Right may be exercised.

1.32 “Share” means a share of authorized but unissued Common Stock or a reacquired share of issued Common Stock.

1.33 “Stock Option Committee” means a committee of three or more members appointed by the Chief Executive Officer of the Company to administer the Non-Insider Program, each of whom is ineligible to receive grants or awards under the Non-Insider Program, and has been so ineligible for at least one year.

1.34 “Subsidiary” means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

2.	Purpose

The Plan is intended to assist in attracting and retaining Employees and Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

3.	Administration

The Plan will be administered by the Committee. In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

3.1 to determine in its discretion the Employees to whom Options, Performance Units or Rights will be granted and to whom Restricted Stock and Incentive Shares will be awarded, the number of Shares to be subject to each Option, Right, Performance Unit, Restricted Stock or Incentive Share award, and the terms upon which Options, Rights or Performance Units may be acquired and exercised and the terms and conditions of Restricted Stock and Incentive Share awards;

3.2   to determine all other terms and provisions of each Agreement, which need not be identical;

3.3   without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(a) for an agreement by the Optionee or Grantee to render services to the Company or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(b) for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option, Right or Performance Unit, for other restrictions permitted by Article 11 with respect to Restricted Stock or for conditions with respect to the issuance of Incentive Shares;

(c) for an agreement by the Optionee or Grantee to resell to the Company, under specified conditions, Shares issued upon the exercise of an Option, Right or Performance Unit or awarded as Restricted Stock or Incentive Shares;

(d) for the payment of the Option Price upon the exercise by an Employee or Director of an Option otherwise than in cash, including without limitation by delivery of shares of Common Stock (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or a combination of cash and shares of Common Stock; and

(e) for the deferral of receipt of amounts that otherwise would be distributed upon exercise of a Performance Unit, the terms and conditions of any such deferral and any interest or dividend equivalent or other payment that will accrue with respect to deferred distributions;

3.4   to construe and interpret the Agreements and the Plan;

3.5   to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option, Right or Performance Unit or acquiring Restricted Stock or Incentive Shares, at the time of such exercise or acquisition, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

3.6   to provide for satisfaction of an Optionee’s or Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Company of shares of Common Stock otherwise issuable on the exercise of an Option, Right or Performance Unit or pursuant to an award of Incentive Shares or through delivery of Common Stock to the Company by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate; and

3.7   to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4.	Eligibility

Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded only to Employees and Directors. In no event may any participant receive awards and grants totaling more than 3,000,000 Shares in the aggregate under this Plan.

5.	Stock Subject to the Plan

5.1 The maximum number of Shares that may be issued under the Plan is 20,000,000 Shares. Except as otherwise provided in the following sentence, the maximum number of Shares that may be issued as Restricted Stock or Incentive Shares under the Plan is 8,000,000 Shares in the aggregate. Notwithstanding the foregoing, the Committee for the Insider Program may increase the number of Shares that may be issued as Restricted Stock or Incentive Shares to an amount in excess of 8,000,000 Shares, provided that for each such Share in excess of 8,000,000 Shares that are issued as Restricted Stock or Incentive Shares, in the aggregate, the number of Shares that may be issued under the Plan will be reduced by four Shares. In addition to the decisions that it makes in administering the Insider Program, annually the Committee for the Insider Program will approve the number of Shares to be granted under the Non-Insider Program for that fiscal year.

5.2 If an Option, Right or Performance Unit expires or terminates for any reason (other than termination by virtue of the exercise of a Related Option, Related Right or a Related Performance Unit, as the case may be) without having been fully exercised, if Shares of Restricted Stock are forfeited or if Incentive Shares are not issued or are forfeited, the unissued or forfeited Shares that had been subject to the Agreement relating thereto will become available for the grant of other Options, Rights and Performance Units or for the award of additional Restricted Stock or Incentive Shares, provided that in the case of forfeited Shares, the Grantee has received no dividends prior to forfeiture with respect to such Shares.

5.3 The Shares issued upon the exercise of a Right or Performance Unit (or, if cash is payable in connection with such exercise, that number of Shares having a Fair Market Value equal to the cash payable upon such exercise), will be charged against the number of Shares issuable under the Plan and will not become available for the grant of other Options, Rights and Performance Units or for the award of Restricted Stock or Incentive Shares. If the Right referred to in the preceding sentence is a Related Right, or if the Performance Unit referred to in the preceding sentence is a Related Performance Unit, the Shares subject to the Related Option, to the extent not charged against the number of Shares subject to the Plan in accordance with this Section 5.3, will become available for the grant of other Options, Rights and Performance Units or for the award of additional Restricted Stock or Incentive Shares.

6.	Options

6.1 The Committee is authorized to grant Options to Employees and Directors.

6.2 The Option Period for Options granted to Employees and Directors will be determined by the Committee and specifically set forth in the Agreement. No Option will be exercisable before six months after the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period) or after ten years from the Date of Grant.

6.3 The maximum number of Shares of Common Stock with respect to which Options may be granted to any Employee or Director under this Plan during its term is 3,000,000 Shares. In no event will the Option Price of an Option be less than the Fair Market Value of a Share of Common Stock at the time of the grant.

6.4 All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

7.	Rights

7.1 The Committee is hereby authorized to grant Rights to Employees and Directors.

7.2 A Right may be granted under the Plan:

(a) in connection with, and at the same time as, the grant of an Option under the Plan;

(b) by amendment of an outstanding Option granted under the Plan; or

(c) independently of any Option granted under the Plan.

A Right granted under clause (a) or (b) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Option.

7.3 A Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the Date of Exercise not to exceed the number of Shares subject to the portion of the Right exercised multiplied by an amount equal to the excess of (i) the Fair Market Value of a share of Common Stock on the Date of Exercise of the Right over (ii) either (A) the Fair Market Value of a share of Common Stock on the Date of Grant of the Right if it is not a Related Right, or (B) the Option Price as provided in the Related Option if the Right is a Related Right.

7.4 The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however —

(a) a Right may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period);

(b) a Right will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Right, the expiration of the Related Option; and

(c) a Right may be exercised only when the Fair Market Value of a share of Common Stock exceeds either (i) the Fair Market Value of a share of Common Stock on the Date of Grant of the Right if it is not a Related Right, or (ii) the Option Price as provided in the Related Option if the Right is a Related Right.

7.5 The exercise, in whole or in part, of a Related Right will cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option will cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Option is exercised.

7.6 Rights granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3(d) under the Exchange Act during the term of this Plan. Should any additional provisions be necessary for this Article 7 to comply with the requirements of Rule 16b-3(d) or any other rules or regulations, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable. The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3(d); however, the Company’s failure for any reason whatsoever to comply with such requirements or with any other requirements of Rule 16b-3, and any resultant unavailability of Rule 16b-3(d) to Optionees will not impose any liability on the Company to any Optionee or any other party.

7.7 To the extent required by Rule 16b-3(d) under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Right. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval. Consent may be given in whole or as to a portion of the Right surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Right will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

7.8 The maximum number of Shares of Common Stock with respect to which Rights may be granted to any Employee or Director under this Plan during its term is 3,000,000 Shares.

8.	Performance Units

8.1 The Committee is hereby authorized to grant Performance Units to Employees and Directors.

8.2 Performance Units may be granted under the Plan:

(a) in connection with, and at the same time as, the grant of an Option under the Plan;

(b) by amendment of an outstanding Option under the Plan; or

(c) independently of any Option granted under the Plan.

A Performance Unit granted under clause (a) or (b) of the preceding sentence is a Related Performance Unit. A Related Performance Unit may, in the Committee’s discretion, apply to all or a portion of the shares subject to the Related Option.

8.3 A Performance Unit may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Optionee to receive, without any payment to the Company (other than required income tax withholding amounts), cash, Shares or a combination of cash and Shares, based upon the degree to which Performance Goals established by the Committee and specified in the Agreement have been achieved.

8.4 The Performance Unit Period will be determined by the Committee and specifically set forth in the Agreement, provided, however —

(a) a Performance Unit may not be exercised before the expiration of six months from the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period); and

(b) a Performance Unit will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related Performance Unit, the expiration of the Related Option.

8.5 Each Agreement granting Performance Units will specify the number of Performance Units granted; provided, however, that the maximum number of Related Performance Units may not exceed the maximum number of Shares subject to the Related Option.

8.6 The exercise, in whole or in part, of Related Performance Units will cause a reduction in the number of Shares subject to the Related Option and the number of Performance Units in accordance with the terms of the Agreement. Similarly, the exercise, in whole or in part, of a Related Option, will cause a reduction in the number of Shares subject to the Related Performance Unit equal to the number of Shares with respect to which the Related Option is exercised.

8.7 Performance Units granted under the Plan, to the extent determined by the Committee, will comply with the requirements of Rule 16b-3(d) under the Exchange Act during the term of this Plan. Should any additional provisions be necessary for this Article 8 to comply with the requirements of Rule 16b-3(d) or any other applicable rule or regulation, the Board may amend this Plan to delete, add to or modify the provisions of the Plan accordingly, subject to the provisions of Article 14, if applicable. The Company intends to comply, if and to the extent applicable, with the requirements of Rule 16b-3(d); however, the Company’s failure for any reason whatsoever to comply with such requirements or with any other requirements of Rule 16b-3, and any resultant unavailability of Rule 16b-3(d) to Optionees will not impose any liability on the Company to any Optionee or any other party.

8.8 To the extent required by Rule 16b-3(d) under the Exchange Act or otherwise provided in the Agreement, the Committee will have sole discretion to consent to or disapprove the election of any Optionee to receive cash in full or partial settlement of a Performance Unit. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent will be disapproval. Consent may be given in whole or as to a portion of the Performance Unit surrendered by the Optionee. If the election to receive cash is disapproved in whole or in part, the Performance Unit will be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

8.9 The maximum number of Shares that may be issued to any Employee or Director pursuant to the exercise of Performance Units may not exceed 3,000,000 Shares. For purposes of the preceding sentence, any Performance Units paid in the form of cash will be deemed to have been paid in Shares, with the number of Shares being deemed paid equal to the amount of cash paid to the Employee or Director divided by the Fair Market Value of a Share on the date of payment.

9.	Exercise

An Option, Right or Performance Unit, subject to the provisions of the Agreement under which it was granted, may be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (i) full payment for the Shares with respect to which the Option is exercised, or (ii) irrevocable instructions to a broker selected by the Committee to consummate “cashless” exercises to deliver promptly to the Company cash equal to full payment for the Shares for which the Option is exercised.

10.	Non-transferability

Unless otherwise provided in the Agreement respecting the grant or award, Options, Rights, Performance Units and Incentive Shares granted or awarded under the Plan will not be transferable otherwise than by will or the laws of descent and distribution, and an Option, Right or Performance Unit may be exercised during his or her lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative. A Related Right or Related Performance Unit is transferable only when the Related Option is transferable and only with the Related Option and under the same conditions.

11.	Restricted Stock Awards

11.1 The Committee is hereby authorized to award Shares of Restricted Stock to Employees and Directors.

11.2 Restricted Stock awards under the Plan will consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions intended to further the purposes of the Plan as may be determined by the Committee. The terms and conditions may provide, in the discretion of the Committee, for the vesting of such awards to be contingent upon the achievement of one or more Performance Goals.

11.3 Restricted Stock awards will be evidenced by Agreements containing provisions setting forth the terms and conditions governing such awards. Each such agreement will contain the following:

(a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under the Plan, (ii) the right to vote the Shares, or

(iii) the right to receive dividends thereon in each case during the restriction period applicable to the Shares; provided, however, that the Grantee will have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

(b) at least one term, condition or restriction constituting a “substantial risk of forfeiture” as defined in Section 83(c) of the Code;

(c) such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);

(d) a requirement that each certificate representing Shares of Restricted Stock must be deposited with the Company, or its designee, and will bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in THE KROGER CO. 2005 Long-Term Incentive Plan and an Agreement entered into between the registered owner and The Kroger Co. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co.

(e) the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock, provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Grantee; and

(f) the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan will lapse and new certificates free of the foregoing legend will be issued to the Grantee or his or her legal representative.

11.4 The Committee may include in an Agreement a requirement that in the event of a Grantee’s termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock will be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee will thereafter have any further rights or interest in the Shares or certificates.

11.5 The maximum number of Shares of Restricted Stock that may be awarded to any Employee or Director under this Plan during its term is 3,000,000 Shares.

12.	Incentive Share Awards

12.1 The Committee is hereby authorized to award Incentive Shares to Employees and Directors.

12.2 Incentive Shares will be Shares that are issued at such times, subject to achievement of such Performance Goals or other goals and on such other terms and conditions as the Committee deems appropriate and specify in the Agreement relating thereto.

12.3 The maximum number of Shares of Incentive Shares that may be awarded to any Employee or Director under this Plan during its term is 3,000,000 Shares.

13.	Capital Adjustments

The number and class of Shares subject to each outstanding Option, Right or Performance Unit or Restricted Stock or Incentive Share award, the Option Price and the aggregate number and class of Shares for which grants or awards thereafter may be made will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

14.	Termination or Amendment

The Board may amend or terminate this Plan in any respect at any time. Board approval must be accompanied by (i) shareholder approval in those cases in which amendment requires shareholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) affected Optionee or Grantee approval if the amendment or termination would adversely affect the holder’s rights under any outstanding grants or awards.

15.	Modification, Extension and Renewal of Options, Rights, Performance Units, Restricted Stock and Incentive Shares

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options, Rights and Performance Units, or accept the surrender of outstanding options, rights and performance units (to the extent not theretofore exercised) granted under the Plan or under any other plan of the Company, a Subsidiary or a company or similar entity acquired by the Company or a Subsidiary, and authorize the granting of new Options, Rights and Performance Units pursuant to the Plan in substitution therefor (to the extent not theretofore exercised), and the substituted Options, Rights and Performance Units may specify a longer term than the surrendered options, rights and performance units or may have any other provisions that are authorized by the Plan; provided that the exercise price may not be less than that of the surrendered option, rights and performance units. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement providing for awards of Restricted Stock or Incentive Shares. Notwithstanding the foregoing, however, no modification of an Option, Right or Performance Unit granted under the Plan, or an award of Restricted Stock or Incentive Shares, will, without the consent of the Optionee or Grantee, alter or impair any of the Optionee’s or Grantee’s rights or obligations.

16.	Effectiveness of the Plan

The Plan and any amendments requiring shareholder approval pursuant to Article 14 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board. Subject to that approval, the Plan is effective upon approval by the shareholders and any amendments are effective on the date on which they are adopted by the Board. Options, Rights, Performance Units, Restricted Stock and Incentive Shares may be granted or awarded prior to shareholder approval of the Plan or amendments, but each such Option, Right, Performance Unit, Restricted Stock or Incentive Share grant or award will be subject to the approval of the Plan or amendments by the shareholders. The date on which any Option, Right, Performance Unit, Restricted Stock or Incentive Shares granted or awarded prior to shareholder approval of the Plan or amendment is granted or awarded will be the Date of Grant for all purposes as if the Option, Right, Performance Unit, Restricted Stock or Incentive Shares had not been subject to approval. No Option, Right or Performance Unit may be exercised prior to such shareholder approval, and any Restricted Stock or Incentive Shares awarded will be forfeited if such shareholder approval is not obtained.

17.	Term of the Plan

Unless sooner terminated by the Board pursuant to Article 14, the Plan will terminate on the date ten years after its adoption by the Board, and no Options, Rights, Performance Units, Restricted Stock or Incentive Shares may be granted or awarded after termination. The termination will not affect the validity of any Option, Right, Performance Unit, Restricted Stock or Incentive Shares outstanding on the date of termination.

18.	Indemnification of Committee

In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option, Right, Performance Unit, Restricted Stock or Incentive Shares granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Company.

19.	General Provisions

19.1 The establishment of the Plan will not confer upon any Employee or Director any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in the Plan.

19.2 The Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Director, nor is it a contract of employment between the Company or any Subsidiary and any Employee or Director. Participation in the Plan, or the receipt of a grant or award hereunder, will not give an Employee or Director any right to be retained in the service of the Company or any Subsidiary.

19.3 The Company and its Subsidiaries may assume options, warrants, or rights to purchase stock issued or granted by other corporations whose stock or assets are acquired by the Company or its Subsidiaries, or that is merged into or consolidated with the Company. Assumed options will not be counted toward the limit specified in Section 6.3 unless the Committee determines that application of the limit is necessary for the grants of Options to qualify as “performance-based compensation” under Section 162(m) of the Code. Neither the adoption of this Plan, nor its submission to the shareholders, may be taken to impose any limitations on the powers of the Company or its affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other long-term incentive plans or to impose any requirement of shareholder approval upon the same.

19.4 The interests of any Employee or Director under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Article 10.

19.5 The Plan will be governed, construed and administered in accordance with the laws of Ohio.

2004 Annual Report

FINANCIAL REPORT 2004

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. As discussed in Note 19 to the Consolidated Financial Statements, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, as of February 2, 2003. As discussed in Notes 1 and 5 to the Consolidated Financial Statements, the Company also adopted the provisions of Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of January 1, 2003. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been approved by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of the Company’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

Management also recognizes its responsibility for fostering a strong ethical climate so that the Company’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout the Company and available on the Company’s website at www.kroger.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of The Kroger Co. is responsible for establishing and maintaining adequate control over financial reporting for the Company. With the participation of the Chairman and Chief Executive Officer and the Chief Financial Officer, management conducted an evaluation of the effectiveness of the internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management has concluded that the Company’s internal control over financial reporting was not effective as of January 29, 2005, due to the material weakness described below.

A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected. As of January 29, 2005, we did not maintain effective controls over the determination of deferred income tax balances related to a business combination. Specifically, controls over the processes and procedures in calculating deferred income tax liabilities related to a business combination were not effective to ensure that the deferred income tax liabilities and allocated goodwill were fairly stated in accordance with generally accepted accounting principles. This deficiency resulted in a year-end audit adjustment affecting deferred income tax liabilities, goodwill and the goodwill impairment charge. Therefore, management concluded that this control deficiency constitutes a material weakness.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 29, 2005 has been audited by PricewaterhouseCoopers LLP, as stated in their report (which expressed an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of January 29, 2005), which is included on page A-31 in this Annual Report.

David B. Dillon	J. Michael Schlotman
Chairman of the Board and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

SELECTED FINANCIAL DATA

	Fiscal Years Ended
	January 29, 2005 (52 weeks)	January 31, 2004 (52 weeks)	February 1, 2003 (52 weeks)	February 2, 2002 (52 weeks)	February 3, 2001 (53 weeks)
	(In millions, except per share amounts)
Sales	$56,434	$53,791	$51,760	$50,098	$49,000
Earnings (loss) before cumulative effect of accounting change	(100)	312	1,218	1,040	874
Cumulative effect of accounting change (A)	—	—	(16)	—	—
Net earnings (loss)	(100)	312	1,202	1,040	874
Diluted earnings (loss) per share:
Earnings (loss) before cumulative effect of accounting change	(0.14)	0.41	1.54	1.26	1.03
Cumulative effect of accounting change (A)	—	—	(.02)	—	—
Net earnings (loss)	(0.14)	0.41	1.52	1.26	1.03
Total assets	20,491	20,763	20,318	19,069	18,472
Long-term obligations, including obligations under capital leases	10,635	10,613	10,667	10,103	9,727
Shareowners’ equity	3,540	3,985	3,827	3,482	3,072
Cash dividends per common share (B)	—	—	—	—	—

(A)	Amounts are net of tax. Refer to Note 5 of the Consolidated Financial Statements.

(B)	During the fiscal years ended February 2, 2002, and prior, the Company was prohibited from paying cash dividends under the terms of its previous Credit Agreement. On May 22, 2002, the Company entered into a new Credit Agreement, at which time the restriction on payment of cash dividends was eliminated. However, no cash dividends were declared or paid in any of the periods presented.

COMMON STOCK PRICE RANGE

	2004		2003
Quarter	High	Low	High	Low
1st	$19.67	$15.95	$15.52	$12.05
2nd	$18.36	$14.70	$18.41	$15.14
3rd	$17.31	$14.65	$19.70	$17.00
4th	$17.75	$15.53	$19.03	$16.80

Main trading market: New York Stock Exchange (Symbol KR)

Number of shareholders of record at year-end 2004:	49,817

Number of shareholders of record at April 8, 2005:	49,517

Determined by number of shareholders of record

The Company has not paid dividends on its Common Stock for the past three fiscal years.

On January 17, 2005, the Company issued 21,761 shares of Common Stock to Robert I. Bernstein (the “Warrant Holder”). The shares were issued to the Warrant Holder upon conversion of warrants issued pursuant to a Warrant Agreement dated May 23, 1996. The original warrants were issued in a private placement transaction not involving a public offering pursuant to Section 4(2) of the Securities Act of 1933, as amended. The conversion of the warrants into common stock was an exempt exchange under Section 3(a)(9) of the Securities Act. The Company received no proceeds from the issuance of the common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding shares outstanding and available for issuance under the Company’s existing stock option plans.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	65,649,738	(1)	$17.8049	8,072,418
Equity compensation plans not approved by security holders	1,200		$6.4850	—
Total	65,650,938	(1)	$17.8047	8,072,418

The securities to be issued under stock plans not approved by shareholders related to options issued under the Company’s 1987 Stock Option plan and 1988 Stock Option Plan. These plans provided for the issuance of nonqualified stock options and restricted stock to employees of the Company. Both plans expired 10 years after adoption. Although outstanding options continue to be exercisable in accordance with their terms, no additional options may be issued from these plans.

(1)	This amount includes 4,163,863 warrants outstanding and originally issued to The Yucaipa Companies pursuant to a Warrant Agreement dated as of May 23, 1996, between Smith’s Food & Drug Centers, Inc. and The Yucaipa Companies, as Consultant.

ISSUER PURCHASES OF EQUITY SECURITIES

Period	Total Number of Shares Repurchased	Average Price Paid Per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(1)	Maximum Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs(2) (in millions)
First Quarter (16 weeks)
February 1, 2004 to May 22, 2004	8,980,970	$16.62	8,980,970	$39
Second Quarter (12 weeks)
May 23, 2004 to August 14, 2004	1,212,269	$16.73	1,075,000	$21
Third Quarter (12 weeks)
August 15, 2004 to November 6, 2004	5,443,571	$15.18	5,442,600	$422
Fourth Quarter (12 weeks)
November 7, 2004 to January 29, 2005	4,338,895	$16.50	4,186,400	$353

Total	19,975,705	$16.21	19,684,970	$353

(1)	Shares were repurchased under (i) a $500 million stock repurchase program authorized by the Board of directors on December 10, 2002, which was replaced by a $500 million stock repurchase program, authorized by the Board of Directors on September 16, 2004, and (ii) a program authorized in December 1999 to repurchase common stock to reduce dilution resulting from our employee stock option plans, a program that is limited based on proceeds received from exercises of stock options and the tax benefits associated therewith. The programs have no expiration date but may be terminated by the Board of Directors at any time. No shares were purchased other than through publicly announced programs during the periods shown.
(2)	Amounts shown in this column reflect amounts remaining under the $500 million stock repurchase programs referenced in Note 1 above. Amounts to be invested under the program utilizing option exercise proceeds are dependent upon option exercise activity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR BUSINESS

The Kroger Co. was founded in 1883 and incorporated in 1902. It is one of the nation’s largest retailers, operating 2,532 stores under two dozen banners including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s, Fry’s, Fry’s Marketplace, Dillons, QFC and City Market. The Company also operates 795 convenience stores, 436 fine jewelry stores, and 536 supermarket fuel centers.

Kroger operates 42 manufacturing plants, primarily bakeries and dairies, which supply about two-thirds of the private label grocery products sold in the Company’s retail outlets.

Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominantly by selling products at price levels that produce revenues in excess of our costs to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. The Company’s operations are reported as a single operating segment: the retail sale of merchandise to individual customers.

OUR 2004 PERFORMANCE

The operating environment of the food retailing industry continues to be characterized by intense price competition, aggressive supercenter expansion, increasing fragmentation of retail formats, and market consolidation. Over the past several years, many traditional supermarket operators, including Kroger, have experienced declining profit margins. In an effort to maintain market share, we have lowered retail prices at a rate faster than we were able to reduce costs.

Kroger recognized the major changes in the operating environment and in 2001 we implemented a plan to transition to a lower gross margin environment. During 2002 and 2003 our identical food store sales without fuel declined. In 2004 we were pleased with the progress of our identical sales, excluding the effect of fuel and the southern California labor dispute, which has now shown sequential improvement for seven of the past eight quarters. Identical food store sales on this same basis increased 1.2% in 2004. This nearly met the 1.3% target we established at the beginning of the year. This was accomplished by focusing on our customers’ needs of high-quality perishable products and lowering selected prices.

Our internal analysis shows that we hold the #1 or #2 position in 40 of our 52 major markets. We define a major market as one in which we operate nine or more stores. According to our internal market share estimates, which include all retail outlets including supercenters and other non-traditional retail formats, Kroger’s market share increased in 23 of our 52 major markets in 2004, declined in 27 and remained unchanged in two. Six of the 27 markets in which our market share declined are in California, including five markets that were significantly affected by the southern California labor dispute. On a volume-weighted basis, Kroger’s overall market share declined slightly in our 52 major markets.

Our 2003 and 2004 financial results were affected by asset and goodwill impairment charges and two labor disputes that occurred in southern California and West Virginia. In West Virginia, we closed 44 stores starting October 13, 2003 when a strike was conducted by a local union of the United Food and Commercial Workers International Union (“UFCW”). These stores were reopened on December 11, 2003 after ratification of a new contract. In southern California, our Ralphs stores, as well as stores operated by Safeway, Inc. and Albertson’s, Inc.

were subject to a labor dispute that started on October 12, 2003 and ended 141 days later on February 29, 2004. We are working hard to rebuild our business in this region. The recovery from the labor dispute has been slower than we expected. We continue to emphasize store conditions, associate training, associate engagement and competitive pricing. We are making progress and have a plan in place to return sales to pre-strike levels.

Excluding the impairment charges and the effect of the strikes, our net earnings still declined in 2004. Our increased sales did not translate to increased bottom line earnings. The competitive environment’s pressure on retail prices combined with increased inflation in product costs and increasingly price-conscious consumers have resulted in lower gross profit. Additionally, increases in operating and administrative costs, especially employee health care costs and pension costs have been increasing at a higher rate than sales.

FUTURE EXPECTATIONS

We believe that Kroger is now positioned, despite intense price competition, to increase total sales, identical store sales, and earnings. Kroger’s plan starts with the customer. We are listening to our customers through research and focus groups. Our plan centers around those areas that our customers have told us are important. Our focus is on differentiating our stores, being competitive on price, and providing our customers a superior shopping experience as compared to our competitors, in terms of service, product quality, and variety.

The plan should allow us to build a stronger relationship with our customers, position Kroger as the retailer of choice, and generate a satisfactory return for our shareholders. Significant, sustainable cost reductions will enable us to achieve our plan. Costs savings will be derived from areas such as process improvements, restructured labor contracts that will allow us to remain competitive, lower product costs, and technology utilization.

Kroger’s financial strength is an important competitive advantage. Our free cash flow permits us to upgrade and expand our asset base in order to offer customers clean, modern stores that enhance their shopping experience. Our cash flow also enables us to continue reducing debt and buy back stock.

In addition to financial strength, Kroger has many other key strengths such as a high quality asset base with leading market shares, broad geographic diversity, multiple retail formats, customer loyalty data and data analysis capability, a successful track record against supercenter competition and industry leading corporate brands.

Kroger is focused on consistently meeting the needs of our customers by providing improved service, selection and value. Our associates are key to Kroger’s success. We expect the successful execution of our strategy will be clearly evident in our 2005 financial results.

Further discussion on our industry, the current economic environment and our related strategic plans is included in “Outlook.”

RESULTS OF OPERATIONS

The following discussion summarizes our operating results for 2004 compared to 2003 and for 2003 compared to 2002. Comparability is affected by certain income and expense items that fluctuated significantly between and among the periods, including goodwill and asset impairment charges and labor disputes in West Virginia and southern California. These items are identified and discussed in more detail below in “Other Items” and “Estimated Effect of Labor Disputes.”

Certain amounts set forth below have been revised from those contained in the preliminary financial statements reported in Kroger’s earnings release filed on a Form 8-K dated March 8, 2005. The changes related to the correction of the amount recorded for deferred income taxes related to the Ralphs business combination. The correction resulted in a change to the goodwill impairment charge related to the Ralphs and Food 4 less operations in southern California.

Net Earnings (Loss)

We recorded a net loss totaling $100 million, or $0.14 per share, for 2004, compared to net earnings totaling $312 million, or $0.41 per diluted share, in 2003 and net earnings of $1,202 million, or $1.52 per diluted share, in 2002. The decrease in net earnings in 2004 and 2003 was significantly affected by labor disputes as well as goodwill and asset impairment charges. These items are more fully described below in “Other Items” and “Estimated Effect Of Labor Disputes.” Lower gross margins, a result of our investment in pricing due to the competitive operating environment, also affect our year-to-year net earnings results.

Sales

Total Sales

(in millions)

	2004	Percentage Increase	2003	Percentage Increase	2002
Total food store sales without fuel	$51,106.2	2.9%	$49,650.0	2.8%	$48,295.1
Total food store fuel sales	2,305.2	59.0%	1,449.9	60.7%	902.5

Total food store sales	$53,411.4	4.5%	$51,099.9	3.9%	$49,197.6
Other sales	3,023.0	12.3%	2,690.9	5.0%	2,561.9

Total Sales	$56,434.4	4.9%	$53,790.8	3.9%	$51,759.5

The change in our total sales is driven by identical store sales and square footage growth, as well as inflation in fuel and other commodities.

We define a food store as an identical store when the store has been in operation without expansion or relocation for five full quarters. We calculate annualized identical food store sales based on a summation of four quarters of identical sales. Our annualized identical food store sales results are summarized below.

Identical Food Store Sales

(in millions)

			Excluding Stores Affected By Labor Disputes (1):
Dollars	2004	2003	2004	2003
Including supermarket fuel centers	$50,135.0	$49,110.1	$43,462.4	$42,338.3
Excluding supermarket fuel centers	$48,068.0	$47,699.6	$41,427.9	$40,921.3

Percentage Increase
Including supermarket fuel centers	2.1%	0.4%	2.7%	0.7%
Excluding supermarket fuel centers	0.8%	(0.4)%	1.2%	(0.2)%

We define a food store as a comparable store when the store has been in operation for five full quarters, including expansions and relocations. We calculate annualized comparable food store sales based on a summation of four quarters of comparable sales. Our annualized comparable food store sales results are summarized in the table below.

Comparable Food Store Sales

(in millions)

			Excluding Stores Affected By Labor Disputes (1):
Dollars	2004	2003	2004	2003
Including supermarket fuel centers	$51,581.9	$50,273.1	$44,796.4	$43,427.9
Excluding supermarket fuel centers	$49,440.4	$48,814.5	$42,687.3	$41,992.8

Percentage Increase
Including supermarket fuel centers	2.6%	1.0%	3.2%	1.3%
Excluding supermarket fuel centers	1.3%	0.1%	1.7%	0.3%

(1)	Sales figures adjusted for the effects of the labor disputes exclude stores involved in labor disputes, as well as Food 4 Less stores whose sales results were favorably affected by the labor disputes in the southern California region.

Our sales in 2004 were also affected by inflation and deflation in various commodity groups, our competitive operating environment, the recovery from the labor disputes in West Virginia and southern California and the results of our strategic initiatives.

FIFO Gross Margin

We calculate First-In, First-Out (“FIFO”) Gross Margin as follows: Sales minus merchandise costs plus Last-In, First-Out (“LIFO”) charge (credit). Merchandise costs include advertising, warehousing and transportation, but exclude depreciation expense and rent expense. FIFO gross margin is an important measure used by our management to evaluate merchandising and operational effectiveness. Our FIFO gross margin rates were 25.41%, 26.38% and 26.85% in 2004, 2003 and 2002, respectively. These declining rates reflect our continued investment in lower retail prices. Higher fuel sales that carry a low gross profit rate reduced our FIFO gross margin rates by 135, 93 and 69 basis points in 2004, 2003 and 2002, respectively. The southern California labor dispute and our related recovery efforts reduced gross profit rates in both 2004 and 2003. Additionally, other items recorded as merchandise costs in 2004, 2003 and 2002 further affected our FIFO gross margin rates. These items are more fully described below in “Other Items” and “Estimated Effect of Labor Disputes.”

Operating, General and Administrative Expenses

Operating, general and administrative (“OG&A”) expenses, which consist primarily of employee-related costs such as wages, health care benefit costs and retirement plan costs, as a percent of sales were 18.80%, 19.25% and 18.58% in 2004, 2003 and 2002, respectively. Higher fuel sales reduced our OG&A rate by 105, 73 and 48 basis points in 2004, 2003 and 2002, respectively. The labor disputes and several items that are more fully described in “Other Items” and “Estimated Effect of Labor Disputes” affected our OG&A rates in 2004 and 2003.

We continue to emphasize cost containment efforts in all areas and especially in the wage and benefit areas. In the fourth quarter of 2004, health care costs declined slightly as a percent of sales, the result of progress we have made during labor negotiations. We expect additional improvement in our OG&A rate in 2005, particularly as we leverage increasing sales and cost reductions in key areas of our business.

Rent Expense

Rent expense, as a percent of sales, was 1.21%, 1.22% and 1.27% in 2004, 2003 and 2002, respectively. The decreases in these rates reflect our continued emphasis on ownership of real estate, partially offset by increased charges for the net present value of lease liabilities recorded for store closings.

Depreciation Expense

Depreciation expense, as a percent of sales, was 2.22%, 2.25% and 2.10% for 2004, 2003 and 2002, respectively. The change in these rates reflects our continued emphasis on ownership of real estate, offset by tightening of capital expenditures and the leveraging effect of increased sales.

Interest Expense

Net interest expense totaled $557 million, $604 million and $619 million for 2004, 2003 and 2002, respectively. The decrease in interest expense is the result of lower average borrowings and lower average rates on outstanding debt. Interest expense in 2004, 2003 and 2002 included $25 million, $18 million and $19 million, respectively, related to the early retirement of debt, more fully described in “Other Items.”

Income Taxes

Our effective income tax rate was 134.5%, 59.3% and 37.5% for 2004, 2003 and 2002, respectively. The effective tax rates for 2004 and 2003 differ from the effective tax rate for 2002 due to the impairment of non-deductible goodwill in 2004 and 2003. The effective income tax rates also differ from the expected statutory rate in all years presented due to the effect of state taxes.

OTHER ITEMS

The following table summarizes items that affected Kroger’s financial results during the periods presented. These items should not be considered alternatives to net earnings, net cash provided by operating activities or any other Generally Accepted Accounting Principles (“GAAP”) measure of performance or liquidity. These items should not be viewed in isolation or considered substitutes for Kroger’s results as reported in accordance with GAAP.

These items include goodwill impairment charges, asset impairment charges, restructuring charges, merger-related costs and the cumulative effect of an accounting change, all of which are shown separately in the Consolidated Statements of Operations. The items also include charges and credits that were recorded as components of FIFO gross margin, LIFO charge (credit), OG&A expense and interest expense.

	2004	2003	2002
	(In millions except per share amounts)
Items affecting FIFO gross margin (1)
Item-cost conversion	$—	$—	$91
Adoption of EITF Issue No. 02-16	—	—	28

Total affecting FIFO gross margin	—	—	119
Adoption of EITF Issue No. 02-16—LIFO effect	—	—	(28)

Items affecting OG&A
Lease liabilities—store closing plans	—	(10)	—
Excess energy purchase commitments	—	4	(19)
Settlement of energy contract dispute	—	62	—
Property tax allowance adjustment	—	(20)	—
Power outage	—	9	—
Charitable contribution	—	(5)	—

Total affecting OG&A	—	40	(19)
Items affecting interest expense	3	18	19
Goodwill impairment charge	900	444	—
Asset impairment charges	—	120	—
Restructuring charges	—	—	15
Merger-related costs	—	—	1

Total pre-tax effect	903	622	107
Income tax benefit (2)	(44)	(66)	(40)

After-tax effect	859	556	67
Cumulative effect of accounting change, net of tax (3)	—	—	16

Total after-tax expense	$859	$556	$83

Shares used in earnings per share calculation	736	754	791
Approximate per share effect	$1.17	$0.74	$0.11

(1)	FIFO gross margin is defined above in “Results of Operations.”
(2)	Income tax benefits in 2004 and 2003 are affected by the non-deductibility of the majority of the goodwill impairment charges.
(3)	The transitional impairment review required by the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” resulted in a write off of our jewelry store division goodwill.

Items Affecting FIFO Gross Margin, LIFO Charge (Credit) and Operating, General and Administrative Expense

Item-cost conversion

In 1998, prior to the merger with Fred Meyer, we changed our application of the LIFO method of accounting for certain store inventories from the retail method to the item-cost method. The change improved the accuracy of product cost calculations by eliminating the averaging and estimating inherent in the retail method.

During 2002, we adopted the item-cost method for the former Fred Meyer divisions. The cumulative effect of this change on periods prior to February 3, 2002, cannot be determined. The effect of the change on the February 3, 2002 inventory valuations, which includes other immaterial modifications in inventory valuation methods, was included in results for the quarter ended May 25, 2002. This change increased merchandise costs by $91 million and reduced net earnings by $57 million. We did not calculate the pro forma effect on prior periods because we were unable to determine cost information for these periods. The item-cost method did not have a material effect on earnings subsequent to adoption on February 3, 2002.

Adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16

We adopted EITF Issue No. 02-16 during 2002. This issue addresses the method by which retailers account for vendor allowances. Due to system constraints and the nature of certain allowances, it is sometimes not practicable to apply allowances to the item cost of inventory. Historically, we had recognized those allowances as they were earned, based on the fulfillment of the related obligations of the contract. This accounting treatment was consistent with GAAP. For all contracts entered into or modified after January 1, 2003, we have recognized prospectively, and will continue to recognize, vendor allowances when the related merchandise is sold, in accordance with Issue 02-16. Net earnings in 2002 were not affected by the adoption of Issue No. 02-16. Adoption of the Issue resulted in a $28 million pre-tax charge that was included in merchandise costs in 2002. This expense was offset by a corresponding $28 million pre-tax LIFO credit that also was included in merchandise costs in 2002.

Lease liabilities – Store Closing Plans

Due to operational changes, performance improved at five stores, not yet closed, for which store closing liabilities had been recorded as a part of a corporate-level strategic plan. As a result of this improved performance, in 2003 we modified our original plans and determined that these five locations will remain open. Additionally, closing and exit costs at other locations included in the original plans were less costly than anticipated. In total, in 2003, we recorded pre-tax income of $10 million to adjust these liabilities to reflect the outstanding lease commitments through 2020 at the locations remaining under the plans. Refer to Note 3 to the Consolidated Financial Statements for additional details of these liabilities.

No charges were recorded in 2003 for the present value of lease liabilities for stores considered in the 2003 asset impairment review. In accordance with SFAS No. 146, which is effective for all exit and disposal activities initiated after December 31, 2002, these liabilities will be recorded when these locations are closed. During fiscal 2004, we recorded lease liabilities totaling $24 million related to the closing of 41 of these stores.

Excess energy purchase commitments

During 2001, we recorded a pre-tax charge of $81 million to accrue liabilities for the estimated fair value of energy purchase commitments that provided for supplies in excess of our expected demand for electricity. SFAS No. 133 required the excess commitments to be marked to fair value through current-period earnings each quarter. We recorded pre-tax expense of $4 million and pre-tax income of $19 million as a result of the market value adjustment of these excess commitments in 2003 and 2002, respectively.

During 2003, we reached an agreement through which we ended supply arrangements in California with Dynegy, Inc., related to these two contracts and two other electricity contracts that had been previously accounted for as normal purchases normal sales contracts. The Federal Energy Regulatory Commission approved the agreement on July 23, 2003. During 2003, we paid $107 million, before the related tax benefits, to settle disputes with Dynegy related to prior over-payments, terminate two of the four contracts effective July 6, 2003, and terminate the remaining two agreements effective September 1, 2003. As a result of the settlement, we recorded $62 million of pre-tax expense in 2003.

Property Tax Allowance

In 2003, we recorded pre-tax income of $20 million related to the reversal of a property tax accrual after we determined the amount to be paid would be less than we originally estimated.

Power Outage

In 2003, we recorded a $9 million pre-tax expense for the August power outage in northwest Ohio and Michigan. The majority of the expense related to uninsured product losses. Generally, we classify uninsured product and property losses as OG&A expense.

Adjustment to Charitable Contribution Liability

In 2003, we recorded $5 million of pre-tax income to adjust previously recorded liabilities related to charitable contributions required as a result of the Fred Meyer merger. We are required to make the remaining $14 million contribution by May 2006.

Items Affecting Interest Expense

We adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” in the first quarter of 2003. As a result, expenses related to the early retirement of debt, which were recorded as extraordinary items prior to the issuance of SFAS No. 145, are now classified as interest expense in the respective periods. The 2004 expenses of $3 million pre-tax, related to a premium paid in connection with the redemption of our $750 million 7.375% bonds due March 2005, net of the effect of reduced interest expense for the balance of the year. The 2003 expenses of $18 million, pre-tax, related to premiums paid in connection with the repurchase of $100 million of long-term bonds, and the write-off of the related deferred financing costs.

Goodwill Impairment Charge

We performed the annual evaluation of goodwill required by SFAS No. 142 during the fourth quarter of 2004. This review resulted in a $900 million non-cash impairment charge related to goodwill at our Ralphs and Food 4 Less divisions. The impairment charge, most of which is non-deductible for income tax purposes, adjusted the carrying value of the divisions’ goodwill to its implied fair value. The divisions’ operating performance suffered due to the intense competitive environment following the 2003 southern California labor dispute and recovery period. The decreased operating performance was the result of the investments in personnel, training, capital and price reductions necessary to regain Ralphs’ lost business and to maintain business gained by Food 4 Less stores that were not subject to the labor dispute. As a result of this decline in operating performance, the divisions’ carrying value of goodwill exceeded its implied fair value resulting in the impairment charge. No impairment for goodwill at our other divisions was indicated during this review.

During our annual review in 2003, we recorded a $444 million non-cash goodwill impairment charge related to the goodwill at our Smith’s division following a substantial decline in the operating performance of the division compared to 2002 operating performance and expected future performance.

Asset Impairment Charges and Related Items

In accordance with our policy on impairment of long-lived assets, we recorded impairment losses for both assets to be disposed of and assets to be held and used during 2003. These losses, which are reflected in our Consolidated Statements of Operations as “Asset impairment charges,” totaled $120 million, pre-tax. The impairment review was conducted as a consequence of a corporate-level strategic plan that coordinated the closing of several locations over a relatively short period of time as a result of deteriorating operating performance. During the fourth quarter of 2003, we authorized closure of several stores throughout the country based on operating results for 2002 and 2003, as well as updated projections for 2004 and beyond. This event triggered an impairment review of stores slated for closure as well as several other under-performing locations in the fourth quarter of 2003. These charges are more fully described in Note 3 to the Consolidated Financial Statements.

Restructuring Charges

On December 11, 2001, we outlined our Strategic Growth Plan (the “Plan”) to support additional investment in our core business to increase sales and market share. Restructuring charges related to the Plan totaled $15 million, pre-tax in 2002. The majority of the charge related to severance agreements, distribution center consolidation and conversion costs. No restructuring charges were recorded in 2004 and 2003.

Merger-Related Costs

During 2002, we recorded pre-tax expenses of $1 million from the issuance of restricted stock and the related market value adjustments. The restrictions on these stock awards lapsed in 2002 based on the achievement of synergy goals established in connection with the Fred Meyer merger. No merger-related costs were recorded during 2004 or 2003. Please refer to Note 2 to our Consolidated Financial Statements for additional details of this charge.

Cumulative Effect of an Accounting Change

We adopted SFAS No. 142 on February 3, 2002. The transitional impairment review required by SFAS No. 142 resulted in a $26 million pre-tax, non-cash loss to write-off the goodwill at our jewelry store division based on its implied fair value. Impairment primarily resulted from the recent operating performance of the division and a review of the projected cash flows on a discounted basis, rather than an undiscounted basis, as was the standard under SFAS No. 121, prior to the adoption of SFAS No. 142. We recorded this loss as a cumulative effect of an accounting change, net of a $10 million tax benefit, in the first quarter of 2002.

ESTIMATED EFFECT OF LABOR DISPUTES

The following table summarizes the estimated effect of labor disputes on Kroger’s financial results. These items should not be considered alternatives to net earnings, net cash provided by operating activities or any other GAAP measure of performance or liquidity. These items should not be viewed in isolation or considered substitutes for Kroger’s results as reported in accordance with GAAP. Due to the nature of these items, as described below, it is important to identify the items and review them in conjunction with Kroger’s financial results reported in accordance with GAAP.

For the dispute-affected regions, we compared actual results to budgeted results from the start of the disputes through the first two quarters of 2004. In establishing budgets for 2004, we took into account trends existing in the market prior to the labor disputes as well as changes in our business plan strategies. Based on those budgets, the estimated effects included the difference between reported sales and sales projections less reported merchandising costs and merchandising cost projections and the difference between reported OG&A and OG&A projections. While we have relied on the accuracy of our budgets, significant amounts of judgment were used to develop those budgets and actual results, had there been no labor disputes, may have differed from those budgets.

Included in the estimated effect of labor disputes were charges and credits that were recorded as components of merchandise costs and OG&A expense. The 2003 calculation includes the effect of both the southern California and West Virginia strikes. The estimated effect includes all costs associated with the work stoppages, including expenses under the mutual strike assistance agreement in southern California entered into with Safeway, Inc. and Albertson’s, Inc., and post-strike recovery expenses through the second quarter of 2004. In the third quarter of 2004, we discontinued reporting the estimated strike effect for southern California.

	2004	2003
	(In millions except per share amounts)
Estimated effect of labor disputes on:
FIFO gross margin(1)	$133	$177
OG&A	18	216

Total pre-tax loss	$151	$393
Income tax effect	(56)	(148)

Total after-tax loss	$95	$245

Shares	736	754
Estimated loss per share	$0.13	$0.32

(1)	FIFO gross margin is defined above in “Results of Operations.”

Differences affecting FIFO gross margin included incremental warehousing, distribution, advertising and inventory shrinkage expenses incurred during the labor dispute, as well as the investment in FIFO gross margin, through targeted price reductions, and advertising in order to regain our sales during the post-strike recovery period. Differences in OG&A included costs associated with hiring and training replacement workers, costs associated with bringing in employees from other Kroger divisions to work on a temporary basis, expenses under the mutual strike assistance agreement and costs related to hiring and training workers to replace associates who did not return to work after the labor disputes ended.

COMMON STOCK REPURCHASE PROGRAM

In December 1999, we began a program to repurchase common stock to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit from these exercises. We repurchased approximately $28 million, $24 million and $65 million under the stock option program in during 2004, 2003 and 2002, respectively. On December 10, 2002, Kroger’s Board of Directors (the “Board”) authorized an additional stock repurchase program totaling $500 million. We made open market purchases totaling $277 million and $63 million under this plan in 2003 and 2002. During fiscal 2004, we made open market purchases of approximately $144 million to complete the program. In September 2004, the Board authorized a new $500 million stock repurchase program to replace the December 2002 program. As of January 29, 2005, we had made purchases totaling $147 million under the September 2004 program.

CAPITAL EXPENDITURES

Capital expenditures, excluding acquisitions, totaled $1.6 billion in 2004 compared to $2.0 billion in 2003 and $1.9 billion in 2002. The decline in 2004 was the result of our emphasis on the tightening of capital and increasing our focus on remodels, merchandising and productivity projects. Capital expenditure included $202 million and $192 million in 2003 and 2002, respectively, related to the purchase of assets previously financed under a synthetic lease. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2004	2003	2002
Beginning of year	2,532	2,488	2,418
Opened	41	44	62
Opened (relocation)	15	14	17
Acquired	20	25	37
Acquired (relocation)	3	5	8
Closed (operational)	(56)	(25)	(29)
Closed (relocation)	(23)	(19)	(25)

End of year	2,532	2,532	2,488

Total food store square footage (in millions)	141	140	136

CRITICAL ACCOUNTING POLICIES

We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Self-Insurance Costs

We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through January 29, 2005. Case-reserves are established for reported claims using case-basis evaluation of the underlying claim data and are updated as information becomes known.

The liabilities for workers’ compensation claims are accounted for on a present value basis utilizing a risk-adjusted discount rate. The difference between the discounted and undiscounted workers’ compensation liabilities was $38 million as of January 29, 2005. We have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can impact ultimate costs. Although our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, any changes could have a considerable effect upon future claim costs and currently recorded liabilities.

Impairments of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, we compare discounted future cash flows to the asset’s current carrying value. We record impairment when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, the value of the property and equipment is adjusted to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal.

The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections project several years into the future and include assumptions on variables such as inflation, the economy and market competition.

We perform impairment reviews at both the division and corporate levels. Generally, for reviews performed by local management, costs to reduce the carrying value of long-lived assets are reflected in the Consolidated Statements of Earnings as “Operating, general and administrative” expense. Costs to reduce the carrying value of long-lived assets that result from corporate-level strategic plans are separately identified in the Consolidated Statements of Earnings as “Asset impairment charges.” Refer to “Other Items” for a description of asset impairment charges recorded during 2003.

Goodwill

Goodwill is reviewed for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a division for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a division is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2004, 2003 and 2002 are summarized in Note 5 to the Consolidated Financial Statements.

The annual impairment review requires the extensive use of accounting judgment and financial estimates. Application of alternative assumptions and definitions, such as reviewing goodwill for impairment at a different organizational level, could produce significantly different results. Similar to our policy on impairment of long-lived assets, the cash flow projections embedded in our goodwill impairment reviews can be affected by several items such as inflation, the economy and market competition.

Intangible Assets

In addition to goodwill, the Company has recorded intangible assets totaling $20 million and $29 million for liquor licenses and pharmacy prescription file purchases, respectively, at January 29, 2005. Balances at January 31, 2004, were $20 million for liquor licenses and $21 million for pharmacy prescription files. Owned liquor licenses are not amortized, while liquor licenses that must be renewed are amortized over their useful life. Pharmacy prescription file purchases are amortized over seven years. We test these assets annually for impairment.

Store Closing Costs

We provide for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. However, the ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with our policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

Post-Retirement Benefit Plans

(a) Company-Sponsored Pension Plans

The determination of our obligation and expense for company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 18 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rate of increases in compensation and health care costs. In accordance with GAAP, actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other post-retirement obligations and our future expense. Note 18 to the Consolidated Financial Statements discusses the impact of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

The discount rate is based primarily on the yield on high-quality fixed income investments as of the measurement date. We lowered the discount rate to 5.75% as of January 29, 2005, from 6.25% as of January 31, 2004. The 50 basis point reduction in the discount rate increased the projected pension benefit obligation as of January 29, 2005, by $120 million. In 2005, we expect that the annual pension expense will increase by $15 million as a result of this change.

To determine the expected return on pension plan assets, we contemplate current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. For 2004, we assumed a pension return rate of 8.5%, consistent with 2003. Our pension plan’s average return was 10.9% for the 10 calendar years ended December 31, 2004, net of all investment management fees and expenses. We believe the pension return assumption is appropriate because we do not expect that future returns will achieve the same level of performance as the historical average annual return.

In addition to the $35 million we contributed in 2004 and the $100 million we contributed in 2003, we are required to make cash contributions totaling $142 million to our company-sponsored pension plan during fiscal 2005. We may make additional contributions during 2005 in order to maintain our desired funding status. We expect any additional contributions during 2005 will decrease our required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions.

(b) Multi-Employer Plans

We also contribute to various multi-employer pension plans based on obligations arising from most of our collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

We recognize expense in connection with these plans as contributions are funded, in accordance with GAAP. We made contributions to these plans, and recognized expense, of $180 million in 2004, $169 million in 2003, and $153 million in 2002. We estimate we would have contributed an additional $2 million in 2004 and $13 million in 2003, but our obligation to contribute was suspended during the labor disputes.

Based on the most recent information available to us, we believe that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, i.e., the amount of underfunding, as of December 31, 2004. Because Kroger is only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of Kroger’s contributions to the total of all contributions to these plans in a year as a way of assessing Kroger’s “share” of the underfunding. As of December 31, 2004, we estimate that Kroger’s share of the underfunding of multi-employer plans to which Kroger contributes was $1.0 to $1.3 billion, pre-tax. Our estimate is based on actuarial evaluations and other data (which, itself, includes estimates). Our estimate is imprecise and not necessarily reliable.

We have made and disclosed this estimate not because this underfunding is a direct liability of Kroger. Rather, we believe the underfunding is likely to have important consequences. We expect our contributions to these multi-employer plans will continue to increase each year, and therefore the expense we recognize under GAAP will increase. We expect our contributions in 2005 will increase approximately 20 percent, and we expect that amount to increase by about five percent each year thereafter. The amount of increases in 2005 and beyond has been favorably affected by the labor agreements negotiated in southern California and elsewhere during 2004 and by related trustee actions. Although underfunding can result in the imposition of excise taxes on contributing employers, increased contributions can reduce underfunding so that excise taxes are not triggered. Our estimate of future contribution increases takes into account the avoidance of those taxes. Finally, underfunding means that in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

The amount of underfunding described above is an estimate and is disclosed for the purpose described. The amount could decline, and Kroger’s future expense would be favorably affected, if the values of net assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, Kroger’s share of the underfunding would increase and Kroger’s future expense could be adversely affected if net asset values decline, or if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation.

Deferred Rent

We recognize rent holidays, including the time period during which we have access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Consolidated Balance Sheets.

Tax Contingencies

Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which we have established an allowance, is audited and fully resolved. As of January 29, 2005, tax years 1999 to 2002 were undergoing examination by the Internal Revenue Service.

The establishment of our tax contingency allowances relies on the judgment of management to estimate the exposures associated with our various filing positions. Although management believes those estimates and judgments are reasonable, actual results could differ, resulting in gains or losses that may be material to our Consolidated Statements of Operations.

To the extent the we prevail in matters for which allowances have been established, or are required to pay amounts in excess of these allowances, our effective tax rate in any given financial statement period could be materially affected. An unfavorable tax settlement could require use of cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.

Stock Option Plans

We apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for our stock option plans. Accordingly, because the exercise price of the option granted equals the market value of the underlying stock on the option grant date, no stock-based compensation expense is included in net earnings, other than expenses related to restricted stock awards. Notes 1 and 13 to the Consolidated Financial Statements describe the effect on net earnings if compensation cost for all options had been determined based on the fair market value at the grant date for awards, consistent with the methodology prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation.”

Inventories

Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 97% of inventories for 2004 and 2003, respectively, were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $373 million at January 29, 2005, and by $324 million at January 31, 2004. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all non-perishable store inventories and some perishable departments at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances) of each item and recording the actual cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory and purchasing levels when compared to the methodology followed under the retail method of accounting.

We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Information

Net cash provided by operating activities

We generated $2,330 million of cash from operations in 2004 compared to $2,215 million in 2003 and $3,183 million in 2002. Changes in our operating assets and liabilities also affect the net amount of cash provided by our operating activities. During 2004, we realized a $21 million increase in operating assets and liabilities compared to a $255 million increase during 2003 and a $302 million reduction during 2002. Fluctuations in our accounts payable balances and store deposit in-transit balances contributed to the changes in operating assets and liabilities in 2003 and 2002. The increase in our store deposits in-transit balances in 2003 was primarily related to our decision to discontinue the practice of transferring deposits to our concentration account prior to receiving credit for those deposits from other banks. Offsetting the changes in our store deposits in-transit balances, our other current liabilities increased in 2003 as a result of the labor disputes discussed in “Estimated Effect of Labor Disputes.” In 2002, our accounts payable balances increased substantially due to an enterprise systems conversion that enabled our western divisions to improve their accounts payable position.

The amount of cash paid for income taxes in 2004 was higher than the amount paid in 2003 due primarily to higher earnings before the effect of goodwill impairment charges. In addition, the bonus depreciation provision, which expired in December 2004 reduced our cash taxes in 2004, 2003 and 2002, and we expect the cash benefit will reverse in 2005. This provision reduced our cash taxes by approximately $106 million, $130 million and $106 million in 2004, 2003 and 2002, respectively.

Our 2004 and 2003 operating cash flow results also reflect cash contributions totaling $35 million and $100 million, respectively, to our company-sponsored pension plan.

Net cash used by investing activities

Cash used by investing activities was $1,608 million in 2004, compared to $2,026 million in 2003 and $1,907 million in 2002. The amount of cash used by investing activities in 2004 decreased from 2003 and 2002 due to reduced capital expenditures.

Net cash used by financing activities

Financing activities used $737 million of cash in 2004, compared to $201 million in 2003 and $1,266 million in 2002. The increase in cash used by financing in 2004 compared to 2003 was primarily related to the amount of cash used to reduce our outstanding debt. The decrease in the use of cash in 2003 versus 2002 was due primarily to a reduction in the amount of cash used to reduce our outstanding debt and to a reduction in treasury stock purchases. The decreased use of cash was also due to increases in book overdrafts in 2003 versus 2002 as well as to proceeds received in 2003 from interest rate swap terminations.

Debt Management

Total debt, including both the current and long-term portions of capital leases, decreased $393 million to $8.0 billion as of year-end 2004 from $8.4 billion as of year-end 2003. Total debt decreased $210 million to $8.4 billion as of year-end 2003 from $8.6 billion as of year-end 2002. The decreases were primarily the result of using cash flow from operations to reduce outstanding debt. Approximately $65 million of the decrease experienced in 2003 resulted from the consolidation of a financing entity.

Our total debt balances were also affected by our prefunding of employee benefit costs and by the mark-to-market adjustments necessary to record fair value interest rate hedges of our fixed rate debt, pursuant to SFAS No. 133. We had prefunded employee benefit costs of $300 million at year-end 2004, 2003 and 2002. The mark-to-market adjustments increased the carrying value of our debt by $70 million, $104 million and $110 million as of year-end 2004, 2003 and 2002, respectively.

Factors Affecting Liquidity

We currently borrow on a daily basis approximately $500 million to $600 million under our A2/P2/F2 rated commercial paper (“CP”) program. These borrowings are backed by our credit facilities, and reduce the amount we can borrow under the credit facilities. We have capacity available under our credit facilities to backstop all CP amounts outstanding. If our credit rating declined below its current level of BBB/ Baa2/BBB, the ability to borrow under our current CP program could be adversely affected for a period of time immediately following the reduction of our credit rating. This could require us to borrow additional funds under the credit facilities, under which we believe we have sufficient capacity. Borrowings under the credit facilities may be more costly than the money we borrow under our current CP program, depending on the current interest rate environment. However, in the event of a ratings decline, we do not anticipate that access to the CP markets currently available to us would be significantly limited for an extended period of time (i.e., in excess of 30 days).

Although our ability to borrow under the credit facilities is not affected by our credit rating, the interest cost on borrowings under the credit facilities would be affected by a decrease in our credit rating or a decrease in our Applicable Percentage Ratio. On March 16, 2005, Standard & Poor’s Ratings Services placed its ratings for Kroger, as well as Safeway Inc. and Albertson’s, Inc., on CreditWatch with negative implications. Standard & Poor’s indicated they expect any downgrade, if warranted by their review, should be limited to one level, with ratings not expected to fall below investment grade.

Our credit facilities also require the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facilities. These financial covenants and ratios are described below:

•	Our Applicable Percentage Ratio (the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, as defined in the credit facilities) was 5.65 to 1 as of January 29, 2005. If this ratio declined to below 4.75 to 1, the cost of our borrowings under the credit facilities would increase at least 0.125%. The cost of our borrowings under the credit facilities would be similarly impacted by a one-level downgrade in our credit rating.

•	Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facilities) was 2.67 to 1 as of January 29, 2005. If this ratio exceeded 3.50 to 1, we would be in default of our credit facilities and our ability to borrow under these facilities would be impaired.

•	Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facilities) was 3.02 to 1 as of January 29, 2005. If this ratio fell below 1.70 to 1, we would be in default of our credit facilities and our ability to borrow under these facilities would be impaired.

Consolidated EBITDA, as defined in our credit facilities, includes an adjustment for unusual gains and losses. Our credit agreements are more particularly described in Note 8 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2004.

The tables below illustrate our significant contractual obligations and other commercial commitments as of January 29, 2005 (in millions of dollars):

	2005	2006	2007	2008	2009	Thereafter	Total
Contractual Obligations
Long-term debt	$46	$554	$525	$998	$1,094	$4,288	$7,505
Interest on long-term debt (1)	466	448	401	324	298	2,134	4,071

Capital lease obligations	62	59	55	53	51	372	652
Operating lease obligations	794	756	682	649	603	4,391	7,875
Charitable contributions	—	14	—	—	—	—	14
Minimum contributions to company-sponsored pension plan	142	—	—	—	—	—	142
Low-income housing obligations	49	32	6	2	—	—	89
Financed lease obligations	5	5	5	5	5	60	85
Construction commitments	86	—	—	—	—	—	86
Purchase obligations	362	60	18	5	1	—	446

Total	$2,012	$1,928	$1,692	$2,036	$2,052	$11,245	$20,965

Other Commercial Commitments
Credit facilities (2)	$—	$—	$—	$—	$694	$—	$694
Standby letters of credit	312	—	—	—	—	—	312
Surety bonds	128	—	—	—	—	—	128
Guarantees	12	—	—	—	—	—	12

Total	$452	$—	$—	$—	$694	$—	$1,146

(1)	Amounts include contractual interest payments using the interest rate as of January 29, 2005 applicable to the Company’s variable interest debt instruments, excluding commercial paper borrowings due to the short-term nature of these borrowings, and stated fixed interest rates for all other debt instruments.

(2)	These borrowings are currently in the form of short-term commercial paper and are also included in the long-term debt contractual obligation amount. They are considered long-term because the Company expects that these borrowings will be refinanced by the same type of securities. They are scheduled as due in the year of maturity of the existing credit facilities.

We are required to make cash contributions totaling $142 million to our company-sponsored pension plans during fiscal 2005. We may make additional contributions to these plans in order to maintain our desired funding status. We expect any additional contributions made during 2005 will reduce our minimum required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any additional contributions. At this time, it is not reasonably practicable to estimate contribution amounts for 2006 and beyond.

Our construction commitments include funds owed to third parties for projects currently under construction. These amounts are reflected in accounts payable in our Consolidated Balance Sheets.

Our purchase obligations include commitments to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

As of January 29, 2005, we maintained a five-year revolving credit facility totaling $1.8 billion, which terminates in 2009. In addition, we maintained a $700 million five-year credit facility that terminates in 2007. Outstanding borrowings under the credit agreements and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit facilities. In addition to the credit facilities, we maintain a $75 million money market line, borrowings under which also reduce the funds available under our credit facilities. As of January 29, 2005, our outstanding credit agreement and commercial paper borrowings totaled $694 million. We had no borrowings under the money market line as of January 29, 2005. The outstanding letters of credit that reduced the funds available under our credit facilities totaled $312 million as of January 29, 2005. We have the ability to refinance these borrowings on a long-term basis, and have presented the amounts accordingly. The money market line borrowings allow us to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreements.

At January 29, 2005, we also had a $100 million pharmacy receivable securitization facility that provided capacity incremental to the $2.5 billion described above. Funds received under this $100 million facility do not reduce funds available under the credit facilities. Collection rights to some of our pharmacy accounts receivable balances are sold to initiate the drawing of funds under the facility. As of January 29, 2005, we had no borrowings under this $100 million facility.

In addition to the available credit mentioned above, as of January 29, 2005, we had available for issuance $1.2 billion of securities under a shelf registration statement filed with the SEC and declared effective on December 9, 2004.

We also maintain surety bonds related primarily to our self-insured insurance costs. These bonds are required by most states in which we are self-insured for workers’ compensation and general liability exposures, and are made with third-party insurance providers to insure payment of our obligations in the event we are unable to make those payments. These bonds do not represent liabilities of Kroger, as we already have liabilities on our books for the insurance costs. However, we do pay annual maintenance fees to have these bonds in place. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of or access to such bonds. Although we do not believe increased costs or decreased availability would significantly impact our ability to access these surety bonds, if this does become an issue, we likely would issue letters of credit against our credit facilities to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facilities.

Most of our outstanding public debt is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries. See Note 8 to the Consolidated Financial Statements for a more detailed discussion of those arrangements. In addition, we have guaranteed half of the indebtedness of four real estate joint ventures in which we are a partner with 50% ownership. Our share of the responsibility for this indebtedness, should the partnerships be unable to meet their obligations, totals approximately $12 million. Based on the covenants underlying this indebtedness as of January 29, 2005, it is unlikely that we will be responsible for repayment of these obligations.

We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund withdrawal liabilities.

In addition to the above, the Company enters into various indemnification agreements and takes on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to the Company; indemnities related to the sale of Company securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While the Company’s aggregate indemnification obligation could result in a material liability, the Company is aware of no current matter that it expects to result in a material liability

Financial Risk Management

We use derivative financial instruments primarily to reduce our exposure to adverse fluctuations in interest rates and, to a lesser extent, adverse fluctuations in commodity prices and other market risks. We do not enter into derivative financial instruments for trading purposes. As a matter of policy, all of our derivative positions are intended to reduce risk by hedging an underlying economic exposure. Because of the high correlation between the hedging instrument and the underlying exposure, fluctuations in the value of the instruments generally are offset by reciprocal changes in the value of the underlying exposure. The interest rate derivatives we use are straightforward instruments with liquid markets.

We manage our exposure to interest rates and changes in the fair value of our debt instruments primarily through the strategic use of variable and fixed rate debt, and interest rate swaps. Our current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, we use the following guidelines: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $2.5 billion or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

As of January 29, 2005, we maintained ten interest rate swap agreements, with notional amounts totaling approximately $1,375 million, to manage our exposure to changes in the fair value of our fixed rate debt resulting from interest rate movements by effectively converting a portion of our debt from fixed to variable rates. These agreements mature at varying times between July 2006 and January 2015. Variable rates for our agreements are based on U.S. dollar London Interbank Offered Rate (“LIBOR”). The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. These agreements are accounted for as fair value hedges. All interest rate swap agreements are being accounted for as fair value hedges. As of January 29, 2005, liabilities totaling $11 million were recorded to reflect the fair value of these agreements, offset by decreases in the fair value of the underlying debt.

During 2003, we terminated six interest rate swap agreements that were accounted for as fair value hedges. Approximately $114 million of proceeds received as a result of these terminations were recorded as adjustments to the carrying values of the underlying debt and are being amortized over the remaining lives of the debt. As of January 29, 2005, the unamortized balances totaled approximately $81.

Annually, we review with the Financial Policy Committee of our Board of Directors compliance with the guidelines. The guidelines may change as our business needs dictate.

The tables below provide information about our interest rate derivatives and underlying debt portfolio as of January 29, 2005. The amounts shown for each year represent the contractual maturities of long-term debt, excluding capital leases, and the average outstanding notional amounts of interest rate derivatives as of January 29, 2005. Interest rates reflect the weighted average for the outstanding instruments. The variable component of each interest rate derivative and the variable rate debt is based on U.S. dollar LIBOR using the forward yield curve as of January 29, 2005. The Fair-Value column includes the fair-value of our debt instruments and interest rate derivatives as of January 29, 2005. Refer to Notes 8, 9 and 10 to the Consolidated Financial Statements:

	Expected Year of Maturity
	2005	2006	2007	2008	2009	Thereafter	Total	Fair-Value
	(In millions)
Debt
Fixed rate	$(46)	$(545)	$(524)	$(992)	$(384)	$(4,181)	$(6,672)	$(7,471)
Average interest rate	7.10%	7.07%	7.00%	6.93%	6.87%	6.85%
Variable rate	$—	$(9)	$(1)	$(6)	$(710)	$(107)	$(833)	$(833)
Average interest rate	2.91%	3.59%	3.88%	4.09%	4.16%	3.72%

	Average Notional Amounts Outstanding
	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
	(In millions)
Interest Rate Derivatives
Variable to fixed	$—	$—	$—	$—	$—	$—	$—	$—
Average pay rate
Average receive rate
Fixed to variable	$1,375	$1,251	$1,050	$363	$300	$300	$1,375	$(11)
Average pay rate	6.29%	6.99%	7.06%	5.24%	4.82%	5.75%
Average receive rate	6.98%	6.90%	6.74%	5.38%	4.95%	4.95%

Commodity Price Protection

We enter into purchase commitments for various resources, including raw materials utilized in our manufacturing facilities and energy to be used in our stores, manufacturing facilities and administrative offices. We enter into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which we expect to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. For any commitments for which we do not expect to take delivery and, as a result, will require net settlement, the contracts are marked to fair value on a quarterly basis.

Some of the product we purchase is shipped in corrugated cardboard packaging. We sell corrugated cardboard when it is economical to do so. In the fourth quarter of 2004, we entered into six derivative instruments to protect us from declining corrugated cardboard prices. The derivatives, accounted for as cash flow hedges, contain a three-year term. None of the contracts, either individually or in the aggregate, hedge more than 50% of our expected corrugated cardboard sales. As of January 29, 2005, a liability totaling $1.7 million had been recorded for the instruments. Corresponding charges were recorded as Other Comprehensive Loss, net of income tax effects.

RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2004, the FASB issued Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP No. 106-2 supersedes FSP No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” and provides guidance on the accounting, disclosure and transition related to the Prescription Drug Act. FSP No. 106-2 became effective for the third quarter of 2004. The adoption of FSP No. 106-2 had no material effect on our Consolidated Financial Statements. Detailed regulations in this area continue to evolve that could have an effect on the Company going forward, which effect we do not expect to be material.

In December 2004, the FASB issued FSP No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction of Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” which provides accounting and disclosure guidance on the Act’s qualified production activities deduction. The Company is currently evaluating the impact of this guidance on its effective tax rate for 2005 and subsequent periods.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123, supersedes APB No. 25 and related interpretation and amends SFAS No. 95, “Statement of Cash Flows.” The provisions of SFAS No. 123R are similar to those of SFAS No. 123; however, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. Fair value of share-based awards will be determined using option price models (e.g. Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest. We expect to adopt SFAS No. 123R in the first quarter of 2006 and expect it will reduce net earnings by $0.04 to $0.05 per diluted share for fiscal 2006.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” which clarifies that inventory costs that are “abnormal” are required to be charged to expense as incurred as opposed to being capitalized into inventory as a product cost. SFAS No. 151 provides examples of “abnormal” costs to included costs of idle facilities, excess freight and handling costs and spoilage. SFAS No. 151 will become effective for our fiscal year beginning January 29, 2006. We do not expect the adoption of SFAS No. 151 to have a material effect on our Consolidated Financial Statements.

FASB Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations” was issued by the FASB in March 2005. FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We do not expect adoption of FIN 47 to have a material effect on our Consolidated Financial Statements.

OUTLOOK

This discussion and analysis contains certain forward-looking statements about Kroger’s future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available. Such statements relate to, among other things: projected change in net earnings; identical sales growth; expected pension plan contributions; our ability to generate operating cash flow; projected capital expenditures; square footage growth; opportunities to reduce costs; cash flow requirements; and our operating plan for the future; and are indicated by words such as “comfortable,” “committed,” “expect,” “goal,” “should,” “intend,” “target,” “believe,”

“anticipate,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

•	We expect net earnings in 2005 to exceed $1.21 per diluted share.

•	We expect identical food store sales growth, including southern California and excluding fuel sales, to exceed 2.0% in 2005.

•	We plan to use one-third of cash flow for debt reduction and two-thirds for stock repurchase or payment of a cash dividend.

•	We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

•	Capital expenditures reflect our strategy of growth through expansion and acquisition, as well as focusing on productivity increase from our existing store base through remodels. In addition, we will continue our emphasis on self-development and ownership of real estate, logistics and technology improvements. The continued capital spending in technology is focused on improving store operations, logistics, manufacturing procurement, category management, merchandising and buying practices, and should reduce merchandising costs. We intend to continue using cash flow from operations to finance capital expenditure requirements. We expect capital investment for 2005 to be in the range of $1.6 - $1.8 billion, excluding acquisitions. Total food store square footage is expected to grow at 2-3% before acquisitions and operational closings.

•	Based on current operating trends, we believe that cash flow from operations and other sources of liquidity, including borrowings under our commercial paper program and bank credit facilities, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. We also believe we have adequate coverage of our debt covenants to continue to respond effectively to competitive conditions.

•	We expect that our OG&A results will be affected by increased costs, such as health care benefit costs, pension costs and credit card fees, as well as any future labor disputes, offset by improved productivity from process changes, cost savings negotiated in recently completed labor agreements and sales leverage.

•	We expect rent expense, as a percent of total sales and excluding closed-store activity, will decrease due to the emphasis our current strategy places on ownership of real estate.

•	We expect that our effective tax rate for 2005 will be approximately 37.5%.

•	We will continue to evaluate under-performing stores. We anticipate operational closings will continue at an above-historical rate.

•	We believe that in 2005 there will be opportunities to reduce our operating costs in such areas as administration, labor, shrink, warehousing and transportation. These savings will be invested in our core business to drive profitable sales growth and offer improved value and shopping experiences for our customers.

•

In addition to the $35 million and $100 million contributed to Company-sponsored pension plans in 2004 and 2003, respectively, we are required to make cash contributions totaling $142 million during fiscal 2005. We may make additional contributions during 2005 in order to maintain our desired funding levels. We expect the additional contributions made during 2005 will reduce our contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate pension obligations and future changes in legislation will determine the amounts of any additional contributions.

•	We expect our contributions in 2005 to increase approximately twenty percent over the $180 million contributed in 2004. We expect our contributions to these plans to increase by about five percent each year for each year thereafter.

Various uncertainties and other factors could cause us to fail to achieve our goals. These include:

•	In 2005, we have major UFCW contracts expiring in: Atlanta, Columbus. Dallas, Portland (non-food), Roanoke. Teamsters contracts in southern California and one that covers several facilities in the Midwest also expire. In all of these contracts, rising health care and pension costs will continue to be an important issue in negotiations. A prolonged work stoppage at a substantial number of stores could have a material effect on our results.

•	Our ability to achieve sales and earnings goals, for the entire Company and southern California in particular, may be affected by: labor disputes; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including the inflationary and deflationary trends in certain commodities; stock repurchases; and the success of our future growth plans.

•	In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private label sales, the effect of our “sister stores” (new stores opened in close proximity to an existing store) and reductions in retail pricing.

•	We have estimated our exposure to the claims and litigation arising in the normal course of business and believe we have made adequate provisions for them where it is reasonably possible to estimate and where we believe an adverse outcome is probable. Unexpected outcomes in these matters, however, could result in an adverse effect on our earnings.

•	The proportion of cash flow used to reduce outstanding debt, repurchase common stock or pay a cash dividend may be affected by the amount of outstanding debt available for pre-payments, changes in borrowing rates and the market price of Kroger common stock.

•	Consolidation in the food industry is likely to continue and the effects on our business, either favorable or unfavorable, cannot be foreseen.

•	Rent expense, which includes subtenant rental income, could be adversely affected by the state of the economy, increased store closure activity and future consolidation.

•	Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets, or the remaining terms of leases. Use of the straight-line method of depreciation creates a risk that future asset write-offs or potential impairment charges related to store closings would be larger than if an accelerated method of depreciation was followed.

•	Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities and the deductibility of certain expenses.

•

We believe the multi-employer pension funds to which we contribute are substantially underfunded, and we believe the effect of that underfunding will be the increased contributions we have projected over the next several years. Should asset values in these funds deteriorate, or if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions could increase more rapidly than we have anticipated.

•	The grocery retail industry continues to experience fierce competition from other traditional food retailers, supercenters, mass merchandisers, club or warehouse stores, drug stores and restaurants. Our continued success is dependent upon our ability to compete in this industry and to reduce operating expenses, including managing health care and pension costs contained in our collective bargaining agreements. The competitive environment may cause us to reduce our prices in order to gain or maintain share of sales, thus reducing margins. While we believe our opportunities for sustained profitable growth are considerable, unanticipated actions of competitors could adversely affect our sales.

•	Changes in laws or regulations, including changes in accounting standards, taxation requirements and environmental laws may have a material effect on our financial statements.

•	Changes in the general business and economic conditions in our operating regions, including the rate of inflation, population growth and employment and job growth in the markets in which we operate, may affect our ability to hire and train qualified employees to operate our stores. This would negatively affect earnings and sales growth. General economic changes may also affect the shopping habits of our customers, which could affect sales and earnings.

•	Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, including generating decreased margins as the market price increases, we expect to see our FIFO gross profit margins decline as gasoline sales increase. Although this negatively affects our FIFO gross margin, gasoline sales provide a positive effect on operating, general and administrative expenses as a percent of sales.

•	Our ability to integrate any companies we acquire or have acquired, and achieve operating improvements at those companies, will affect our operations.

•	Our capital expenditures could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted or if our logistics and technology projects are not completed in the time frame expected or on budget.

•	Interest expense could be adversely affected by the interest rate environment, changes in the Company’s credit ratings, fluctuations in the amount of outstanding debt, decisions to incur prepayment penalties on the early redemption of debt and any factor that adversely impacts our operations that results in an increase in debt.

•	Adverse weather conditions could increase the cost our suppliers charge for their products, or may decrease the customer demand for certain products. Additionally, increases in the cost of inputs, such as utility costs or raw material costs, could negatively impact financial ratios and earnings.

•	Although we presently operate only in the United States, civil unrest in foreign countries in which our suppliers do business may affect the prices we are charged for imported goods. If we are unable to pass on these increases to our customers, our FIFO gross margin and net earnings will suffer.

We cannot fully foresee the effects of changes in economic conditions on Kroger’s business. We have assumed economic and competitive situations will not change significantly for 2005.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of

The Kroger Co.:

We have completed an integrated audit of The Kroger Co.’s January 29, 2005 consolidated financial statements and of its internal control over financial reporting as of January 29, 2005 and audits of its January 31, 2004 and February 1, 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in shareowners’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 29, 2005 and January 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 19 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, as of February 2, 2003. As discussed in notes 1 and 5 to the consolidated financial statements, the Company also adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as of February 3, 2002, and Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor,” as of January 1, 2003.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, we have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting appearing on page A-1 of this Annual Report, that The Kroger Co. did not maintain effective internal controls over financial reporting as of January 29, 2005, because the Company did not maintain effective control over the determination of deferred income tax balances related to a business combination, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of January 29, 2005, the Company did not maintain effective controls over the determination of deferred income tax balances related to a business combination. Specifically, controls over the processes and procedures in calculating deferred income tax liabilities related to a business combination were not effective to ensure that the deferred income tax liabilities and allocated goodwill were fairly stated in accordance with generally accepted accounting principles. This deficiency resulted in a year-end audit adjustment affecting deferred income tax liabilities, goodwill and the goodwill impairment charge. Therefore, the Company concluded that this control deficiency constitutes a material weakness. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the January 29, 2005 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that The Kroger Co. did not maintain effective internal control over financial reporting as of January 29, 2005, is fairly stated, in all material respects, based on Internal Control – Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, The Kroger Co. has not maintained effective internal control over financial reporting as of January 29, 2005, based on Internal Control – Integrated Framework issued by the COSO.

Cincinnati, Ohio

April 15, 2005

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(In millions)	January 29, 2005	January 31, 2004
ASSETS
Current assets
Cash and temporary cash investments	$144	$159
Deposits In-Transit	506	579
Receivables	661	674
Receivables - Taxes	167	66
FIFO Inventory	4,729	4,493
LIFO Credit	(373)	(324)
Prefunded employee benefits	300	300
Prepaid and other current assets	272	251

Total current assets	6,406	6,198
Property, plant and equipment, net	11,497	11,178
Goodwill, net	2,191	3,134
Fair value interest rate hedges	—	6
Other assets	397	247

Total Assets	$20,491	$20,763

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$71	$248
Accounts payable	3,778	3,637
Accrued salaries and wages	659	547
Deferred income taxes	267	138
Other current liabilities	1,541	1,595

Total current liabilities	6,316	6,165
Long-term debt including obligations under capital leases and financing obligations
Face value long-term debt including obligations under capital leases and financing obligations	7,830	8,012
Adjustment to reflect fair value interest rate hedges	70	104

Long-term debt including obligations under capital leases and financing obligations	7,900	8,116
Deferred income taxes	939	974
Other long-term liabilities	1,796	1,523

Total Liabilities	16,951	16,778

Commitments and Contingencies
SHAREOWNERS’ EQUITY
Preferred stock, $100 par, 5 shares authorized and unissued	—	—
Common stock, $1 par, 1,000 shares authorized: 918 shares issued in 2004 and 913 shares issued in 2003	918	913
Additional paid-in capital	2,432	2,382
Accumulated other comprehensive loss	(202)	(124)
Accumulated earnings	3,541	3,641
Common stock in treasury, at cost, 190 shares in 2004 and 170 shares in 2003	(3,149)	(2,827)

Total Shareowners’ Equity	3,540	3,985

Total Liabilities and Shareowners’ Equity	$20,491	$20,763

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended January 29, 2005, January 31, 2004, and February 1, 2003

(In millions, except per share amounts)	2004 (52 weeks)	2003 (52 weeks)	2002 (52 weeks)
Sales	$56,434	$53,791	$51,760
Merchandise costs, including advertising, warehousing, and transportation, excluding items shown separately below	42,140	39,637	37,810
Operating, general and administrative	10,611	10,354	9,618
Rent	680	657	660
Depreciation and amortization	1,256	1,209	1,087
Goodwill impairment charge	900	444	—
Asset impairment charges	—	120	—
Restructuring charges	—	—	15
Merger-related costs	—	—	1

Operating Profit	847	1,370	2,569
Interest expense	557	604	619

Earnings before income tax expense and cumulative effect of accounting change	290	766	1,950
Income tax expense	390	454	732

Earnings (loss) before cumulative effect of accounting change	(100)	312	1,218
Cumulative effect of an accounting change, net of income tax benefit of $10 in 2002	—	—	(16)

Net earnings (loss)	$(100)	$312	$1,202

Earnings (loss) per basic common share:
Earnings (loss) before cumulative effect of accounting change	$(0.14)	$0.42	$1.56
Cumulative effect of an accounting change, net of income tax benefit	—	—	(0.02)

Net earnings (loss)	$(0.14)	$0.42	$1.54

Average number of common shares used in basic calculation	736	747	779
Earnings (loss) per diluted common share:
Earnings (loss) before cumulative effect of accounting change	$(0.14)	$0.41	$1.54
Cumulative effect of an accounting change, net of income tax benefit	—	—	(0.02)

Net earnings (loss)	$(0.14)	$0.41	$1.52

Average number of common shares used in diluted calculation	736	754	791

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended January 29, 2005, January 31, 2004 and February 1, 2003

(In millions)	2004 (52 weeks)	2003 (52 weeks)	2002 (52 weeks)
Cash Flows From Operating Activities:
Net earnings (loss)	$(100)	$312	$1,202
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Cumulative effect of an accounting change, net of income tax benefit of $10 in 2002	—	—	16
Depreciation and amortization	1,256	1,209	1,087
LIFO charge (credit)	49	34	(50)
Merger-related costs	—	—	1
Goodwill impairment charge	857	444	—
Asset impairment charges	—	120	—
Item-cost conversion	—	—	91
EITF 02-16 adoption	—	—	28
Deferred income taxes	230	329	468
Other	59	22	38
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	73	(363)	77
Inventories	(236)	(20)	(62)
Receivables	13	3	2
Prepaid expenses	(31)	5	(34)
Accounts payable	167	44	282
Accrued expenses	104	224	(4)
Income taxes receivable (payable)	(86)	(62)	(11)
Contribution to company sponsored pension plans	(35)	(100)	—
Other	10	14	52

Net cash provided by operating activities	2,330	2,215	3,183

Cash Flows From Investing Activities:
Capital expenditures, excluding acquisitions	(1,615)	(2,000)	(1,891)
Capital expenditures, lease-financing transactions	(6)	—	—
Capital expenditures, sale-leaseback transactions	(13)	—	—
Proceeds from sale of assets	86	68	90
Payments for acquisitions, net of cash acquired	(25)	(87)	(126)
Other	(35)	(7)	20

Net cash used by investing activities	(1,608)	(2,026)	(1,907)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	616	347	1,353
Proceeds from lease-financing transactions	6	—	—
Reductions in long-term debt	(1,010)	(487)	(1,757)
Debt prepayment costs	(25)	(17)	(14)
Financing charges incurred	(5)	(3)	(16)
Proceeds from issuance of capital stock	25	39	41
Treasury stock purchases	(319)	(301)	(785)
Cash received from interest rate swap terminations	—	114	—
Increase (decrease) in book overdrafts	(25)	107	(88)

Net cash used by financing activities	(737)	(201)	(1,266)
Net increase (decrease) in cash and temporary cash investments	(15)	(12)	10
Cash and temporary cash investments:
Beginning of year	159	171	161

End of year	$144	$159	$171

Disclosure of cash flow information:
Cash paid during the year for interest	$590	$589	$585
Cash paid during the year for income taxes	$206	$139	$268
Non-cash changes related to purchase acquisitions:
Fair value of inventory acquired	$—	$8	$4
Fair value of other assets acquired	$20	$71	$120
Goodwill recorded	$6	$9	$9
Liabilities assumed	$(1)	$(1)	$(7)

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

Years Ended January 29, 2005, January 31, 2004 and February 1, 2003

	Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Gain (Loss)	Accumulated Earnings	Total
(In millions)	Shares	Amount		Shares	Amount
Balances at February 2, 2002	901	$901	$2,217	106	$(1,730)	$(33)	$2,127	$3,482
Issuance of common stock:
Stock options and warrants exercised	6	6	35	—	—	—	—	41
Restricted stock issued	1	1	15	—	—	—	—	16
Treasury stock purchases, at cost
Treasury stock purchases, at cost				43	(785)			(785)
Stock options and restricted stock exchanged				1	(6)			(6)
Tax benefits from exercise of stock options and warrants	—	—	50	—	—	—	—	50
Other comprehensive loss, net of income tax of $102	—	—	—	—	—	(173)	—	(173)
Net earnings	—	—	—	—	—	—	1,202	1,202

Balances at February 1, 2003	908	908	2,317	150	(2,521)	(206)	3,329	3,827
Issuance of common stock:
Stock options and warrants exercised	4	4	35	—	—	—	—	39
Restricted stock issued	1	1	9	—	—	—	—	10
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	19	(301)	—	—	(301)
Stock options and restricted stock exchanged	—	—	—	1	(5)			(5)
Tax benefits from exercise of stock options and warrants	—	—	21	—	—	—	—	21
Other comprehensive gain, net of income tax of $(49)	—	—	—	—	—	82	—	82
Net earnings	—	—	—	—	—	—	312	312

Balances at January 31, 2004	913	913	2,382	170	(2,827)	(124)	3,641	3,985
Issuance of common stock:
Stock options and warrants exercised	4	4	25	—	—	—	—	29
Restricted stock issued	1	1	9	—	—	—	—	10
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	18	(294)	—	—	(294)
Stock options and restricted stock exchanged	—	—	—	2	(28)	—	—	(28)
Tax benefits from exercise of stock options and warrants	—	—	16	—	—	—	—	16
Other comprehensive loss net of income tax of $47	—	—	—	—	—	(78)	—	(78)
Net loss	—	—	—	—	—	—	(100)	(100)

Balances at January 29, 2005	918	$918	$2,432	190	$(3,149)	$(202)	$3,541	$3,540

	2004	2003	2002
Comprehensive income:
Net earnings (loss)	$(100)	$312	$1,202
Reclassification adjustment for losses included in net earnings (loss), net of income tax of $(14) in 2003 and $(11) in 2002	—	23	18
Unrealized gain (loss) on hedging activities, net of income tax of $1 in 2004, $(2) in 2003 and $6 in 2002	(1)	3	(11)
Additional minimum pension liability adjustment, net of income tax of $46 in 2004, $(33) in 2003 and $107 in 2002	(77)	56	(180)

Comprehensive income (loss)	$(178)	$394	$1,029

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts are in millions except per share amounts.

Certain prior-year amounts have been reclassified to conform to current year presentation.

1.    ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in preparing these financial statements.

Description of Business, Basis of Presentation and Principles of Consolidation

The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of January 29, 2005, the Company was one of the largest retailers in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company employs approximately 289,000 full and part-time employees. The accompanying financial statements include the consolidated accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated.

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week period ended January 29, 2005, the 52-week period ended January 31, 2004, and the 52-week period ended February 1, 2003.

Pervasiveness of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period also is required. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 97% of inventories for 2004 and approximately 97% of inventories for 2003 were valued using the LIFO method. Cost for the balance of the inventories was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $373 at January 29, 2005 and $324 at January 31, 2004. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all non-perishable store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances) of each item and recording the actual cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory when compared to the retail method of accounting.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

Property, Plant and Equipment

Generally, property, plant and equipment are recorded at cost. Depreciation expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Leasehold improvements are depreciated over the shorter of the remaining life of the applicable lease or the useful life of the asset. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. Some store equipment acquired as a result of the Fred Meyer merger was assigned a 15-year life. The life of this equipment was not changed. All new purchases of store equipment are assigned lives varying from three to nine years. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Leasehold improvements are amortized over the lives of the leases to which they relate, which vary from four to 25 years. Depreciation expense was $1,256 in 2004, $1,209 in 2003 and $1,087 in 2002.

Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in net earnings.

Deferred Rent

The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements, as well as construction allowances and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in Other Current Liabilities and Other Long-Term Liabilities on the Company’s Consolidated Balance Sheets.

Goodwill

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 on February 3, 2002. Accordingly, goodwill was reviewed for impairment during the first and fourth quarters of 2002, and also during the fourth quarters of 2003 and 2004. Results of these impairment reviews are summarized in Note 5.

The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of trigger events. The reviews are performed at the operating division level. Potential impairment is indicated when the carrying value of a division, including goodwill, exceeds its fair value. Generally, fair value represents a multiple of earnings, or discounted projected future cash flows. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment exists, the fair value of a division is subsequently measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the division’s goodwill. Impairment loss is recognized for any excess of the carrying value of the division’s goodwill over the implied fair value.

Intangible Assets

In addition to goodwill, the Company has recorded intangible assets totaling $20 and $29 for liquor licenses and pharmacy prescription file purchases, respectively at January 29, 2005. Balances at January 31, 2004 were $20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

for liquor licenses and $21 for pharmacy prescription files. Owned liquor licenses are not amortized, while liquor licenses that must be renewed are amortized over their useful life. Pharmacy prescription file purchases are amortized over seven years. These assets are tested annually for impairment.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain trigger events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a trigger event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If impairment is identified for long-lived assets to be held and used, discounted future cash flows are compared to the asset’s current carrying value. Impairment is recorded when the carrying value exceeds the discounted cash flows. With respect to owned property and equipment held for disposal, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal.

The Company performs impairment reviews at both the division and corporate levels. Generally, for reviews performed by local divisional management, costs to reduce the carrying value of long-lived assets are reflected in the Consolidated Statements of Earnings as “Operating, general and administrative” expense. Cost to reduce the carrying value of long-lived assets that result from corporate–level strategic plans are separately identified in the Consolidated Statements of Earnings as “Asset impairment charges.”

Refer to Note 3 for a description of the asset impairment charge recorded during 2003.

Store Closing Costs

All closed store liabilities related to exit or disposal activities initiated after December 31, 2002, are accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The Company provides for closed store liabilities relating to the present value of the estimated remaining noncancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs, or that no longer is needed for its originally intended purpose, is adjusted to income in the proper period.

Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with our policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table summarizes accrual activity for future lease obligations of stores closed that were closed in the normal course of business, not part of a coordinated closing.

Future Lease Obligations
Balance at February 3, 2002	$66
Additions	(14)
Payments	(16)
Adjustments	—

Balance at February 2, 2003	36
Additions	10
Payments	(9)
Adjustments	(2)

Balance at February 1, 2004	35
Additions	28
Payments	(10)
Adjustments	12

Balance at February 31, 2005	$65

Interest Rate Risk Management

The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 9.

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 9.

Benefit Plans

The determination of the obligation and expense for company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 18 and include, among others, the discount rate, the expected long-term rate of return on plan assets and the rates of increase in compensation and health care costs. In accordance with generally accepted accounting principles, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 18 for additional information regarding the Company’s benefit plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Stock Option Plans

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. The Company grants options for common stock at an option price equal to the fair market value of the stock at the date of the grant. Accordingly, the Company does not record stock-based compensation expense for these options. The Company also makes restricted stock awards. Compensation expense included in net earnings for restricted stock awards totaled approximately $8, $8 and $6 after-tax, in 2004, 2003 and 2002, respectively. The Company’s stock option plans are more fully described in Note 13.

The following table illustrates the effect on net earnings, net earnings per basic common share and net earnings per diluted common share if compensation cost for all options had been determined based on the fair market value recognition provision of SFAS No. 123:

	2004	2003	2002
Net earnings (loss), as reported	$(100)	$312	$1,202
Add: Stock-based compensation expense included in net earnings, net of income tax benefits	8	8	6
Subtract: Total stock-based compensation expense determined under fair value method for all awards, net of income tax benefits (1)	(48)	(48)	(47)

Pro forma net earnings (loss)	$(140)	$272	$1,161

Earnings (loss) per basic common share, as reported	$(0.14)	$0.42	$1.54
Pro forma earnings (loss) per basic common share	$(0.19)	$0.36	$1.49
Earnings (loss) per diluted common share, as reported	$(0.14)	$0.41	$1.52
Pro forma earnings (loss) per diluted common share	$(0.19)	$0.36	$1.47

(1)	Refer to Note 13 for a summary of the assumptions used for options issued in each year at an option price equal to the fair market value of the stock at the date of the grant.

Deferred Income Taxes

Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 6 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

Tax Contingencies

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing position, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 29, 2005, tax years 1999 to 2002 were undergoing examination by the Internal Revenue Service.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The establishment of the Company’s tax contingency allowances relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions. Although management believes those estimates and judgments are reasonable, actual results could differ, resulting in gains or losses that may be material to the Consolidated Statements of Operations.

To the extent the Company prevails in matters for which allowances have been established, or are required to pay amounts in excess of these allowances, the Company’s effective tax rate in any given financial statement period could be materially affected. An unfavorable tax settlement could require use of cash and result in an increase in the Company’s effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in the Company’s effective tax rate in the year of resolution.

Self-Insurance Costs

The Company primarily is self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can impact amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can impact ultimate costs. Although the Company’s estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, any changes could have a considerable impact on future claim costs and currently recorded liabilities.

Revenue Recognition

Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers by the Company at the time of sale are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. The Company does not recognize a sale when it sells gift cards and gift certificates. Rather, a sale is recognized when the gift card or gift certificate is redeemed to purchase the Company’s products.

Merchandise Costs

In addition to the product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs are included in the “Merchandise costs” line item of the Consolidated Statements of Earnings. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general, and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation expense are shown separately in the Consolidated Statements of Operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Warehousing and transportation costs include distribution center direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees, as well as transportation direct wages and repairs and maintenance. These costs are recognized in the periods the related expenses are incurred.

The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product by item and therefore reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and therefore recognized as the product is sold. In fiscal 2004, the Company recognized approximately $3,100 of vendor allowances as a reduction in merchandise costs. More than 80% of all vendor allowances were recognized in the item cost with the remainder being based on inventory turns.

Prior to the adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting By A Customer (Including A Reseller) For Certain Consideration Received From A Vendor,” promotional and contract allowances were recognized when the promotion ran and slotting allowances were recognized when the product was first stocked. For all contracts entered into or modified after January 1, 2003, the Company has recognized prospectively, and will continue to recognize, vendor allowances when the related merchandise is sold. Net earnings in 2002 were not affected by the adoption of Issue No. 02-16. Adoption of the Issue resulted in a $28 pre-tax charge that was included in merchandise costs in 2002. This expense was offset by a corresponding $28 pre-tax LIFO credit that also was included in merchandise costs in 2002.

Advertising Costs

The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $528 in 2004, $527 in 2003 and $510 in 2002. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

Consolidated Statements of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments. Book overdrafts, which are included in accounts payable, represent disbursements that are funded as the item is presented for payment. Book overdrafts totaled $562, $587 and $480 as of January 29, 2005, January 31, 2004, and February 1, 2003, respectively, and are reflected as a financing activity in the Consolidated Statements of Cash Flows.

Segments

The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent approximately 99% of consolidated sales, are its only reportable segment. All of the Company’s operations are domestic.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

2.    MERGER-RELATED COSTS

There were no merger-related costs incurred in 2004 or 2003. Pre-tax, merger-related costs totaled $1 in 2002. All of the costs in 2002 resulted from the issuance of restricted stock and the related market value adjustments. Restrictions on these stock awards lapsed in 2002 based on the achievement of synergy goals established in connection with the Fred Meyer merger. All synergy-based awards were earned provided that recipients were still employed on the stated restriction lapsing date.

The following table shows the changes in accruals related to business combinations:

	Facility Closure Costs	Incentive Awards and Contributions
Balance at February 2, 2002	$94	$30
Additions	—	1
Payments	(20)	(11)

Balance at February 1, 2003	74	20
Adjustment of charitable contribution allowance	—	(5)
Payments	(10)	—

Balance at January 31, 2004	64	15
Payments	(7)	(1)

Balance at January 29, 2005	$57	$14

The $57 liability for facility closure costs primarily represents the present value of lease obligations remaining through 2019 for locations closed in California prior to the Fred Meyer merger. The $14 liability relates to a charitable contribution required as a result of the Fred Meyer merger. The Company is required to make this contribution by May 2006.

3.    ASSET IMPAIRMENT CHARGES AND RELATED ITEMS

During 2003, the Company authorized closure of several stores throughout the country based on results for 2002 and 2003, as well as updated projections for 2004 and beyond. This event triggered an impairment review of stores slated for closure as well as several other under-performing locations in the fourth quarter 2003. The review resulted in a pre-tax charge totaling $120. These charges are more fully described below. No corporate-level asset impairment charges were recorded in 2004 or 2002.

Assets to be Disposed of

The impairment charges for assets to be disposed of related primarily to the carrying values of land, buildings, equipment and leasehold improvements for stores that have closed or have been approved for closure. The impairment charges were determined by estimating the fair values of the locations, less costs of disposal. Fair values were based on third party offers to purchase the assets, or market value for comparable properties, if available. As a result, pre-tax impairment charges related to assets to be disposed of were recognized, reducing the carrying value of fixed assets by $54 in 2003.

Assets to be Held and Used

The impairment charges for assets to be held and used related primarily to the carrying values of land, buildings, equipment and leasehold improvements for stores that will continue to be operated by the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Updated projections, based on revised operating plans, were used, on a gross basis, to determine whether the assets were impaired. Then, discounted cash flows were used to estimate the fair value of the assets for purposes of measuring the impairment charge. As a result, impairment charges related to assets to be held and used were recognized, reducing the carrying value of fixed assets by $66 in 2003.

Related Items: Lease Liabilities—Coordinated Store Closing Plans

In 2000 and 2001, the Company recorded expense related to the present value of lease liabilities for stores identified for closure. Due to operational changes, performance improved at five stores subsequent to the recording of the future lease liabilities. As a result of this improved performance, in the first quarter of 2003 the Company modified its original plans and determined that these five locations will remain open. Additionally, closing and exit costs at other locations previously recorded were less costly than anticipated. In total, in the first quarter of 2003, the Company recorded pre-tax income of $10 to adjust these liabilities to reflect the outstanding lease commitments through 2020 at the locations remaining under the plans. The following table summarizes the changes in the balances of the liabilities:

Balances at February 2, 2002 (1)	$64
Payments	(4)

Balances at February 1, 2003	60
Lease liabilities reversed	(10)
Payments, including $12 related to the synthetic lease buyout	(18)

Balances at January 31, 2004	32
Payments	19

Balances at January 29, 2005	$13

(1)	The beginning balance represents the balance of impairment charges recorded in prior years.

The $13 liability for store closing liabilities relates to the present value of lease obligations remaining through 2020. Sales at store remaining under the plan totaled $18, $17 and $17 in 2004, 2003 and 2002, respectively.

4.    RESTRUCTURING CHARGES

On December 11, 2001, the Company outlined the Strategic Growth Plan (the “Plan”) to support additional investment in its core business to increase sales and market share. The Plan had three key elements: reduction of operating, general and administrative expenses, increased coordination of merchandising and procurement activities, and targeted retail price reductions. During 2001, the Company recorded a pre-tax restructuring charge of $37 primarily for severance agreements associated with the Plan. Restructuring charges related to the Plan totaled $15, pre-tax, in 2002. The majority of the 2002 expenses related to severance agreements, distribution center consolidation and conversion costs. No restructuring charges related to the plan were incurred in 2004 and 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table summarizes the changes in the balances of the liabilities associated with the Plan:

Severance & Other Costs
Balance at February 2, 2002	$37
Additions	15
Payments	(44)

Balance at February 1, 2003	8
Additions	—
Payments	(3)

Balance at January 31, 2004	5
Additions	—
Payments	(1)

Balance at January 29, 2005	$4

All severance agreements associated with these liabilities have been paid. The remaining $4 of liabilities represent long-term obligations, including lease commitments through 2009 related to the consolidation of the Company’s Nashville division office.

5.    GOODWILL, NET

As described in Note 1, the Company adopted SFAS No. 142 on February 3, 2002. The transitional impairment review required by SFAS No. 142 resulted in a $26 pre-tax non-cash loss to write off the jewelry store division goodwill based on its implied fair value. Impairment primarily resulted from the recent operating performance of the division and review of the division’s projected future cash flows on a discounted basis, rather than on an undiscounted basis, as was the standard under SFAS No. 121, prior to adoption of SFAS No. 142. This loss was recorded as a cumulative effect of an accounting change, net of a $10 tax benefit, in the first quarter of 2002.

The annual evaluation of goodwill performed during the fourth quarter of 2003 resulted in a $444 non-cash impairment charge related to the goodwill at the Company’s Smith’s division. In 2003, the Company’s Smith’s division experienced a substantial decline in operating performance when compared to prior year performance and budgeted 2003 result. Additionally, the Company forecasted a further decline in the future operating performance of the division reflecting the necessary investments in capital and targeted retail price reductions in order to maintain and grow market share and provide acceptable long-term return on capital. The impairment charge, which was non-deductible for income tax purposes, adjusted the carrying value of the division’s goodwill to its implied fair value.

The annual evaluation of goodwill performed during the fourth quarter of 2004 resulted in a $900 pre-tax, non-cash impairment charge related to goodwill at the Company’s Ralphs and Food 4 Less divisions. The divisions’ operating performance suffered due to the intense competitive environment during the 2003 southern California labor dispute and recovery period after the labor dispute. The decreased operating performance was the result of the investments in personnel, training, capital and price reductions necessary to help regain Ralphs’ business lost during the labor dispute and to maintain business gained by Food 4 Less that were not subject to the labor dispute. As a result of this decline and the decline in future expected operating performance, the divisions’ carrying value of goodwill exceeded its implied fair value resulting in the impairment charge. Most of the impairment charge was non-deductible for income tax purposes. After the impairment charge, the Company maintains $1,458 of goodwill for the Ralphs and Food 4 Less divisions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table summarizes the changes in the Company’s net goodwill balance through January 29, 2005.

Balance at February 2, 2002	$3,594
Cumulative effect of an accounting change	(26)
Goodwill recorded	9
Reclassifications	(2)

Balance at February 1, 2003	3,575
Goodwill impairment charge	(444)
Goodwill recorded	9
Purchase accounting adjustments	(6)

Balance at January 31, 2004	3,134
Goodwill impairment charge	(900)
Goodwill recorded	6
Purchase accounting adjustments	(49)

Balance at January 29, 2005	$2,191

6.    PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

	2004	2003
Land	$1,580	$1,519
Buildings and land improvements	4,975	4,435
Equipment	7,797	7,745
Leasehold improvements	3,804	3,555
Construction-in-progress	541	636
Leased property under capital leases	506	535

	19,203	18,425
Accumulated depreciation and amortization	(7,706)	(7,247)

Total	$11,497	$11,178

Accumulated depreciation for leased property under capital leases was $252 at January 29, 2005 and $246 at January 31, 2004.

Approximately $982 and $1,180, original cost, of Property, Plant and Equipment collateralized certain mortgages at January 29, 2005 and January 31, 2004, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

7.    TAXES BASED ON INCOME

The provision for taxes based on income consists of:

	2004	2003	2002
Federal
Current	$96	$177	$293
Deferred	258	238	360

	354	415	653
State and local	36	39	79

	390	454	732
Tax benefit from cumulative effect of an accounting change	—	—	(10)

	$390	$454	$722

A reconciliation of the statutory federal rate and the effective rate follows:

	2004	2003	2002
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	2.6%	3.3%	2.6%
Non-deductible goodwill	99.8%	20.3%	0.0%
Other changes, net	(2.9)%	0.7%	(0.1)%

	134.5%	59.3%	37.5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The tax effects of significant temporary differences that comprise tax balances were as follows:

	2004	2003
Current deferred tax assets:
Net operating loss carryforwards	$19	$19

Total current deferred tax assets	19	19
Current deferred tax liabilities:
Compensation related costs	(19)	(4)
Insurance related costs	(136)	(13)
Inventory related costs	(100)	(127)
Other	(31)	(13)

Total current deferred tax liabilities	(286)	(157)

Current deferred taxes	$(267)	$(138)

Long-term deferred tax assets:
Compensation related costs	$383	$264
Insurance related costs	15	15
Lease accounting	45	46
Closed store reserves	115	91
Net operating loss carryforwards	79	98
Other	129	96

	766	610
Valuation allowance	—	(150)

Long-term deferred tax assets, net	766	460
Long-term deferred tax liabilities:
Depreciation	(1,502)	(1,243)
Deferred income	(203)	(191)

Total long-term deferred tax liabilities	(1,705)	(1,434)

Long-term deferred taxes	$(939)	$(974)

At January 29, 2005, the Company had net operating loss carryforwards for federal income tax purposes of $256 that expire from 2010 through 2018. In addition, the Company had net operating loss carryforwards for state income tax purposes of $467 that expire from 2009 through 2023. The utilization of certain of the Company’s net operating loss carryforwards may be limited in a given year.

The Company’s valuation allowance pertained to a Ralphs Grocery Co., pre-acquisition federal tax controversy. It was determined that it is more likely than not that the associated tax benefits will be utilized by the Company. As a result, the valuation allowance was removed and goodwill was reduced. Separately, an allowance was established with regard to the pre-acquisition controversy with an offsetting increase to goodwill.

At January 29, 2005, the Company had state Alternative Minimum Tax Credit carryforwards of $4. In addition, the Company had other state credits of $18, which expire from 2005 through 2014. The utilization of certain of the Company’s credits may be limited in a given year.

The amounts of cash paid for income taxes in 2004, 2003 and 2002 were reduced by approximately $106, $130 and $106, respectively, as a result of federal bonus depreciation. This provision expired in December 2004 and the Company expects the related cash benefit will begin to reverse in 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

8.    DEBT OBLIGATIONS

Long-term debt consists of:

	2004	2003
Credit Facilities	$694	$391
4.95% to 8.92% Senior Notes and Debentures due through 2031	6,391	6,842
5.00% to 10.23% mortgages due in varying amounts through 2017	218	481
Other	202	159

Total debt	7,505	7,873
Less current portion	(46)	(225)

Total long-term debt	$7,459	$7,648

As of January 29, 2005, the Company had a $1,800 Five-Year Credit Agreement maturing in 2009, and a $700 Five-Year Credit Agreement maturing in 2007, unless earlier terminated by the Company. Borrowings under these credit agreements bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time of (A) the base rate of Citibank, N.A., (B)  1/2% over a moving average of secondary market morning offering rates for three-month certificates of deposit adjusted for reserve requirements, and (C)  1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate (“Eurodollar Rate”) plus an Applicable Margin. In addition, the Company pays a Facility Fee in connection with these credit agreements. Both the Applicable Margin and the Facility Fee vary based upon the Company’s achievement of a financial ratio or credit rating. At January 29, 2005, the Applicable Margin was .375% and the Facility Fee was .125% for both facilities. The credit agreements contain covenants, which, among other things, require the maintenance of certain financial ratios, including fixed charge coverage and leverage ratios. The Company may prepay the credit agreements in whole or in parts, at any time, without a prepayment penalty. The weighted average interest rate on the amounts outstanding under the credit facilities was 2.49% and 1.13% at January 29, 2005 and January 31, 2004, respectively.

At January 29, 2005, the Company had borrowed $694 under the A2/P2/F2 rated commercial paper program. These borrowings are backed by the Company’s credit facilities and reduce the amount available under the credit facilities.

At January 29, 2005, the Company also maintained a $75 money market line. In addition to credit agreement borrowings, borrowings under the money market line and some outstanding letters of credit reduce funds available under the Company’s credit agreements. At January 29, 2005, these letters of credit totaled $312. The Company had no borrowings under the money market line at January 29, 2005. The Company’s credit agreement borrowings have been classified as long-term borrowings because the Company expects that these borrowings will be refinanced using the same type of securities. The Company has the ability to refinance these borrowings on a long-term basis, and has presented the amounts accordingly.

At January 29, 2005, the Company also had a $100 pharmacy receivable securitization facility that provided capacity incremental to the $2,500 described above. Funds received under this $100 facility do not reduce funds available under the Credit Facilities. Collection rights to some of the Company’s pharmacy accounts receivable balances are sold to initiate the drawing of funds under the facility. As of January 29, 2005, the Company had no borrowings under this $100 facility.

Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2004, for the years subsequent to 2004 are:

2005	$46
2006	$554
2007	$525
2008	$998
2009	$1,094
Thereafter	$4,288

Total debt	$7,505

9.    FINANCIAL INSTRUMENTS

Interest Rate Risk Management

The Company historically has used derivatives to manage its exposure to changes in interest rates. The interest differential to be paid or received is accrued as interest expense. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, defines derivatives, requires that derivatives be carried at fair value on the balance sheet and provides for hedge accounting when certain conditions are met. In accordance with this standard, the Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings.

The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

The Company’s current program relative to interest rate protection contemplates both fixing the rates on variable rate debt and hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) used average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2.5 billion or less, (iii) include no leverage products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Annually, the Company reviews with the Financial Policy Committee of the Board of Directors compliance with the guidelines. These guidelines may change as the Company’s needs dictate.

The table below summarizes the outstanding interest rate swaps designated as hedges as of January 29, 2005, and January 31, 2004. The variable component of each interest rate swap outstanding at January 29, 2005, was based on LIBOR as of January 29, 2005. The variable component of each interest rate swap outstanding at January 31, 2004, was based on LIBOR as of January 31, 2004.

	2004		2003
	Pay Floating	Pay Fixed	Pay Floating	Pay Fixed
Notional amount	$1,375	$—	$1,825	$300
Duration in years	4.29	—	2.63	0.04
Average variable rate	6.29%	—	5.67%	1.12%
Average fixed rate	6.98%	—	7.45%	3.22%

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales. Any commitments for which the Company does not expect to take delivery, and, as a result will require net settlement, are marked to fair value on a quarterly basis.

Some of the product the Company purchases is shipped in corrugated cardboard packaging. The corrugated cardboard is sold when it is economical to do so. In the fourth quarter of 2004, the Company entered into six derivative instruments to protect it from declining corrugated cardboard prices. The derivatives, accounted for as cash flow hedges, contain a three-year term. None of the contracts, either individually or in the aggregate, hedge more than 50% of the Company’s expected corrugated cardboard sales. As of January 29, 2005, a liability totaling $2 had been recorded for the instruments. Corresponding charges were recorded as Other Comprehensive Loss, net of income tax effects.

10.    FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it was practicable to estimate that value:

Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Long-term Investments

The fair values of these investments were estimated based on quoted market prices for those or similar investments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Long-term Debt

The fair value of the Company’s long-term debt, including the current portion thereof and excluding borrowings under the credit facilities, was estimated based on the quoted market price for the same or similar issues. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends. The carrying values of long-term debt outstanding under the Company’s credit facilities approximated fair value.

Interest Rate Protection Agreements

The fair value of these agreements was based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective year-ends.

The estimated fair values of the Company’s financial instruments are as follows:

	2004		2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Cash and temporary cash investments	$144	$144	$159	$159
Store deposits in-transit	$506	$506	$579	$579
Long-term investments for which it is
Practicable	$89	$89	$70	$70
Not Practicable	$15	$—	$15	$—
Debt for which it is (1)
Practicable	$(7,505)	$(8,304)	$(7,873)	$(8,919)
Not Practicable	$—	$—	$—	$—
Interest Rate Protection Agreements
Receive fixed swaps (2)	$(11)	$(11)	$6	$6
Corrugated Cardboard Price Protection Agreements (3)	$(2)	$(2)	$—	$—

(1)	Excludes capital lease obligations

(2)	As of January 29, 2005, the Company maintained 10 interest rate swap agreements, with notional amounts totaling approximately $1,375, to manage its exposure to changes in the fair value of its fixed rate debt resulting from interest rate movements by effectively converting a portion of the Company’s debt from fixed to variable rates. These agreements mature at varying times between July 2006 and January 2015. Variable rates for these agreements are based on U.S. dollar London Interbank Offered Rate (“LIBOR”). The differential between fixed and variable rates to be paid or received is accrued as interest rates change in accordance with the agreements and is recognized over the life of the agreements as an adjustment to interest expense. All interest rate swap agreements are being accounted for as fair value hedges. As of January 29, 2005, liabilities totaling $11 were recorded to reflect the fair value of these agreements, offset by decreases in the fair value of the underlying debt.

(3)	See Note 9 for a description of the corrugated cardboard price protection agreements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

11.    LEASES AND LEASE-FINANCED TRANSACTIONS

The Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses, capital improvement funding or other lease concessions is accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

Rent expense (under operating leases) consists of:

	2004	2003	2002
Minimum rentals	$772	$744	$743
Contingent payments	9	9	10
Sublease income	(101)	(96)	(93)

	$680	$657	$660

Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2004 and in the aggregate are:

	Capital Leases	Operating Leases	Lease- Financed Transaction
2005	$62	$794	$5
2006	59	756	5
2007	55	682	5
2008	53	649	5
2009	51	603	5
Thereafter	372	4,391	60

	652	$7,875	$85

Less estimated executory costs included in capital leases	(4)

Net minimum lease payments under capital leases	648
Less amount representing interest	(296)

Present value of net minimum lease payments under capital leases	$352

Total future minimum rentals under noncancellable subleases at January 29, 2005, were $401.

12.    EARNINGS PER COMMON SHARE

Basic earnings per common share equals net earnings divided by the weighted average number of common shares outstanding. Diluted earnings per common share equals net earnings divided by the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table provides a reconciliation of earnings before the cumulative effect of an accounting change and shares used in calculating basic earnings per share to those used in calculating diluted earnings per share.

	For the year ended January 29, 2005			For the year ended January 31, 2004			For the year ended February 1, 2003
	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount	Earnings (Numer- ator)	Shares (Denomi- nator)	Per Share Amount
Basic EPS	$(100)	736	$(0.14)	$312	747	$0.42	$1,218	779	$1.56
Dilutive effect of stock option awards and warrants		—			7			12

Diluted EPS	$(100)	736	$(0.14)	$312	754	$0.41	$1,218	791	$1.54

For the years ended January 29, 2005, January 31, 2004 and February 1, 2003, there were options outstanding for approximately 61.5, 33.7 and 25.0 shares of common stock, respectively, that were excluded from the computation of diluted EPS. These shares were excluded because their inclusion would have had an anti-dilutive effect on EPS.

13.    STOCK OPTION PLANS

The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. All awards become immediately exercisable upon certain changes of control of the Company.

The Company grants options for common stock to employees under various plans, as well as to its non-employee directors, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans generally provide for the exercise of options by exchanging issued shares of stock of the Company. At January 29, 2005, approximately 8.0 shares of common stock were available for future options under these plans. Options generally will expire 10 years from the date of grant. Options vest in one year to five years from the date of grant or, for certain options, the earlier of the Company’s stock reaching certain pre-determined market prices or nine years and six months from the date of grant.

In addition to the stock options described above, the Company also awards restricted stock to employees under various plans. The restrictions on these awards generally lapse in one year to five years from the date of the awards and expense is recognized over the lapsing cycle. The Company generally records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the date of award. For approximately 1.0 shares of restricted stock that vested in 2002 based on the achievement of synergy goals established in connection with the Fred Meyer merger, the Company recorded expense in an amount equal to the fair market value of the underlying stock on the date the synergy goals were achieved. The Company issued approximately 0.2, 0.7 and 1.1 shares of restricted stock in 2004, 2003 and 2002, respectively. As of January 29, 2005, approximately 0.1 shares of common stock were available for future restricted stock awards. Compensation expense included in net earnings for restricted stock awards totaled approximately $8, $8 and $6, after-tax, in 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Changes in options outstanding under the stock option plans, excluding restricted stock awards, were:

	Shares subject to option	Weighted average exercise price
Outstanding, year-end 2001	59.7	$15.48
Granted	14.5	$18.53
Exercised	(6.8)	$6.27
Canceled or Expired	(1.2)	$22.31

Outstanding, year-end 2002	66.2	$16.97
Granted	0.3	$16.34
Exercised	(4.9)	$7.59
Canceled or Expired	(1.5)	$21.19

Outstanding, year-end 2003	60.1	$17.62
Granted	6.7	$17.28
Exercised	(4.2)	$7.29
Canceled or Expired	(1.1)	$20.99

Outstanding, year-end 2004	61.5	$18.20

A summary of options outstanding and exercisable at January 29, 2005 follows:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
		(In years)
$ 3.57 - $10.37	9.7	1.00	$8.78	9.7	$8.78
$10.38 - $14.92	12.6	5.66	$14.34	9.0	$14.11
$14.93 - $16.59	6.2	5.15	$16.55	4.8	$16.56
$16.60 - $22.81	13.5	6.26	$19.31	5.9	$21.05
$22.82 - $31.91	19.5	5.74	$25.14	14.1	$25.45

$ 3.57 - $31.91	61.5	5.03	$18.20	43.5	$17.81

If compensation cost for the Company’s stock option plans had been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net earnings and diluted earnings per common share would have been reduced to the pro forma amounts below:

	2004		2003		2002
	Actual	Pro Forma	Actual	Pro Forma	Actual	Pro Forma
Net earnings (loss)	$(100)	$(140)	$312	$272	$1,202	$1,161
Earnings (loss) per diluted common share	$(0.14)	$(0.19)	$0.41	$0.36	$1.52	$1.47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on historical assumptions shown in the table below. These amounts reflected in this pro forma disclosure are not indicative of future amounts. The following table reflects the assumptions used for grants awarded in each year to option holders:

	2004	2003	2002
Weighted average expected volatility (based on historical volatility)	30.13%	30.23%	29.72%
Weighted average risk-free interest rate	3.99%	3.33%	4.40%
Expected term (based on historical results)	8.7 years	8.5 years	8.4 years

The weighted average fair value of options granted during 2004, 2003 and 2002 was $7.91, $7.09 and $8.49, respectively. The Company utilizes a risk-free interest rate based upon the yield of a treasury note maturing at a date that approximates the option’s vest date.

Grants in 2004 returned to normal levels after grants in 2003 were unusually low and, conversely, grants in 2002 were unusually high, due primarily to a general grant of approximately 3.8 stock options to management and support employees, and approximately 3.9 options to executives including senior officers and division presidents, that was approved by the Compensation Committee of the Board of Directors on December 12, 2002 (fiscal 2002). This grant replaced a planned grant in May 2003 and was accelerated to secure the continued alignment of employee interests with those of the shareholders as strategic plans are implemented. The Committee also made awards of restricted stock to senior officers and division presidents in recognition of their vital role in a challenging operating environment. The restrictions on these shares will lapse after three years, assuming the recipients’ continued employment with the Company during that period.

In addition to the stock options described above, at January 29, 2005, there were 4.2 warrants outstanding. The warrants, exercisable at $11.91, were originally issued pursuant to a Warrant Agreement dated May 23, 1996. Approximately 0.5 warrants expire in May 2005 and the remaining 3.7 warrants expire in May 2006.

14.    COMMITMENTS AND CONTINGENCIES

The Company continuously evaluates contingencies based upon the best available evidence.

The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

The principal contingencies are described below:

Insurance — The Company’s workers’ compensation risks are self-insured in certain states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation — The United States Attorney’s Office for the Central District of California is investigating the hiring practices of Ralphs Grocery Company (“Ralphs”), a wholly-owned subsidiary of The Kroger Co., during the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

labor dispute from October 2003 through February 2004. Among matters under investigation is the extent to which some locked-out employees were allowed to work under false identities or false Social Security numbers, despite Company policy forbidding such conduct. A grand jury has convened to consider whether such acts violated federal criminal statutes. The Company is cooperating with the investigation. Although the Company expects some adverse action to be taken, management is not able to estimate the dollar amount of penalties or liability Ralphs may incur. In addition, these alleged practices are the subject of claims that Ralphs’ conduct of the lockout was unlawful, and that Ralphs is liable under the National Labor Relations Act (“NLRA”). The Los Angeles Regional Office of the National Labor Relations Board (“NLRB”) has notified the charging parties that all charges alleging that Ralphs’ lockout violated the NLRA have been dismissed. That decision is being appealed to the General Counsel of the NLRB.

On February 2, 2004, the Attorney General for the State of California filed an action in Los Angeles federal court (California, ex rel Lockyer v. Safeway, Inc. dba Vons, a Safeway Company; Albertson’s, Inc. and Ralphs Grocery Company, a division of The Kroger Co., United States District Court Central District of California, Case No. CV04-0687) alleging that certain provisions of the Mutual Strike Assistance Agreement (the “Agreement”) between the Company, Albertson’s, Inc. and Safeway Inc. (collectively, the “Retailers”) which contained a provision designed to prevent the union from placing disproportionate pressure on one or more of the Retailers by picketing such Retailer(s) but not the other Retailer(s) during the labor dispute in southern California violated Section 1 of the Sherman Act. The lawsuit seeks declarative and injunctive relief. Under the Agreement, the Company paid approximately $147 million to the other Retailers. The lawsuit raises claims that could question the validity of those payments as well as claims that the Retailers unlawfully restrained competition. The Company continues to believe it has strong defenses against this lawsuit and is vigorously defending it. Although this lawsuit is subject to uncertainties inherent to the litigation process, based on the information presently available to the Company, management does not expect that the ultimate resolution of this action will have a material effect, favorable or adverse, on the Company’s financial condition, results of operation or cash flows.

On November 24, 2004, the Company was notified by the office of the United States Attorney for the District of Colorado that the Drug Enforcement Agency (“DEA”) had referred a matter to it for investigation regarding alleged violations of the Controlled Substances Act by the Company’s King Soopers division. The government alleges that ineffective controls and procedures, as well as improper record keeping, permitted controlled substances to be diverted from pharmacies operated by King Soopers. As a result of these allegations, the Company has retained a consultant to assist it in reviewing its policies and procedures, record keeping and training in its pharmacies, and is taking corrective action, as warranted. The Company is cooperating with the Assistant U.S. Attorney and the DEA, and expects to resolve this matter in the near future. The Company does not expect that the ultimate resolution of this investigation will have a material effect on the Company’s financial condition, results of operations or cash flows.

On March 30, 2005, the United States District Court for the Northern District of Illinois rendered a decision in an action (Central States, Southeast and Southwest Areas Pension Fund et al. v. The Kroger Co.) alleging that the Company has failed to make contributions to a multi-employer pension fund in connection with certain employees the Company had viewed as exempt from the contribution requirement. The Court’s decision was adverse to the Company’s position, resulting in an order that would require payments of approximately $13 million. The Company has not yet decided whether to appeal. A related decision, also adverse to the Company, has been appealed to the United States Court of Appeals for the Seventh Circuit and is awaiting decision. The ultimate resolution is not expected to have a material effect on the results of operations as the Company believes it has recorded adequate allowances related to these contingencies.

Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust and civil rights laws, are pending against the Company. Some of these suits purport or have been

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material adverse effect on the Company’s financial position.

The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made adequate provisions therefor. Nonetheless, assessing and predicting the outcomes of these matters involves substantial uncertainties. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predications could arise that could have a material adverse impact on the Company’s financial condition or results of operation.

Guarantees — The Company periodically enters into real estate joint ventures in connection with the development of certain properties. The Company usually sells its interests in such partnerships upon completion of the projects. As of January 29, 2005, the Company was a partner with 50% ownership in four real estate joint ventures for which it has guaranteed approximately $12 of debt incurred by the ventures. Based on the covenants underlying this indebtedness as of January 29, 2005, it is unlikely that the Company will be responsible for repayment of these obligations.

Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

15.    SUBSEQUENT EVENTS

On March 16, 2005, Standard & Poor’s Ratings Services placed its ratings for the Company, as well as Safeway Inc. and Albertson’s, Inc., on CreditWatch with negative implications. Standard & Poor’s indicated that it expects any downgrade, if warranted by their review, to be limited to one level, with ratings not expected to fall below investment grade.

16.    WARRANT DIVIDEND PLAN

On February 28, 1986, the Company adopted a warrant dividend plan providing for stock purchase rights to owners of the Company’s common stock. The plan was amended and restated as of April 4, 1997, and further amended on October 18, 1998. Each share of common stock currently has attached one-fourth of a right. Each right, when exercisable, entitles the holder to purchase from the Company one ten-thousandth of a share of Series A Preferred Shares, par value $100 per share, at $87.50 per one ten-thousandth of a share. The rights will become exercisable, and separately tradable, 10 business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company’s common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including certain acquisitions of the Company in a merger or other business combination transaction, or if 50% or more of the Company’s assets or earnings power are sold under certain circumstances, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock of the acquiring company with a market value of two times the exercise price. At the Company’s option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $0.01 per right. The rights are subject to adjustment and expire March 19, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

17.    STOCK

Preferred Stock

The Company has authorized 5 shares of voting cumulative preferred stock; 2 were available for issuance at January 29, 2005. Fifty thousand shares have been designated as “Series A Preferred Shares” and are reserved for issuance under the Company’s warrant dividend plan. The stock has a par value of $100 and is issuable in series.

Common Stock

The Company has authorized 1,000 shares of common stock, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the authorized shares of common stock from 1,000 to 2,000 when the Board of Directors determines it to be in the best interest of the Company.

Common Stock Repurchase Program

In December 1999, the Company began a program to repurchase common stock to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises, including the tax benefit. The Company reacquired approximately $28, $24 and $65 under the stock option program in fiscal 2004, 2003 and 2002, respectively. Effective December 10, 2002, the Board authorized an additional stock repurchase program totaling $500. The Company made open market purchases of $277 and $63 under this plan in fiscal 2003 and 2002, respectively. During fiscal 2004, the Company made open market purchases totaling $144 to complete the program. In September 2004, the Board authorized a new $500 stock repurchase program to replace the December 2002 program. As of January 29, 2005, the Company had made open market purchases totaling $147 under the September 2004 program. Purchases of stock under the Board approved repurchase programs are made when the expected return exceeds our cost of capital.

18.    BENEFIT PLANS

The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees and some union-represented employees as determined by the terms and conditions of collective bargaining agreements. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Information with respect to change in benefit obligation, change in plan assets, net amounts recognized at end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$1,844	$1,674	$363	$352
Service cost	107	100	10	8
Interest cost	115	107	21	21
Plan participants’ contributions	—	—	9	8
Amendments	—	13	(24)	(41)
Actuarial loss	161	35	19	44
Benefits paid	(95)	(85)	(32)	(29)

Benefit obligation at end of fiscal year	$2,132	$1,844	$366	$363

Change in plan assets:
Fair value of plan assets at beginning of fiscal year	$1,379	$1,089	$—	$—
Actual return on plan assets	135	271	—	—
Employer contribution	39	104	23	21
Plan participants’ contributions	—	—	9	8
Benefits paid	(95)	(85)	(32)	(29)

Fair value of plan assets at end of fiscal year	$1,458	$1,379	$—	$—

Pension plan assets include $112 and $134 of common stock of The Kroger Co. at January 29, 2005 and January 31, 2004, respectively. The plan owned 6.6 and 7.3 shares of The Kroger Co. common stock at January 29, 2005 and January 31, 2004, respectively.

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Net liability recognized at end of fiscal year:
Funded status at end of year	$(674)	$(465)	$(366)	$(363)
Unrecognized actuarial (gain) loss	498	361	45	34
Unrecognized prior service cost	22	28	(60)	(50)
Unrecognized net transition (asset) obligation	—	(1)	1	1

Net liability recognized at end of fiscal year	$(154)	$(77)	$(380)	$(378)

Prepaid benefit cost	$—	$2	$—	$—
Accrued benefit liability	(376)	(79)	(380)	(378)
Additional minimum liability	(123)	(227)	—	—
Intangible asset	24	29	—	—
Accumulated other comprehensive loss	321	198	—	—

Net liability recognized at end of fiscal year	$(154)	$(77)	$(380)	$(378)

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Weighted average assumptions
Discount rate – Benefit obligation	5.75%	6.25%	5.75%	6.25%
Discount rate – Net periodic benefit cost	6.25%	6.75%	6.25%	6.75%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	3.50%	3.50%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

To determine the expected return on pension plan assets, the Company contemplates current and forecasted plan asset allocations as well as historical and forecasted returns on various asset categories. The average annual return on pension plan assets was 10.9% for the ten calendar years ended December 31, 2004, net of all fees and expenses. The Company reduced the pension return assumption to 8.5% for 2004 and 2003 from 9.5% in 2002. The Company believes the reduction in the pension return assumption was appropriate because future returns are not expected to achieve the same level of performance as the historical average annual return. For measurement purposes, a 9% initial annual rate of increase, and a 5% ultimate annual rate of increase, in the per capita cost of other benefits, were assumed for pre-retirement age personnel in 2004. In 2003, a 10% initial annual rate of increase, and a 5% ultimate annual rate of increase were assumed.

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Components of net periodic benefit cost:
Service cost	$107	$100	$78	$10	$8	$13
Interest cost	115	107	108	21	21	24
Expected return on plan assets	(121)	(122)	(134)	—	—	—
Amortization of:
Transition asset	(1)	(1)	(1)	—	—	—
Prior service cost	5	5	3	(5)	(5)	(2)
Actuarial (gain) loss	12	3	2	—	—	(2)

Net periodic benefit cost	$117	$92	$56	$26	$24	$33

The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all company-sponsored pension plans. As of year-end 2005, the PBO, ABO and fair value of plan assets related to the nonqualified, excess retirement benefit plan (“Nonqualified Plan”) were $86, $80 and $0, respectively. The Nonqualified Plan is not funded because of unfavorable tax treatment that would be received if it were funded.

	2004	2003
PBO at end of fiscal year	$2,132	$1,844
ABO at end of fiscal year	$1,957	$1,683
Fair value of plan assets at end of year	$1,458	$1,379

The following table provides information about the target and actual pension plan asset allocations. Allocation percentages are shown as of December 31 for each respective year. The pension plan measurement date is the December 31st nearest the fiscal year-end.

	Target allocations	Actual allocations
	2004	2004	2003
Pension plan asset allocation, as of December 31:
Domestic equity securities	40.0%	39.5%	40.7%
International equity securities	22.0	25.1	24.1
Investment grade debt securities	19.0	18.6	21.3
High yield debt securities	8.0	8.2	8.6
Private equity	5.0	3.8	3.5
Hedge funds	3.0	2.3	0.0
Real estate	3.0	0.5	0.4
Other	0.0	2.0	1.4

Total	100.0%	100.0%	100.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Investment objectives, policies and strategies are set by the Pension Investment Committee (the “Committee”) appointed by the CEO. The primary objectives include holding, protecting and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committee. Common stock of The Kroger Co. is included in plan assets subject to statutory limitations restricting additional purchases when the fair value of the stock equals or exceeds 10% of plan assets.

The current target allocations shown represent 2005 targets that were established in 2004. To maintain actual asset allocations consistent with target allocations, assets are reallocated or rebalanced on a regular basis. Cash flow from employer contributions and participant benefit payments is used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs. The Company made cash contributions of $35 in 2004 and $100 in 2003. The Company is required to make cash contributions totaling $142 during fiscal 2005, and may make additional contributions throughout fiscal 2005. The Company expects any additional contributions made during 2005 will reduce its minimum required contributions in future years.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost components	$4	$(4)
Effect on postretirement benefit obligation	$44	$(38)

The Company also contributes to various multi-employer pension plans based on obligations arising from most of its collective bargaining agreements. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

The Company recognizes expense in connection with these plans as contributions are funded, in accordance with GAAP. The Company made contributions to these plans, and recognized expense, of $180 in 2004, $169 in 2003, and $153 in 2002. The Company estimates it would have contributed an additional $2 million in 2004 and $13 million in 2003, but its obligation to contribute was suspended during the labor disputes.

Based on the most recent information available to it, the Company believes that the present value of actuarial accrued liabilities in most or all of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Although underfunding can result in the imposition of excise taxes on contributing employers, increased contributions can reduce underfunding so that excise taxes are not triggered. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 2004, 2003 and 2002 was $12, $14 and $20, respectively.

19.    RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2004, the FASB issued Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP No. 106-2 supersedes FSP No. 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” and provides guidance on the accounting, disclosure and transition related to the Prescription Drug Act. FSP No. 106-2 became effective for the third quarter of 2004. The adoption of FSP No. 106-2 had no material effect on the Company’s Consolidated Financial Statements. Detailed regulations in this area continue to evolve that could have an effect on the Company going forward, which effect the Company does not expect to be material.

In December 2004, the FASB issued FSP No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004,” which provides accounting and disclosure guidance on the Acts qualified production activities deduction. The Company is currently evaluating the impact of this guidance on its effective tax rate for 2005 and subsequent periods.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which replaces SFAS No. 123, supersedes APB No. 25 and related interpretations and amends SFAS No. 95, “Statement of Cash Flows.” The provisions of SFAS No. 123R are similar to those of SFAS No. 123; however, SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements as compensation cost based on their fair value on the date of grant. Fair value of share-based awards will be determined using option pricing models (e.g. Black-Scholes or binomial models) and assumptions that appropriately reflect the specific circumstances of the awards. Compensation cost will be recognized over the vesting period based on the fair value of awards that actually vest. The Company expects to adopt SFAS No. 123R in the first quarter of 2006 and that the adoption to reduce net earnings by $0.04-$0.05 per diluted share during fiscal 2006.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” which clarifies that inventory costs that are “abnormal” are required to be charged to expense as incurred as opposed to being capitalized into inventory as a product cost. SFAS No. 151 provides examples of “abnormal” costs to include costs of idle facilities, excess freight and handling costs and spoilage. SFAS No. 151 will become effective for the Company’s fiscal year beginning January 29, 2006. The adoption of SFAS No. 151 is not expected to have a material effect on the Company’s Consolidated Financial Statements.

FASB Interpretation No. 47 (“FIN 47”) “Accounting for Conditional Asset Retirement Obligations” was issued by the FASB in March 2005. FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. We do not expect adoption of FIN 47 to have a material effect on our Consolidated Financial Statements.

SFAS No. 145, “Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections,” was issued by the FASB in April of 2002. SFAS No. 145 became effective for Kroger on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

February 2, 2003. This Statement eliminates the requirement that gains and losses due to the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Adoption of SFAS No. 145 required us to reclassify the debt extinguishments recorded as extraordinary items in 2002 as interest expense in the respective periods. These debt extinguishments were recorded during the first two quarters of 2002 and totaled $19 million of pre-tax expense. Pre-tax expense totaling $18 related to premiums paid in connection with the repurchase of $100 of long-term bonds, and the write-off of the related deferred financing costs, was recorded in 2003. The 2004 expenses of $3 pre-tax, related to a premium paid in connection with the redemption of the Company’s $750 7.375% bonds due March 2005, net of the effect of reduced interest expense for the balance of the year.

20.    GUARANTOR SUBSIDIARIES

The Company’s outstanding public debt (the “Guaranteed Notes”) is jointly and severally, fully and unconditionally guaranteed by The Kroger Co. and some of its subsidiaries (the “Guarantor Subsidiaries”). At January 29, 2005, a total of approximately $6.3 billion of Guaranteed Notes were outstanding. The Guarantor Subsidiaries and non-guarantor subsidiaries are wholly-owned subsidiaries of The Kroger Co. Separate financial statements of The Kroger Co. and each of the Guarantor Subsidiaries are not presented because the guarantees are full and unconditional and the Guarantor Subsidiaries are jointly and severally liable. The Company believes that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would not be material to investors.

The non-guaranteeing subsidiaries represent less than 3% on an individual and aggregate basis of consolidated assets, pretax earnings, cash flow, and equity for all periods presented, except for consolidated pre-tax earnings in 2004 and 2003. Therefore, the non-guarantor subsidiaries’ information is not separately presented in the balance sheets and the statements of cash flows, but rather is included in the column labeled “Guarantor Subsidiaries,” for those periods. The non-guaranteeing subsidiaries represented approximately 10% of 2004 consolidated pre-tax earnings and 4% of 2003 consolidated pre-tax earnings. Therefore, the non-guarantor subsidiaries information is separately presented in the Condensed Consolidated Statements of Earnings for 2004 and 2003.

There are no current restrictions on the ability of the Guarantor Subsidiaries to make payments under the guarantees referred to above, except, however, the obligations of each guarantor under its guarantee are limited to the maximum amount as will result in obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar Federal or state law (e.g., adequate capital to pay dividends under corporate laws).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following tables present summarized financial information as of January 29, 2005 and January 31, 2004 and for the three years ended January 29, 2005.

Condensed Consolidating

Balance Sheets

As of January 29, 2005

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$32	$112	$—	$144
Store deposits in-transit	20	486	—	506
Receivables	81	747	—	828
Net inventories	415	3,941	—	4,356
Prepaid and other current assets	275	297	—	572

Total current assets	823	5,583	—	6,406
Property, plant and equipment, net	1,277	10,220	—	11,497
Goodwill, net	20	2,171	—	2,191
Other assets	642	(245)	—	397
Investment in and advances to subsidiaries	10,518	—	(10,518)	—

Total Assets	$13,280	$17,729	$(10,518)	$20,491

Current liabilities
Current portion of long-term debt including obligations under capital leases	$71	$—	$—	$71
Accounts payable	(314)	4,092	—	3,778
Other current liabilities	319	2,148	—	2,467

Total current liabilities	76	6,240	—	6,316
Long-term debt including obligations under capital leases
Face value long-term debt including obligations under capital leases	7,797	33	—	7,830
Adjustment to reflect fair value interest rate hedges	70	—	—	70

Long-term debt including obligations under capital leases	7,867	33	—	7,900
Fair value interest rate hedges	11	—	—	11
Other long-term liabilities	1,786	938	—	2,724

Total Liabilities	9,740	7,211	—	16,951

Shareowners’ Equity	3,540	10,518	(10,518)	3,540

Total Liabilities and Shareowners’ equity	$13,280	$17,729	$(10,518)	$20,491

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Balance Sheets

As of January 31, 2004

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Current assets
Cash	$26	$133	$—	$159
Store deposits in-transit	64	515	—	579
Receivables	106	634	—	740
Net inventories	414	3,755	—	4,169
Prepaid and other current assets	271	280	—	551

Total current assets	881	5,317	—	6,198
Property, plant and equipment, net	1,129	10,049	—	11,178
Goodwill, net	21	3,113	—	3,134
Fair value interest rate hedges	6	—	—	6
Other assets	576	(329)	—	247
Investment in and advances to subsidiaries	11,982	—	(11,982)	—

Total Assets	$14,595	$18,150	$(11,982)	$20,763

Current liabilities
Current portion of long-term debt including obligations under capital leases	$242	$6	$—	$248
Accounts payable	215	3,422	—	3,637
Other current liabilities	689	1,591	—	2,280

Total current liabilities	1,146	5,019	—	6,165
Long-term debt including obligations under capital leases
Face value long-term debt including obligations under capital leases	7,699	313	—	8,012
Adjustment to reflect fair value interest rate hedges	104	—	—	104

Long-term debt including obligations under capital leases	7,803	313	—	8,116
Other long-term liabilities	1,661	836	—	2,497

Total Liabilities	10,610	6,168	—	16,778

Shareowners’ Equity	3,985	11,982	(11,982)	3,985

Total Liabilities and Shareowners’ equity	$14,595	$18,150	$(11,982)	$20,763

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Operations

For the Year ended January 29, 2005

	The Kroger Co.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$8,003	$49,432	$41	$(1,042)	$56,434
Merchandise costs, including warehousing and transportation	6,420	36,721	—	(1,001)	42,140
Operating, general and administrative	1,126	9,494	(9)	—	10,611
Rent	194	527	—	(41)	680
Depreciation and amortization	110	1,142	4	—	1,256
Goodwill impairment charge	—	900	—	—	900

Operating profit	153	648	46	—	847
Interest expense	529	6	22	—	557
Equity in earnings of subsidiaries	434	—	—	(434)	—

Earnings (loss) before tax expense	58	642	24	(434)	290
Tax expense (benefit)	158	231	1	—	390

Net earnings (loss)	$(100)	$411	$23	$(434)	$(100)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Operations

For the Year ended January 31, 2004

	The Kroger Co.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,935	$47,752	$45	$(941)	$53,791
Merchandise costs, including warehousing and transportation	5,583	34,943	—	(889)	39,637
Operating, general and administrative	1,305	9,060	(11)	—	10,354
Rent	168	541	—	(52)	657
Depreciation and amortization	91	1,114	4	—	1,209
Goodwill impairment charge	—	444	—	—	444
Asset impairment charge	—	120	—	—	120

Operating profit (loss)	(212)	1,530	52	—	1,370
Interest expense	568	15	21	—	604
Equity in earnings of subsidiaries	966	—	—	(966)	—

Earnings (loss) before tax expense	186	1,515	31	(966)	766
Tax expense (benefit)	(126)	571	9	—	454

Net earnings (loss)	$312	$944	$22	$(966)	$312

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Operations

For the Year ended February 1, 2003

	The Kroger Co.	Guarantor Subsidiaries	Eliminations	Consolidated
Sales	$6,545	$46,100	$(885)	$51,760
Merchandise costs, including warehousing and transportation	5,254	33,389	(833)	37,810
Operating, general and administrative	1,230	8,388	—	9,618
Rent	168	544	(52)	660
Depreciation and amortization	86	1,001	—	1,087
Merger-related costs, restructuring charges and related items	10	6	—	16

Operating profit (loss)	(203)	2,772	—	2,569
Interest expense	583	36	—	619
Equity in earnings of subsidiaries	1,710	—	(1,710)	—

Earnings (loss) before tax expense	924	2,736	(1,710)	1,950
Tax expense (benefit)	(294)	1,026	—	732

Earnings (loss) before cumulative effect of an Accounting change	1,218	1,710	(1,710)	1,218
Cumulative effect of an accounting change	(16)	—	—	(16)

Net earnings (loss)	$1,202	$1,710	$(1,710)	$1,202

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Cash Flows

For the Year ended January 29, 2005

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$(890)	$3,220	$2,330

Cash flows from investing activities:
Capital expenditures	(161)	(1,454)	(1,615)
Other	22	(15)	7

Net cash used by investing activities	(139)	(1,469)	(1,608)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	616	—	616
Reductions in long-term debt	(724)	(286)	(1,010)
Proceeds from issuance of capital stock	25	—	25
Capital stock reacquired	(319)	—	(319)
Other	(27)	(22)	(49)
Net change in advances to subsidiaries	1,464	(1,464)	—

Net cash provided (used) by financing activities	1,035	(1,772)	(737)

Net (decrease) increase in cash and temporary cash investments	6	(21)	(15)
Cash and temporary investments:
Beginning of year	26	133	159

End of year	$32	$112	$144

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Cash Flows

For the Year ended January 31, 2004

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$385	$1,830	$2,215

Cash flows from investing activities:
Capital expenditures	(176)	(1,824)	(2,000)
Other	(59)	33	(26)

Net cash used by investing activities	(235)	(1,791)	(2,026)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	247	100	347
Reductions in long-term debt	(347)	(140)	(487)
Proceeds from issuance of capital stock	39	—	39
Proceeds from interest rate swap terminations	114	—	114
Capital stock reacquired	(301)	—	(301)
Other	(23)	110	87
Net change in advances to subsidiaries	104	(104)	—

Net cash provided (used) by financing activities	(167)	(34)	(201)

Net (decrease) increase in cash and temporary cash investments	(17)	5	(12)
Cash and temporary investments:
Beginning of year	43	128	171

End of year	$26	$133	$159

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Condensed Consolidating

Statements of Cash Flows

For the Year ended February 1, 2003

	The Kroger Co.	Guarantor Subsidiaries	Consolidated
Net cash provided by operating activities	$2,171	$1,012	$3,183

Cash flows from investing activities:
Capital expenditures	(173)	(1,718)	(1,891)
Other	51	(67)	(16)

Net cash used by investing activities	(122)	(1,785)	(1,907)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,353	—	1,353
Reductions in long-term debt	(1,702)	(55)	(1,757)
Proceeds from issuance of capital stock	41	—	41
Capital stock reacquired	(785)	—	(785)
Other	(25)	(93)	(118)
Net change in advances to subsidiaries	(913)	913	—

Net cash provided (used) by financing activities	(2,031)	765	(1,266)

Net (decrease) increase in cash and temporary cash investments	18	(8)	10
Cash and temporary investments:
Beginning of year	25	136	161

End of year	$43	$128	$171

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED

21.    QUARTERLY DATA (UNAUDITED)

	Quarter
2004	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (12 Weeks)	Total Year (52 Weeks)
Sales	$16,905	$12,980	$12,854	$13,695	$56,434
Net earnings (loss)	$263	$142	$143	$(648)	$(100)
Net earnings (loss) per basic common share	$0.35	$0.19	$0.19	$(0.89)	$(0.14)
Average number of shares used in basic calculation	741	737	736	730	736
Net earnings (loss) per diluted common share	$0.35	$0.19	$0.19	$(0.89)	$(0.14)
Average number of shares used in diluted calculation	749	744	742	730	736

2003	First (16 Weeks)	Second (12 Weeks)	Third (12 Weeks)	Fourth (12 Weeks)	Total Year (52 Weeks)
Sales	$16,266	$12,351	$12,141	$13,033	$53,791
Net earnings (loss)	$352	$190	$110	$(340)	$312
Net earnings (loss) per basic common share	$0.47	$0.25	$0.15	$(0.45)	$0.42
Average number of shares used in basic calculation	754	747	743	743	747
Net earnings (loss) per diluted common share	$0.46	$0.25	$0.15	$(0.45)	$0.41
Average number of shares used in diluted calculation	761	756	754	743	754

CERTIFICATIONS

The Company submitted a Section 12(a) CEO Certification to the New York Stock Exchange for fiscal year 2003 with no qualifications. The Company filed with the SEC the Rule 13a-14(a)/15d-14(a) Certifications as an Exhibit to Form 10-K for fiscal years 2003 and 2004.

The Company has a variety of plans under which employees may acquire common stock of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

The Bank of New York

Employee Investment Plans Division

P. O. Box 1089

Newark, New Jersey 07101

Toll Free 1-800-872-3307

Questions regarding the Company’s 401(k) plan should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company’s Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written Shareholder inquiries:	Certificate transfer and address changes:
The Bank of New York	The Bank of New York
Shareholder Relations Department	Receive and Deliver Department
P.O. Box 11258	P.O. Box 11002
Church Street Station	Church Street Station
New York, New York 10286	New York, New York 10286

The Bank’s toll-free number is: 1-800-524-4458. E-mail: shareowners@bankofny.com

Shareholder questions and requests for forms available on the Internet should be directed to: http://www.stockbny.com

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s website at www.kroger.com.

EXECUTIVE OFFICERS

Donald E. Becker

Executive Vice President

William T. Boehm

Senior Vice President

President—Manufacturing

E. John Burgon

Senior Vice President

David B. Dillon

Chairman of the Board and
Chief Executive Officer

Kevin M. Dougherty

Group Vice President

Michael L. Ellis

Group Vice President

Jon C. Flora

Senior Vice President

Joseph A. Grieshaber, Jr.

Group Vice President

Paul W. Heldman

Senior Vice President, Secretary

and General Counsel

Scott M. Henderson

Vice President and Treasurer

Michael S. Heschel

Executive Vice President and Chief Information Officer

Carver L. Johnson

Group Vice President

Lynn Marmer

Group Vice President

Don W. McGeorge

President and Chief Operating Officer

W. Rodney McMullen

Vice Chairman

M. Marnette Perry

Senior Vice President

J. Michael Schlotman

Senior Vice President and

Chief Financial Officer

Paul J. Scutt

Senior Vice President

M. Elizabeth Van Oflen

Vice President and Controller

Della Wall

Group Vice President

OPERATING UNIT HEADS

John Bays

Dillon Stores

Paul L. Bowen

Jay C

William H. Breetz, Jr.

Southwest Division

Geoffrey J. Covert

Cincinnati Division

Jay Cummins

Food 4 Less

Russell J. Dispense

King Soopers

Michael J. Donnelly

Fry’s

Peter M. Engel

Fred Meyer Jewelers

Donna Giordano

QFC

John P. Hackett

Mid-South Division

James Hallsey

Smith’s

David G. Hirz

Ralphs

Mike Hoffmann

Kwik Shop

Lisa Holsclaw

Central Division

Bruce A. Lucia

Atlanta Division

Bruce Macaulay

Great Lakes Division

Robert Moeder

Convenience Stores and Supermarket Petroleum

Phyllis Norris

City Market

Darel Pfeiff

Turkey Hill Minit Markets

Mark Salisbury

Tom Thumb

Art Stawski

Loaf ‘N Jug

Van Tarver

Quik Stop

Richard L. Tillman

Delta Division

Darrell D. Webb

Fred Meyer Stores

R. Pete Williams

Mid-Atlantic Division

THE KROGER CO. • 1014 VINE STREET • CINCINNATI, OHIO 45202 • (513) 762-4000

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The Board of Directors recommends a vote FOR the nominees and FOR Proposals 2 and 3.			The Board of Directors recommends a vote AGAINST proposals 4, 5 and 6.

1. ELECTION OF DIRECTORS				FOR	AGAINST	ABSTAIN

FOR all nominees ☐ listed below	WITHHOLD AUTHORITY to vote ☐ for all nominees listed below	*EXCEPTIONS ☐	4. Approve shareholder proposal, if properly presented, to amend regulations to eliminate the super-majority shareholder approval requirement.	☐	☐	☐

Nominees:	01 Robert D. Beyer, 02 John T. LaMacchia, 03 Edward M. Liddy, 04 Katherine D. Ortega, and 05 Bobby S. Shackouls.		5. Approve shareholder proposal, if properly presented, to recommend feasibility report on suppliers’ controlled-atmosphere killing of chickens.	☐	☐	☐
(INSTRUCTION: To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space provided below.)

*EXCEPTIONS____________________________________________			6. Approve shareholder proposal, if properly presented, to recommend shareholder approval of severance agreements.	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. Approval of 2005 Long-Term Incentive Plan.	☐	☐	☐	If you wish to vote in accordance with the recommendations of the Board of Directors, all you need do is sign and return this card. The Proxy Committee cannot vote your shares unless you sign and return the card or vote your proxy by Internet or telephone.
3. Approval of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

S C A N L I N E
Please sign below exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Date	Share Owner sign here	Co-Owner sign here

4923

ADMISSION TICKET

You are cordially invited to attend the annual meeting of shareholders of The Kroger Co. to be held on Thursday, June 23, 2005 at 11:00 a.m. E.D.T. at The Music Hall Ballroom, Music Hall, 1243 Elm Street, Cincinnati, Ohio.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Ú FOLD AND DETACH HERE Ú

THE KROGER CO.

P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting to be Held June 23, 2005

The undersigned hereby appoints each of DAVID B. DILLON, STEVEN R. ROGEL, and JOHN T. LA MACCHIA, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR all nominees listed, including the discretion to cumulate votes, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5 and 6.

(continued, and to be signed, on other side)

		THE KROGER CO. P.O. BOX 11382 NEW YORK, N.Y. 10203-0382	To change your address, please mark this box.	☐
To consent to future access of the annual reports and proxy materials electronically via the Internet, please mark this box. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time.	☐		To include any comments, please mark this box.	☐